                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

--------------------------------------------------------------------------------

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 9, 1999




                           IRON MOUNTAIN INCORPORATED
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



                                    DELAWARE
         --------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)


             0-27584                              04-3107342
             -------                              ----------
    (Commission file number)         (I.R.S. Employer Identification No.)



                      745 ATLANTIC AVENUE, BOSTON, MA 02111
          ------------------------------------------------------------
          (Address of Principal Executive Offices, Including Zip Code)


                                 (617) 535-4766
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

ITEM 5.  OTHER EVENTS

In a press release dated July 8, 1999, Iron Mountain Incorporated ("Iron Mountain" or the "Company"), announced that in order to focus on its records and information management services business, it has decided to sell its Information Technology staffing business, Arcus Staffing Resources, Inc. ("Arcus Staffing" or "IT Staffing"). Iron Mountain acquired Arcus Staffing in January 1998 as part of its acquisition of Arcus Group, Inc. ("Arcus Group"). The Company intends to complete this transaction in the second half of 1999, though there can be no assurance in this regard. In 1998, Arcus Staffing contributed $1.5 million of Earnings Before Interest, Taxes, Depreciation, and Amortization, Extraordinary Items and Other Income ("EBITDA"), or 1.6% of Iron Mountain's consolidated EBITDA, on revenues of $39.6 million, or 9.3% of consolidated revenues.

Iron Mountain will account for the sale of Arcus Staffing as a discontinued operation. Accordingly, the results of operations of Arcus Staffing have been segregated from continuing operations and reported as a separate line item on Iron Mountain's consolidated statements of operations. The Company expects to report a loss on the sale of the Arcus Staffing business in its 1999 second quarter results. The amount of that loss is not determinable at this time. The loss will be reported separately from the results of Iron Mountain's continuing operations. In addition, the Company has reclassified its 1998 and first quarter 1999 financial statements to present the operating results of Arcus Staffing as a discontinued operation. The following reclassified financial statements and other information are included in this filing:

    IRON MOUNTAIN INCORPORATED                                                     Page
         ANNUAL FINANCIAL STATEMENTS:
             Report of Independent Public Accountants                               4
             Consolidated Balance Sheets as of December 31, 1997 and 1998           5
             Consolidated Statements of Operations for the years ended
                      December 31, 1996, 1997 and 1998                              6
             Consolidated Statements of Changes in Stockholders' Equity for
                      the years ended December 31, 1996, 1997 and 1998              7
             Consolidated Statements of Cash Flows for the years ended
                      December 31, 1996, 1997 and 1998                              8
             Notes to Consolidated Financial Statements                             9

         INTERIM FINANCIAL STATEMENTS (UNAUDITED):
             Condensed Consolidated Balance Sheets as of March 31, 1999 and
                      December 31, 1998                                            27
             Condensed Consolidated Statements of Operations for the
                      three months ended March 31, 1999 and 1998                   28
             Condensed Consolidated Statements of Cash Flows for the
                      three months ended March 31, 1999 and 1998                   29
             Notes to Consolidated Financial Statements                            30

         OTHER INFORMATION:
             Management's Discussion and Analysis of Financial Condition
                      And Results of Operations                                    39
             Selected Consolidated Financial and Operating Information             54

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial Statements of the Businesses Acquired:

During 1999, the Company acquired several records management businesses. The following represents the financial statements of First American Records Management, Inc. and MAP, S.A. ("Memogarde") which were acquired by the Company on April 1, 1999 and June 2, 1999, respectively. Such financial statements have been included in this filing to comply with Rule 3-05 of Regulation S-X with respect to acquisitions of businesses deemed to be individually insignificant under such rule. Financial statements for a substantial majority of businesses acquired by the Company since the date of the most recent audited balance sheet have been furnished.

      FIRST AMERICAN RECORDS MANAGEMENT, INC.                                     Page
                                                                                 ------
               Report of Independent Public Accountants                            56
               Balance Sheets as of December 31, 1997 and 1998 and
                        March 31, 1999   (Unaudited)                               57
               Statements of Operations for the years ended December 31,
                        1997 and 1998 and for the three months ended
                        March 31, 1998 and 1999 (Unaudited)                        58
               Statements of Changes in Stockholders' Equity (Deficit) for
                        the years ended December 31, 1997 and 1998 and for
                        the three months ended March 31, 1999 (Unaudited)          59
               Statements of Cash Flows for the years ended December 31,
                        1997 and 1998 and for the three months ended
                        March 31, 1998 and 1999 (Unaudited)                        60
               Notes to Financial Statements                                       61

      MAP, S.A.
               Report of Independent Public Accountants                            72
               Consolidated Balance Sheet as of February 28, 1999                  73
               Consolidated Statement of Operations for the year ended
                        February 28, 1999                                          74
               Consolidated Statement of Cash Flows for the year ended
                        February 28, 1999                                          75
               Consolidated Statement of Stockholders' Equity for
                         the year ended February 28, 1999                          76
               Notes to Consolidated Financial Statements                          77

(b)   Pro Forma Financial Information:

               Unaudited Pro Forma Condensed Consolidated Financial
                        Statements                                                 87
               Unaudited Pro Forma Condensed Consolidated Balance Sheet
                        as of March 31, 1999                                       88
               Unaudited Pro Forma Condensed Consolidated Statement of
                        Operations for the Three Months Ended March 31, 1999       89
               Unaudited Pro Forma Condensed Consolidated Statement of
                        Operations for the Year Ended December 31, 1998            90
               Notes to the Unaudited Pro Forma Condensed Consolidated
                        Financial Statements                                       91

(c)   Exhibits:

      Exhibit 23.1   Consent of Arthur Andersen LLP (Iron Mountain Incorporated)
      Exhibit 23.2   Consent of Arthur Andersen LLP (MAP, S.A.)
      Exhibit 23.3   Consent of Brach, Neal, Daney & Spence, LLP
      Exhibit 99     Press Release dated July 8, 1999

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of Iron Mountain Incorporated:

     We have audited the accompanying consolidated balance sheets of Iron Mountain Incorporated (a Delaware corporation) and its subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Iron Mountain Incorporated and its subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.





                                              /s/ ARTHUR ANDERSEN LLP


Boston, Massachusetts

July 2, 1999

                           IRON MOUNTAIN INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                                    December 31,
                                                             ---------------------------
                                                                 1997           1998
                                                             ------------   ------------
                                                ASSETS
Current Assets:
 Cash and cash equivalents ...............................    $  24,510      $   1,715
 Accounts receivable (less allowances of $1,929 and $3,316
  as of 1997 and 1998, respectively) .....................       40,545         75,565
 Receivable from insurance company .......................        5,410            329
 Foreign currency transaction receivable .................           --         45,885
 Deferred income taxes ...................................        5,896         10,474
 Prepaid expenses and other ..............................        5,566          9,969
                                                              ---------      ---------
  Total Current Assets ...................................       81,927        143,937
Property, Plant and Equipment:
 Property, plant and equipment ...........................      245,174        354,101
 Less--Accumulated depreciation ..........................      (61,276)       (87,358)
                                                              ---------      ---------
  Net Property, Plant and Equipment ......................      183,898        266,743
Other Assets:
 Goodwill, net ...........................................      340,852        527,235
 Customer acquisition costs, net .........................        7,319          9,574
 Deferred financing costs, net ...........................       14,429         13,392
 Other ...................................................        8,361          6,504
                                                              ---------      ---------
  Total Other Assets .....................................      370,961        556,705
                                                              ---------      ---------
  Total Assets ...........................................    $ 636,786      $ 967,385
                                                              ---------      ---------
                                                              ---------      ---------

                             LIABILITIES AND STOCKHOLDERS'EQUITY
Current Liabilities:
 Current portion of long-term debt .......................    $     520      $   1,731
 Note payable ............................................        3,000             --
 Accounts payable ........................................       11,022         20,620
 Accrued expenses ........................................       28,131         48,539
 Foreign currency transaction payable ....................           --         46,200
 Deferred income .........................................       11,931         26,043
 Other current liabilities ...............................        1,149            339
                                                              ---------      ---------
  Total Current Liabilities ..............................       55,753        143,472
Long-term Debt, net of current portion ...................      424,498        454,447
Other Long-Term Liabilities ..............................        5,336          8,925
Deferred Rent ............................................        8,202          9,616
Deferred Income Taxes ....................................        5,264         12,043
Commitments and Contingencies (see Note 11)
Stockholders' Equity:
 Preferred stock .........................................           --             --
 Common stock ............................................          202            294
 Additional paid-in capital ..............................      151,904        355,927
 Accumulated deficit .....................................      (14,373)       (17,339)
                                                              ---------      ---------
  Total Stockholders' Equity .............................      137,733        338,882
                                                              ---------      ---------
  Total Liabilities and Stockholders' Equity .............    $ 636,786      $ 967,385
                                                              ---------      ---------
                                                              ---------      ---------


The accompanying notes are an integral part of these consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)



                                                                    Year Ended December 31,
                                                          ------------------------------------------
                                                              1996            1997            1998
                                                          ----------       ---------       ---------
Revenues:
 Storage .............................................     $  85,826       $ 125,968       $ 230,702
 Service and storage material sales ..................        52,892          82,797         153,259
                                                           ---------       ---------       ---------
  Total Revenues .....................................       138,718         208,765         383,961
Operating Expenses:
 Cost of sales (excluding depreciation) ..............        70,747         106,879         192,113
 Selling, general and administrative .................        34,342          51,668          95,867
 Depreciation and amortization .......................        16,936          27,107          48,301
                                                           ---------       ---------       ---------
  Total Operating Expenses ...........................       122,025         185,654         336,281
                                                           ---------       ---------       ---------
Operating Income .....................................        16,693          23,111          47,680
Interest Expense .....................................        14,901          27,712          45,673
Other Income, net ....................................            --              --           1,384
                                                           ---------       ---------       ---------
  Income (Loss) from Continuing Operations
   Before Provision (Benefit) for Income Taxes .......         1,792          (4,601)          3,391
Provision (Benefit) for Income Taxes .................         1,435             (80)          6,558
                                                           ---------       ---------       ---------
  Income (Loss) from Continuing Operations............           357          (4,521)         (3,167)
  Income from Discontinued Operations (net of
   tax provision of $391) (Note 15)...................            --              --             201
                                                           ---------       ---------       ---------
  Income (Loss) Before Extraordinary Charge ..........           357          (4,521)         (2,966)
Extraordinary Charge from Early Retirement of Debt
 (Net of Tax Benefit of $1,413).......................         2,126              --              --
                                                           ---------       ---------       ---------
  Net Loss ...........................................        (1,769)         (4,521)         (2,966)
Accretion of Redeemable Put Warrant ..................           280              --              --
                                                           ---------       ---------       ---------
  Net Loss Applicable to Common Stockholders .........     $  (2,049)      $  (4,521)      $  (2,966)
                                                           ---------       ---------       ---------
                                                           ---------       ---------       ---------
Income (Loss) per Common Share--Basic and Diluted
 (See Notes 6 and 7):
  Income (loss) from Continuing Operations............     $    0.00       $   (0.26)      $   (0.12)
  Income from Discontinued Operations.................          0.00            0.00            0.01
                                                           ---------       ---------       ---------
  Income (loss) Before Extraordinary Charge ..........          0.00           (0.26)          (0.11)
  Extraordinary Charge (net of Tax Benefit) ..........       (  0.15)             --              --
                                                           ---------       ---------       ---------
  Net Loss Applicable to Common Stockholders .........     $   (0.15)      $   (0.26)      $   (0.11)
                                                           ---------       ---------       ---------
                                                           ---------       ---------       ---------
Weighted Average Common Shares Outstanding ...........        13,911          17,172          27,470
                                                           ---------       ---------       ---------
                                                           ---------       ---------       ---------



The accompanying notes are an integral part of these consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (In thousands, except share data)


                                                                       Common Stock
                                                       --------------------------------------------
                                   Preferred Stock        Class A Voting             Voting
                                ---------------------- --------------------- ----------------------
                                    Shares     Amount     Shares     Amount      Shares     Amount
                                ------------- -------- ------------ -------- ------------- --------
Balance, December 31, 1995          499,395   5            44,888     --              --       --
Conversion of preferred stock
 to common stock                   (499,395)   (5)        (44,888)    --      10,915,712      109
Issuance of shares in initial
 public offering                         --   --               --     --       3,525,000       36
Exercise of stock options                --   --               --     --          10,344       --
Issuance of shares for
 services                                --   --               --     --           1,372       --
Conversion of common
 stock--nonvoting to
 common stock--voting                    --   --               --     --          34,058       --
Net loss                                 --   --               --     --              --       --
Warrant accretion                        --   --               --     --              --       --
                                   --------   ---         -------     --      ----------      ---
Balance, December 31, 1996               --   --               --     --      14,486,486      145
Exercise of stock options                --   --               --     --         123,657        1
Issuance of shares for
 services                                --   --               --     --           2,751       --
Shares and options issued in
 connection with acquisitions,
 net of issuance costs                   --   --               --     --       4,851,341       49
Conversion of common
 stock--nonvoting to
 Common Stock--voting                    --   --               --     --         715,942        7
Net loss                                 --   --               --     --              --       --
                                   --------   ---         -------     --      ----------      ---
Balance, December 31, 1997               --   --               --     --      20,180,177      202
Shares and options issued in
 connection with acquisitions,
 net of issuance costs                   --   --               --     --       2,645,913       26
Issuance of shares in
 secondary public offering               --   --               --     --       6,037,500       60
Exercise of stock options                --   --               --     --         566,615        6
Net loss                                 --   --               --     --              --       --
                                   --------   ---         -------     --      ----------      ---
Balance, December 31, 1998               --   --               --     --      29,430,205      294
                                   --------   ---         -------     --      ----------      ---
                                   --------   ---         -------     --      ----------      ---



                                    Common Stock
                                ---------------------
                                      Non-Voting       Additional                     Total
                                ---------------------    Paid-in    Accumulated   Stockholders'
                                   Shares     Amount     Capital      Deficit        Equity
                                ------------ -------- ------------ ------------- --------------
Balance, December 31, 1995              --   --          28,809        (7,803)       21,011
Conversion of preferred stock
 to common stock                   750,000   7             (111)           --            --
Issuance of shares in initial
 public offering                        --   --          33,249            --        33,285
Exercise of stock options               --   --             118            --           118
Issuance of shares for
 services                               --   --              19            --            19
Conversion of common
 stock--nonvoting to
 common stock--voting              (34,058)  --              --            --            --
Net loss                                --   --              --        (1,769)       (1,769)
Warrant accretion                       --   --              --          (280)         (280)
                                   -------   --          ------        ------        ------
Balance, December 31, 1996         715,942   7           62,084        (9,852)       52,384
Exercise of stock options               --   --           1,532            --         1,533
Issuance of shares for
 services                               --   --              52            --            52
Shares and options issued in
 connection with acquisitions,
 net of issuance costs                  --   --          88,236            --        88,285
Conversion of common
 stock--nonvoting to
 Common Stock--voting             (715,942)   (7)            --            --            --
Net loss                                --   --              --        (4,521)       (4,521)
                                  --------   ---         ------        ------        ------
Balance, December 31, 1997              --   --         151,904       (14,373)      137,733
Shares and options issued in
 connection with acquisitions,
 net of issuance costs                  --   --          66,888            --        66,914
Issuance of shares in
 secondary public offering              --   --         131,961            --       132,021
Exercise of stock options               --   --           5,174            --         5,180
Net loss                                --   --              --        (2,966)       (2,966)
                                  --------   ---        -------       -------       -------
Balance, December 31, 1998              --   --         355,927       (17,339)      338,882
                                  --------   ---        -------       -------       -------
                                  --------   ---        -------       -------       -------


The accompanying notes are an integral part of these consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                       Year Ended December 31,
                                                            ---------------------------------------------
                                                                 1996            1997            1998
                                                            -------------   -------------   -------------
Cash Flows from Operating Activities:
 Net loss ...............................................    $   (1,769)     $   (4,521)     $   (2,966)
 Adjustments to reconcile net loss to loss from
   continuing operations:
   Income from discontinued operations (Note 15).........            --              --             201
                                                             ----------      ----------      ----------
 Loss from continuing operations.........................        (1,769)         (4,521)         (3,167)
 Adjustments to reconcile loss from continuing
  operations to net cash provided by operating
  activities of continuing operations:
  Depreciation and amortization .........................        16,936          27,107          48,301
  Amortization of financing costs .......................           857           1,095           1,801
  Provision for doubtful accounts .......................           639             874           1,730
  Extraordinary loss on early retirement of debt ........         3,539              --              --
  Loss on foreign currency transaction ..................            --              --             316
  Other, net ............................................            --              52              --
Changes in Assets and Liabilities (exclusive of acquisitions):
  Accounts receivable ...................................        (4,395)         (4,433)        (12,924)
  Inventory, prepaid expenses and other assets ..........          (878)         (2,949)          4,410
  Deferred income taxes .................................          (973)          1,190           9,058
  Other assets ..........................................            --              --              13
  Accounts payable ......................................        (1,278)          4,653           5,282
  Accrued expenses ......................................         3,642          (1,115)           (127)
  Other long-term liabilities ...........................          (193)         (1,240)          3,587
  Deferred rent .........................................          (332)            551           1,414
  Deferred income .......................................           161             671           7,369
  Other liabilities .....................................           (56)            485              --
                                                             ----------      ----------      ----------
     Cash Flows Provided by Continuing Operations .......        15,900          22,420          67,063
     Cash Flows Provided by Discontinued Operations .....            --              --              67
                                                             ----------      ----------      ----------
     Cash Flows Provided by Operating Activities ........        15,900          22,420          67,130
                                                             ----------      ----------      ----------
Cash Flows from Investing Activities:
 Cash paid for acquisitions .............................       (68,496)       (192,230)       (189,729)
 Capital expenditures ...................................       (24,446)        (38,320)        (55,927)
 Additions to customer acquisition costs ................        (1,642)         (1,635)         (3,024)
 Other, net .............................................           (25)           (333)             --
                                                             ----------      ----------      ----------
   Cash Flows Used in Continuing Operations .............       (94,609)       (232,518)       (248,680)
   Cash Flows Used in Discontinued Operations ...........            --              --            (527)
                                                             ----------      ----------      ----------
   Cash Flows Used in Investing Activities ..............       (94,609)       (232,518)       (249,207)
                                                             ----------      ----------      ----------
Cash Flows from Financing Activities:
 Repayment of debt ......................................      (171,730)       (178,181)       (171,080)
 Net proceeds from borrowings ...........................        69,570         167,850         194,811
 Net proceeds from sale of senior subordinated notes.....       160,050         242,640              --
 Net proceeds from initial public offering ..............        33,285              --              --
 Proceeds from secondary equity offering, net of ........
   underwriting discount ................................            --              --         132,905
 Retirement of redeemable put warrant ...................        (6,612)             --              --
 Prepayment penalties on early retirement of debt .......        (1,785)             --              --
 Exercise of stock options ..............................            66             786           4,482
 Financing costs ........................................        (2,267)         (1,291)           (764)
 Stock issuance costs ...................................            --            (649)         (1,072)
                                                             ----------      ----------      ----------
   Cash Flows Provided by Continuing Operations .........        80,577         231,155         159,282
   Cash Flows Provided by Discontinued Operations .......            --              --              --
                                                             ----------      ----------      ----------
   Cash Flows Provided by Financing Activities ..........        80,577         231,155         159,282
                                                             ----------      ----------      ----------
Increase (decrease) in Cash and Cash Equivalents ........         1,868          21,057         (22,795)
Cash and Cash Equivalents, Beginning of Year ............         1,585           3,453          24,510
                                                             ----------      ----------      ----------
Cash and Cash Equivalents, End of Year ..................    $    3,453      $   24,510      $    1,715
                                                             ----------      ----------      ----------
Supplemental Information:
Cash Paid for Interest ..................................    $   11,590      $   22,440      $   42,407
                                                             ----------      ----------      ----------
                                                             ----------      ----------      ----------
Cash Paid for Income Taxes ..............................    $      197      $    1,306      $    1,700
                                                             ----------      ----------      ----------
                                                             ----------      ----------      ----------

The accompanying notes are an integral part of these consolidated financial statements.

                          IRON MOUNTAIN INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

                        (In thousands except share data)

1. Nature of Business

     The accompanying financial statements represent the consolidated accounts of Iron Mountain Incorporated and its subsidiaries (collectively "Iron Mountain" or the "Company"). Iron Mountain is an international full-service provider of records and information management and related services for all media in various locations throughout the United States and the United Kingdom to Fortune 500 companies and numerous legal, banking, health care, accounting, insurance, entertainment and government organizations. The Company also provides information technology staffing ("IT Staffing") services.



2. Summary of Significant Accounting Policies

     a. Principles of Consolidation

     The accompanying financial statements reflect the financial position and results of operations of Iron Mountain on a consolidated basis. All significant intercompany account balances have been eliminated.

     b. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     c. Cash and Cash Equivalents

     The Company defines cash and cash equivalents to include cash on hand and cash invested in short-term securities which have original maturities of less than 90 days. Cash and cash equivalents are carried at cost, which approximates fair market value.

     d. Foreign Currency Transaction

     On December 31, 1998, the Company had a receivable denominated in British pounds from, and a payable in U.S. dollars to, a bank as a result of exercising a foreign exchange agreement on December 30, 1998. Included in other income, net, for the year ended December 31, 1998 is a $316 loss on the remeasurement of the receivable based on the applicable exchange rate on December 31, 1998. The British pounds were being acquired to finance the BDM acquisition discussed in
Note 15.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards regarding accounting and reporting requirements for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The new standard is effective for fiscal years beginning after June 15, 1999. The Company is presently studying the effect of the new pronouncement and, as required, expects to adopt SFAS No. 133 beginning January 1, 2000. As of December 31, 1998, the Company did not own any derivative instruments.

     e. Property, Plant and Equipment

     Property, plant and equipment are stated at cost and depreciated using the straight-line method with the following useful lives:

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

2. Summary of Significant Accounting Policies (continued)


      Buildings .............................. 40 to 50 years
      Leasehold improvements ................. 8 to 10 years or the life of the lease, whichever is shorter
      Racking ................................ 10 to 20 years
      Warehouse equipment/vehicles ........... 5 to 10 years
      Furniture and fixtures ................. 3 to 5 years
      Computer hardware and software ......... 3 years

     Property, plant and equipment consist of the following:

                                                       December 31,
                                                 -------------------------
                                                     1997          1998
                                                 -----------   -----------
      Land and buildings .....................   $ 67,870      $ 99,678
      Leasehold improvements .................     19,583        27,509
      Racking ................................     94,960       127,287
      Warehouse equipment/vehicles ...........     12,290        23,239
      Furniture and fixtures .................      4,875         9,241
      Computer hardware and software .........     29,913        47,400
      Construction in progress ...............     15,683        19,747
                                                 --------      --------
                                                 $245,174      $354,101
                                                 --------      --------

     The Company develops various software applications for internal use. Payroll and related costs for employees who are directly associated with and who devote time to the development of internal-use computer software projects (to the extent of the time spent directly on the project) are capitalized and amortized over the useful life of the software. Capitalization begins when the design stage of the application has been completed, it is probable that the project will be completed and the application will be used to perform the function intended. Amortization begins when the software is placed in service.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. SOP 98-1 also defines which types of costs should be capitalized and which should be expensed. The Company will adopt SOP 98-1 prospectively beginning January 1, 1999. The new accounting will result in certain costs being expensed starting in 1999 that would have been capitalized under the previous policy.

     Minor maintenance costs are expensed as incurred. Major improvements to the leased buildings are capitalized as leasehold improvements and depreciated.


     f. Goodwill

     Goodwill reflects the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized using the straight-line method from the date of acquisition over the expected period to be benefited, currently estimated at 25 to 30 years. The Company assesses the recoverability of goodwill, as well as other long-lived assets based upon expectations of future undiscounted cash flows in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accumulated amortization of goodwill was $26,931 and $46,333 as of December 31, 1997 and 1998, respectively.

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

2. Summary of Significant Accounting Policies (continued)

     g. Customer Acquisition Costs

     Costs related to the acquisition of large volume accounts, net of revenues received for the initial transfer of the records, are capitalized and amortized for an appropriate period not to exceed 12 years. If the customer terminates its relationship with the Company, the unamortized cost is charged to expense. However, in the event of such termination, the Company collects, and records as income, permanent removal fees that generally equal or exceed the amount of the unamortized costs. As of December 31, 1997 and 1998, those costs were $9,769 and $12,793, respectively, and accumulated amortization of those costs were $2,450 and $3,219, respectively.

     h. Deferred Financing Costs

     Deferred financing costs are amortized over the life of the related debt using the effective interest rate method. If debt is retired early, unamortized deferred financing costs are written off as an extraordinary charge in the period the debt is retired. As of December 31, 1997 and 1998, deferred financing costs were $16,163 and $16,928, respectively, and accumulated amortization of those costs were $1,734 and $3,536, respectively.

     i. Other Assets

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires the costs of start-up activities, including organization costs, to be expensed as incurred. The Company will adopt SOP 98-5 beginning January 1, 1999. Management believes that the adoption of SOP 98-5 will not have a material impact on the Company's financial statements.

     j. Accrued Expenses

     Accrued expenses consist of the following:

                                           December 31,
                                      -----------------------
                                         1997         1998
                                      ----------   ----------
   Incentive compensation .........    $ 3,932      $ 5,934
   Interest .......................      8,427        9,975
   Workers' compensation ..........      3,022        2,948
   Payroll and vacation ...........      3,432        7,451
   Restructuring costs ............      5,443       10,482
   Other ..........................      3,875       11,749
                                       -------      -------
                                       $28,131      $48,539
                                       -------      -------

     k. Revenues

     The Company's revenues consist of storage revenues and service and storage material sales revenues. Storage revenues consist of periodic charges related to the storage of materials (either on a per unit or per cubic foot of records basis). In certain circumstances, based upon customer requirements, storage revenues include periodic charges associated with normal, recurring service activities. Service and storage material sales revenues are comprised of charges for related service activities and the sale of storage materials. In certain circumstances, storage material sales are recorded net of product costs when the Company functions as a sales representative of the product manufacturer and does not receive or take title to the products. Customers are generally billed on a monthly basis on contractually agreed-upon terms.

     Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Amounts related to future storage

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

2. Summary of Significant Accounting Policies (continued)

for customers where storage fees are billed in advance are accounted for as deferred income and amortized over the applicable period.


     l. Deferred Rent


     The Company has entered into various leases for buildings used in the storage of records. Certain leases have fixed escalation clauses or other features which require normalization of the rental expense over the life of the lease resulting in deferred rent being reflected in the accompanying balance sheets. In addition, the Company has assumed various unfavorable leases in connection with certain of its acquisitions. The discounted present value of these lease obligations in excess of market rate at the date of the acquisition was recorded as a deferred rent liability and is being amortized over the remaining lives of the respective leases.


     m. Stock-Based Compensation


     Effective January 1, 1996, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for stock options at their intrinsic value with disclosure of the effects of fair value accounting on net income (loss) and earnings (loss) per share on a pro forma basis.


     n. Interest Rate Caps


     Premiums paid for interest rate cap agreements are amortized to interest expense over the terms of the cap. Unamortized premiums are included in other assets in the accompanying consolidated balance sheets. Amounts receivable, if any, under cap agreements are accounted for as a reduction of interest expense. As of December 31, 1998, there were no interest rate cap agreements outstanding.


     o. Income (Loss) Per Common Share


     During 1997, the Company adopted SFAS No. 128, "Earnings Per Share," and restated its net income (loss) per share for the year ended 1996 (see Note 7).


     p. Reclassifications


     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform to the 1998 presentation.


3. Common Stock Split


     On June 30, 1998, the Company's Board of Directors authorized and approved a three-for-two stock split effected in the form of a dividend on the Company's Common Stock. Such additional shares of Common Stock were issued on July 31, 1998 to all stockholders of record as of the close of business on July 17, 1998. All issued and outstanding share and per share amounts in the accompanying financial statements and Notes thereto have been restated to reflect the stock split.


4. Debt


     Long-term debt consists of the following:

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

4. Debt (continued)

                                                                              December 31,
                                                                       --------------------------
                                                                           1997           1998
                                                                       ------------   -----------
   Revolving Credit Facility .......................................     $     --      $ 35,300
   10-1/8% Senior Subordinated Notes due 2006 (the "1996 Notes")....      165,000       165,000
   8-3/4% Senior Subordinated Notes due 2009 (the "1997 Notes") ....      249,525       249,566
   Real Estate Mortgages ...........................................       10,312         2,349
   Other ...........................................................          181         3,963
                                                                         --------      --------
   Long-term debt ..................................................      425,018       456,178
   Less current portion ............................................         (520)       (1,731)
                                                                         --------      --------
   Long-term debt, net of current portion ..........................     $424,498      $454,447
                                                                         --------      --------
                                                                         --------      --------

     a. Revolving Credit Facility

     Iron Mountain has a $250 million revolving credit facility, as amended (the "Credit Agreement"), which is scheduled to mature on September 30, 2002. The amendments amended and restated, among other terms, interest rates, commitment fees and financial covenants.

     The Credit Agreement specifies certain minimum or maximum relationships between operating cash flows (earnings before interest, taxes, depreciation, amortization, extraordinary charges and other income) and interest, total debt and fixed charges. There are restrictions on dividends declared by the Company, sales or pledging of assets, acquisitions, capital expenditures and changes in business and ownership; cash dividends are effectively prohibited. As of December 31, 1998, the Company was in compliance with all of its debt covenants. Loans under the Credit Agreement are secured by the capital stock of all of the Company's domestic subsidiaries.

     The interest rate on loans under the Credit Agreement varies, at the Company's option, on a choice of base rates plus an applicable margin. The applicable margin varies depending on the base rate selected and certain debt ratios. The timing of interest payments also varies with the base rate selected. At December 31, 1998, the effective interest rate was 6.45%.

     b. 1996 Notes

     On October 1, 1996, the Company issued $165 million of 10 1/8% Senior Subordinated Notes due 2006. Interest on the 1996 Notes is payable semiannually on April 1 and October 1 and commenced on April 1, 1997. The net proceeds of $160.1 million after underwriting discounts and commissions were used to repay outstanding bank debt under the Credit Agreement and certain other indebtedness, to fund the purchase price of an acquisition and for general corporate purposes. In connection with the prepayment of such indebtedness, the Company incurred an extraordinary charge of $3,539, not including related tax benefit of $1,413, during the fourth quarter of 1996. The charge consists of a prepayment penalty, the write-off of deferred financing costs and an original issue discount and a loss on the termination of interest rate protection agreements.

     The 1996 Notes contain covenants and restrictions similar to, or less restrictive than, the Credit Agreement. During the first 36 months after the date of issuance of the 1996 Notes, and subject to certain restrictions, the Company may, with the net proceeds of one or more Qualified Equity Offerings, as defined, redeem up to 35% of the 1996 Notes at a redemption price of 109.125% of their initial principal amount. After September 30, 2001, and subject to certain restrictions, the Company may, at its option,

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

4. Debt (continued)

redeem any or all of the 1996 Notes at face value, plus a premium ranging from approximately 2% to 5% through September 30, 2004. Thereafter, the 1996 Notes may be redeemed at face value. Additionally, under certain circumstances, including a change of control or following certain asset sales, the holders of the 1996 Notes may require the Company to repurchase the 1996 Notes.

     c. 1997 Notes

     On October 24, 1997, the Company issued $250 million of 8 3/4% Senior Subordinated Notes due 2009. Interest on the 1997 Notes is payable semiannually on March 31 and September 30 and commenced on March 31, 1998. The net proceeds were $242.6 million after an original issue discount of $485 and underwriting discounts and commissions.

     The 1997 Notes contain covenants and restrictions similar to, or less restrictive than, the Credit Agreement. Prior to September 30, 2002, and subject to certain restrictions, the Company may, at its option, redeem any or all of the 1997 Notes at a make-whole price, as defined. On or after September 30, 2002, and subject to certain restrictions, the Company may, at its option, redeem any or all of the 1997 Notes at face value, plus a premium of up to approximately 4% through September 30, 2005. Thereafter, the 1997 Notes may be redeemed at face value. Also, any time through October 23, 2000, the Company may redeem a portion of the 1997 Notes, subject to restrictions, with the net proceeds of one or more Qualified Equity Offerings, as defined, at a redemption price of 108.75% of the principal amount of such 1997 Notes. Additionally, under certain circumstances, including a change of control or following certain asset sales, the holders of the 1997 Notes may require the Company to repurchase the 1997 Notes.

     d. Real Estate Mortgages

     The real estate mortgages include an $8,037, 10 year, 11% mortgage based on a 30 year amortization with a $7,495 balloon payment due October 2000. The mortgage was repaid in full during 1998. Also included in real estate mortgages is a $3,000, 8% note that is payable in various installments commencing in 1997 and maturing in November 2006.

     e. Other

     Other long-term debt includes various notes and obligations assumed by the Company as a result of certain acquisitions completed by the Company during 1998.


     Maturities of long-term debt are as follows:


  Year                       Amount
  ----                      --------
  1999 .................... $  1,731
  2000 ....................      807
  2001 ....................    1,661
  2002 ....................   35,899
  2003 ....................      419
  Thereafter ..............  415,661
                            --------
                            $456,178
                            --------
                            --------


     As of December 31, 1998, the 1996 and 1997 Notes were fully and unconditionally guaranteed, on a joint and several basis, on a senior subordinated basis, by all of the Company's direct and indirect domestic subsidiaries (the "Subsidiary Guarantors"). The Company is a holding company and during the periods presented substantially all of the assets of which were the stock of the Subsidiary Guarantors,

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

4. Debt (continued)

and substantially all of the operations of which were conducted by the Subsidiary Guarantors. Accordingly, the aggregate assets, liabilities, earnings and equity of the Subsidiary Guarantors were substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis. Management of the Company believes that separate financial statements of, and other disclosures with respect to, the Subsidiary Guarantors are not meaningful or material to investors.

     Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the Company has estimated the following fair values for its long-term debt as of December 31:

                                                   1997                      1998
                                          -----------------------   -----------------------
                                           Carrying       Fair       Carrying       Fair
                                            Amount        Value       Amount        Value
                                          ----------   ----------   ----------   ----------
   Revolving Credit Facility. .........   $     --     $     --     $ 35,300     $ 35,300
   1996 Notes. ........................    165,000      179,850      165,000      178,200
   1997 Notes .........................    249,525      255,000      249,566      257,500
   Real estate mortgages ..............     10,312       11,322        2,349        2,349
   Other ..............................        181          181        3,963        3,963

5. Acquisitions

     The Company purchased substantially all of the assets and assumed certain liabilities of 16, 18 and 15 records management businesses during 1996, 1997 and 1998, respectively. Each of these acquisitions was accounted for using the purchase method of accounting, and accordingly, the results of operations for each acquisition have been included in the consolidated results of the Company from their respective acquisition dates. The excess of the purchase price over the underlying fair value of the assets and liabilities of each acquisition has been assigned to goodwill and is being amortized over the estimated benefit period of 25 to 30 years. Consideration for the various acquisitions included:
(i) cash which was provided through the Company's Credit Agreement, a portion of the net proceeds from the initial public offering of its common stock (the "Initial Public Offering"), the Company's 1998 equity offering and the issuance of the 1996 Notes and the 1997 Notes; (ii) issuance of the Company's common stock and options to purchase the Company's common stock; and (iii) certain net assets of a business acquired in 1997.

     A summary of the consideration paid and the allocation of the purchase price of the acquisitions is as follows:

                                                      1996          1997          1998
                                                   ----------   -----------   -----------
Cash Paid ......................................    $ 68,496    $192,230      $189,729
Fair Value of Common Stock Issued ..............          --      85,863        51,448
Fair Value of Options Issued ...................          --       3,071        15,655
Fair Value of Certain Net Assets of a Business
 Acquired in 1997 ..............................          --          --         3,000
                                                    --------    --------      --------
    Total Consideration ........................      68,496     281,164       259,832
                                                    --------    --------      --------
Fair Value of Assets Acquired ..................      19,476      68,774        89,053
Liabilities Assumed ............................      (4,874)    (26,932)      (38,165)
                                                    --------    --------      --------
    Fair Value of Net Assets Acquired ..........      14,602      41,842        50,888
                                                    --------    --------      --------
Recorded Goodwill ..............................    $ 53,894    $239,322      $208,944
                                                    --------    --------      --------
                                                    --------    --------      --------

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

5. Acquisitions (continued)

     The following unaudited pro forma combined information shows the results of the Company's operations for the years ended December 31, 1997 and 1998 as though each of the significant acquisitions completed during 1997 and 1998 had occurred on January 1, 1997:

                                                             1997          1998
                                                         -----------   -----------
   Revenues ........................................     $393,753       $400,128
   Loss from Continuing Operations .................       (9,013)        (4,805)
   Net Loss ........................................       (9,013)        (4,604)
   Loss Per Common Share from Continuing
    Operations - Basic and Diluted .................        (0.31)         (0.17)
   Net Loss Per Common Share - Basic and Diluted ...        (0.31)         (0.16)

     The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of January 1, 1997 or the results that may occur in the future. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs which may occur as a result of the integration and consolidation of the acquired businesses. Certain acquisitions completed in 1997 are not included in the pro forma results as their effect was immaterial.

     In connection with the acquisitions completed in 1997 and 1998, the Company has undertaken certain restructurings of the acquired businesses. The restructuring activities include certain reductions in staffing levels, elimination of duplicate facilities, and other costs associated with exiting certain activities of the acquired businesses. These restructuring activities were recorded as costs of the acquisitions and were provided in accordance with Emerging Issues Task Force Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

     The following is a summary of reserves related to such restructuring activities:

                                                   1997         1998
                                                ----------   ----------
   Reserves, beginning of the year ..........    $  1,340     $  5,443
   Reserves established .....................       6,574       11,368
   Expenditures .............................      (2,163)      (4,690)
   Adjustments to goodwill ..................        (308)      (1,639)
                                                 --------     --------
   Reserves, end of the year ................    $  5,443     $ 10,482
                                                 --------     --------
                                                 --------     --------

6. Capital Stock, Redeemable Put Warrant and Stock Options
     a. Capital Stock

     On February 6, 1996, the Company completed its Initial Public Offering and issued 3,525,000 shares of common stock--voting.

     In connection with the Initial Public Offering, the Board of Directors approved, and the stockholders ratified, a recapitalization and the designation of three new classes of stock as follows:

                                                       Authorized
   Class                                                 Shares
   -----                                              -----------
   Preferred stock, $.01 par value..................   2,000,000
   Common stock--voting, $.01 par value.............  13,000,000
   Common stock--nonvoting, $.01 par value..........   1,000,000

     Upon consummation of the Initial Public Offering, all shares of capital stock were automatically converted into shares of common stock--voting and, in the case of one stockholder, common stock--nonvoting. The number of common shares received upon conversion were as follows:

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

6. Capital Stock, Redeemable Put Warrant and Stock Options (continued)

                                                           Common
                                                  -------------------------
                                     Preferred       Voting       Nonvoting
                                    -----------   ------------   ----------
Series A1 and Series A3 .........      50,000      1,480,971           --
Series A2 .......................      98,000      2,152,719      750,000
Series C ........................     351,395      7,214,690           --
                                      -------      ---------      -------
Total ...........................     499,395     10,848,380      750,000
                                      -------     ----------      -------
                                      -------     ----------      -------

     On March 3, 1997, the Board of Directors approved, and the stockholders ratified, an increase in the number of authorized shares of common stock--voting, $.01 par value, from 13,000,000 shares to 20,000,000 shares. On January 5, 1998, the stockholders voted to increase the number of authorized shares of common stock to 100,000,000 shares.

     On April 3, 1998, the Company issued and sold an aggregate of 6,037,500 shares (including 787,500 to cover over-allotments) of its Common Stock in an underwritten public offering. Net proceeds to the Company after deducting underwriters' discounts and commissions were $132.9 million and were used to repay outstanding bank debt, to fund the cash portion of the purchase price of certain acquisitions completed in 1998 and for general corporate purposes.

     The following table summarizes the number of shares authorized, issued and outstanding for each issue of the Company's capital stock as of December 31: issue of the Company's capital stock as of December 31:

                                                                         Number of Shares
                                                -------------------------------------------------------------------
                                                         Authorized                   Issued and Outstanding
                                                -----------------------------   -----------------------------------
                                       Par
           Equity Type                Value         1997            1998                1997               1998
           -----------                -----     ------------   --------------   -------------------   -------------
   Preferred stock ..............    $  .01      2,000,000       2,000,000                   --               --
   Common stock--voting .........       .01     20,000,000     100,000,000           20,180,177(1)    29,430,205
   Common stock--nonvoting              .01      1,000,000       1,000,000                   --               --

----------------
(1) This amount gives effect to the stock dividend discussed in Note 3. The actual number of issued and outstanding shares as of December 31, 1997 was 13,453,451.

     b. Redeemable Put Warrant

     In connection with the issuance of certain debt, the Company also issued a put warrant, dated December 14, 1990 (the "Warrant"), exercisable for 666,578 shares of common stock for nominal consideration upon the occurrence of certain specified events. On February 7, 1996, in connection with the Initial Public Offering, the Warrant was redeemed for $6,612. This Warrant was accreted each year using the effective interest rate method based on the Warrant's estimated redemption value at its estimated redemption date of February 15, 1996.

     c. Stock Options

     Effective November 30, 1995, the Board of Directors approved the adoption of the 1995 Stock Incentive Plan (the "Stock Incentive Plan"). A total of 1,500,000 shares of common stock were available for grant as options and other rights under the Stock Incentive Plan. On March 3, 1997 and March 23, 1998, the number of shares of common stock available for grant as options under the Stock Incentive Plan increased to 2,100,000 and 3,000,000, respectively.

     Effective December 21, 1995, the Board of Directors approved the 1995 Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Plan") that permitted non-employee directors to elect to receive all or a portion of their compensation in the form of common stock. Directors electing to receive

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

6. Capital Stock, Redeemable Put Warrant and Stock Options (continued)

common stock received, as an incentive, an amount of stock equivalent to 110% of the director's compensation otherwise due to be paid in cash. During 1997, the Company issued 2,226 shares under the Non-Employee Director Plan. On June 30, 1997, the Non-Employee Director Plan was terminated.

     During 1997, the Company issued options to employees of two acquired companies to purchase 218,879 shares of the Company's common stock. The options replaced options held by the employees for the acquired companies' common stock. The options were accounted for as additional purchase price based on the fair value of the options when issued.

     During 1998, the Company assumed two existing stock option plans from an acquired company and options under the existing plans were converted into options to purchase 885,000 shares of the Company's common stock under such plans. No new options may be issued under these plans. The options were accounted for as additional purchase price based on the fair value of the options when issued.

     The following is a summary of stock option transactions, including those issued to employees of acquired companies, during the applicable periods:

                                                                       Weighted Average
                                                         Options        Exercise Price
                                                      -------------   -----------------
   Options outstanding, December 31, 1995 .........       501,461             5.44
   Granted ........................................       680,781            10.99
   Exercised ......................................       (10,344)            6.39
   Canceled .......................................       (27,606)            7.84
                                                          -------            -----
   Options outstanding, December 31, 1996 .........     1,144,292             8.68
   Granted ........................................       703,670            17.01
   Exercised ......................................      (125,711)            6.59
   Canceled .......................................       (46,203)           14.73
                                                        ---------            -----
   Options outstanding, December 31, 1997 .........     1,676,048            12.17
   Granted ........................................     1,173,018            12.02
   Exercised ......................................      (566,615)            7.88
   Canceled .......................................      (116,132)           12.36
                                                        ---------            -----
   Options outstanding, December 31, 1998 .........     2,166,319            13.21
                                                        ---------            -----
                                                        ---------            -----

     Except for the options granted in connection with acquisitions, the stock options were granted with exercise prices equal to or greater than the market price of the stock at the date of grant. The majority of options become exercisable ratably over a period of five years unless the holder terminates employment. The number of options available for grant at December 31, 1998 was 894,994.

     Effective January 1, 1996, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for stock options issued to employees at their intrinsic value with disclosure of fair value accounting on net income (loss) and earnings
(loss) per share on a pro forma basis. Had the Company elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net loss applicable to common stockholders and net loss per common share would have been increased to the pro forma amounts indicated in the table below:

                                                                              Year Ended December 31,
                                                                     --------------------------------------
                                                                       1996           1997           1998
                                                                     -------        -------        --------
Loss from continuing operations, as reported .....................   $(2,049)       $(4,521)       $(3,167)
Income from discontinued operations, as reported .................        --             --            201
                                                                      -------        -------        -------
 Net loss applicable to common stockholders, as reported .........    (2,049)        (4,521)        (2,966)

Loss from continuing operations, pro forma .......................    (2,614)        (5,411)        (4,071)
Income from discontinued operations, pro forma ...................        --             --            201
                                                                      -------        -------        -------
 Net loss applicable to common stockholders, pro forma ...........    (2,614)        (5,411)        (3,870)

Loss from continuing operations per common share - basic and
 diluted, as reported ............................................     (0.15)         (0.26)         (0.12)
Income from discontinued operations per common share - basic
 and diluted, as reported ........................................        --             --           0.01
                                                                      -------        -------        -------
 Net loss per common share - basic and diluted, as reported ......     (0.15)         (0.26)         (0.11)

Loss from continuing operations per common share - basic
 and diluted, pro forma ..........................................     (0.19)         (0.31)         (0.15)
Income from discontinued operations per common share - basic
 and diluted, pro forma ..........................................        --             --           0.01
                                                                      -------        -------        -------
 Net loss per common share - basic and diluted, pro forma ........     (0.19)         (0.31)         (0.14)


                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

6. Capital Stock, Redeemable Put Warrant and Stock Options (continued)

     The weighted average fair value of options granted in 1996, 1997 and 1998 was $4.92, $11.06 and $8.92 per share, respectively. The values were estimated on the date of grant using the Black-Scholes option pricing model. The following table summarizes the weighted average assumptions used for grants in the year ended December 31:

              Assumption                   1996        1997       1998
-------------------------------------- ----------- ----------- ----------
Expected volatility ..................  24.2%       29.2%       28.4%
Risk-free interest rate ..............  6.34        5.91        5.11
Expected dividend yield ..............  None        None        None
Expected life of the option ..........   7.5 years   7.0 years   5.0 years

     The following table summarizes additional information regarding options outstanding and exercisable at December 31, 1998:

                                              Outstanding                              Exercisable
                             ----------------------------------------------   -----------------------------
                                                 Weighted
                                                  Average         Weighted                     Weighted
                                                 Remaining         Average                     Average
         Range of                            Contractual Life     Exercise                     Exercise
      Exercise Prices           Number          (in Years)          Price        Number         Price
--------------------------   ------------   ------------------   ----------   ------------   -----------
$0.75 to $0.87............       31,374              8.0         $   0.87         18,241      $   0.87
$4.32 to $5.77............      486,771              3.6             4.86        455,699          4.80
$6.63 to $9.10............      232,971              6.9             8.02        130,391          8.07
$10.25 to $10.94..........      633,993              7.4            10.42        296,739         10.50
$17.17 to $25.03..........      668,475              8.8            21.83        111,487         21.21
$26.79 to $29.19..........      112,735              9.5            28.03          4,291         27.17
                                -------              ---         --------        -------      --------
                              2,166,319              7.0         $  13.21      1,016,848      $   8.71
                              ---------              ---         --------      ---------      --------
                              ---------              ---         --------      ---------      --------

7. Income (Loss) Per Common Share--Basic and Diluted

     In accordance with SFAS No. 128, basic income (loss) per common share is calculated by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding. The calculation of diluted income (loss) per share is consistent with that of basic income (loss) per share but gives effect to all dilutive potential common shares (that is, securities such as options, warrants or convertible securities) that were outstanding during the period, unless the effect is antidilutive.

     Income (loss) per common share--basic and diluted has been calculated as follows:


                                                                           1996          1997           1998
                                                                       -----------   ------------   ------------
Income (loss) from continuing operations, before accretion
 of put warrant ....................................................   $     357         (4,521)        (3,167)
Accretion of redeemable put warrant ................................        (280)             0              0
                                                                        --------       --------       --------
Income (loss) from continuing operations ...........................          77         (4,521)        (3,167)
Income from discontinued operations ................................           0              0            201
                                                                        --------       --------       --------
Income (loss) applicable to common stockholders, before
 extraordinary charge ..............................................          77         (4,521)        (2,966)
Extraordinary charge (net of tax benefit) ..........................      (2,126)            --             --
                                                                        --------       --------       --------
Net loss applicable to common stockholders .........................    $ (2,049)      $ (4,521)      $ (2,966)
                                                                        --------       --------       --------
                                                                        --------       --------       --------
Weighted average common shares outstanding (in thousands) ..........      13,911         17,172         27,470
                                                                        --------       --------       --------
                                                                        --------       --------       --------

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

7. Income (Loss) Per Common Share--Basic and Diluted (continued)


                                                            1996          1997           1998
                                                        -----------   ------------   ------------
Income (loss) per common share--basic and diluted:
 Loss from continuing operations ....................   $    0.00      $   (0.26)     $   (0.12)
 Net income from discontinued operations ............        0.00           0.00           0.01
 Income (loss) before extraordinary charge ..........        0.00          (0.26)         (0.11)
 Extraordinary charge (net of tax benefit) ..........     (  0.15)            --             --
                                                         --------      ---------      ---------
 Net loss applicable to common stockholders .........   $   (0.15)     $   (0.26)     $   (0.11)
                                                        ---------      ---------      ---------
                                                        ---------      ---------      ---------

     Because their effect is antidilutive, 1,144,929, 1,676,048 and 2,166,319 shares of common stock underlying outstanding options have been excluded from the above calculation for the years ended December 31, 1996, 1997 and 1998, respectively.

     The effect of adopting SFAS No.128 on the previously reported loss per share data for the year ended 1996 was as follows:


                                                                                1996
                                                                            -----------
   Primary and fully diluted net loss per share (as previously reported)      $ (0.14)
   Effect of SFAS No. 128 ...............................................       (0.01)
   Net loss per common share--basic and diluted .........................       (0.15)
                                                                              -------
                                                                              -------

8. Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, which requires the recognition of deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax and financial reporting bases of assets and liabilities.

     The Company has estimated federal net operating loss carryforwards of $46,153 at December 31, 1998 to reduce future federal income taxes, if any, which begin to expire in 2005. The preceding net operating loss carryforwards do not include preacquisition net operating loss carryforwards of Arcus Group. As a result of the litigation relating to Arcus Group's net operating loss carryforwards, the Company has not recognized the deferred tax asset generated by such loss carryforwards. If the litigation is resolved favorably, any tax benefit realized will be recorded as a reduction of goodwill. The Company also has estimated state net operating loss carryforwards of approximately $17,951 to reduce future state income taxes, if any. Additionally, the Company has alternative minimum tax credit carryforwards of $587, which have no expiration date and are available to reduce future income taxes, if any.

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

8. Income Taxes (continued)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                                                    December 31,
                                                                             ---------------------------
                                                                                 1997           1998
                                                                             ------------   ------------
   Deferred Tax Assets:
    Accrued liabilities ..................................................    $   4,726      $   8,033
    Deferred rent ........................................................        3,411          3,767
    Net operating loss carryforwards .....................................        7,360         16,759
    AMT credit ...........................................................          587            587
    Other ................................................................        2,317          6,151
                                                                              ---------      ---------
                                                                                 18,401         35,297
    Valuation Allowance ..................................................           --         (4,369)
                                                                              ---------      ---------
                                                                                 18,401         30,928
                                                                              ---------      ---------
   Deferred Tax Liabilities:
    Other assets, principally due to differences in amortization .........       (2,693)        (6,389)
    Plant and equipment, principally due to differences in
     depreciation ........................................................      (11,217)       (22,284)
    Customer acquisition costs ...........................................       (3,859)        (3,824)
                                                                              ---------      ---------
                                                                                (17,769)       (32,497)
                                                                              ---------      ---------
   Net deferred tax asset (liability) ....................................    $     632      $  (1,569)
                                                                              ---------      ---------
                                                                              ---------      ---------

     The Company receives a tax deduction upon exercise of non-qualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise which is included in the net operating loss carryforwards above. A valuation allowance has been recorded for this tax asset because of uncertainty of its realization. If the assets are realized, they will be credited to either additional paid-in capital ($1,873) or, for options granted for acquisitions, to goodwill ($2,496).

     The Company and its subsidiaries file a consolidated federal income tax return. The provision (benefit) for income tax consists of the following components:

                                    Year Ended December 31,
                              -----------------------------------
                                  1996         1997        1998
                              -----------   ---------   ---------
Federal--current ..........    $    958      $   --      $   --
Federal--deferred .........          57        (459)      4,509
State--current ............       1,450         399         505
State--deferred ...........      (1,030)        (20)      1,544
                               --------      ------      ------
                               $  1,435      $  (80)     $6,558
                               --------      ------      ------
                               --------      ------      ------

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

8. Income Taxes (continued)

     A reconciliation of total income tax expense (benefit) and the amount computed by applying the federal income tax rate of 34% to income (loss) before income taxes is as follows:

                                                               Year Ended December 31,
                                                        -------------------------------------
                                                           1996           1997         1998
                                                           ----           ----         ----
Computed "expected" tax provision (benefit) .........    $  609       $ (1,564)     $ 1,153
Increase in income taxes resulting from:
 State taxes (net of federal tax benefit) ...........       278            250        1,367
 Nondeductible goodwill amortization ................       602          1,221        3,675
 Other ..............................................       (54)            13          363
                                                         ------       --------      -------
                                                         $1,435       $    (80)     $ 6,558
                                                         ------       --------      -------
                                                         ------       --------      -------

9. Quarterly Results of Operations (Unaudited)

                  Quarter Ended                    March 31     June 30     Sept. 30      Dec. 31
------------------------------------------------ ----------- ------------ ------------ ------------
   1997
   Revenues ....................................   $42,154     $ 46,585     $ 54,655     $ 65,371
   Gross profit ................................    20,390       22,477       26,785       32,233
   Net loss ....................................      (516)        (969)        (325)      (2,711)
   Net loss per common share--basic and diluted      (0.04)       (0.06)       (0.02)       (0.14)
   1998
   Revenues ....................................    89,056       93,464       98,544      102,897
   Gross profit ................................    44,139       46,708       49,038       51,963
   Loss from continuing operations .............      (548)        (395)      (1,019)      (1,205)
   Net loss ....................................      (314)        (261)      (1,069)      (1,322)
   Loss per common share from continuing
    operations - basic and diluted .............     (0.02)       (0.01)       (0.04)       (0.05)
   Net loss per common share - basic and
    diluted ....................................     (0.01)       (0.01)       (0.04)       (0.05)

10. Segment Information

     On December 31, 1998, Iron Mountain adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. The adoption of SFAS 131 did not have a material effect on the Company's primary financial statements, but did affect the disclosure of segment information contained herein.

     Iron Mountain classifies its operations into two fundamental businesses: records and information management services ("RIMS") and information technology staffing ("IT Staffing"). As discussed in Note 15, Iron Mountain decided to sell the IT Staffing operations and has classified operations from this business segment as a discontinued operation on the condensed consolidated statements of operations and cash flows. The reportable segments are managed separately since each business has different economic characteristics based on the differing customer requirements and the nature of the services provided. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company assesses performance based on earnings before interest, taxes, depreciation, amortization, extraordinary items and other income ("EBITDA").

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

10. Segment Information (continued)

                                                                               IT
                                                                RIMS        Staffing        Total
                                                            ------------   ----------   ------------
1998:
Revenues from External Customers ........................    $ 383,961      $ 39,551     $ 423,512
Revenues from Other Operating Segments ..................           --           268           268
                                                             ---------      --------     ---------
Total Reportable Segment Revenues .......................    $ 383,961      $ 39,819     $ 423,780
                                                             ---------      --------     ---------
                                                             ---------      --------     ---------
EBITDA ..................................................    $  95,981      $  1,526     $  97,507
Segment Assets ..........................................      940,698        26,687       967,385
Capital Expenditures, Exclusive of Acquisitions .........       55,898           556        56,454

     A reconciliation of the totals reported for the reportable operating segments to the applicable line items in the consolidated financial statements for the year ended December 31, 1998 is as follows:

     Total Revenues:
     Total Revenues from Reportable Segments ..............    $ 423,780
     Revenues from Discontinued Operation .................      (39,551)
     Intercompany Eliminations and Other Revenues .........         (268)
                                                               ---------
       Total Consolidated Revenues from Continuing
        Operations ........................................    $ 383,961
                                                               ---------
     Income from Continuing Operations Before
      Provision for Income Taxes:
     Total EBITDA from Continuing Operations ..............    $  95,981
     Depreciation and Amortization ........................      (48,301)
     Interest Expense .....................................      (45,673)
     Other Income, net ....................................        1,384
                                                               ---------
       Income from Continuing Operations Before
        Provision for Income Taxes ........................    $   3,391
                                                               ---------
                                                               ---------

     Information as to Iron Mountain's products and services and operations in different geographical areas is as follows:

     Revenues by Product and Services:
     Storage Revenues ...........................    $ 230,702
     Service and Storage Material Sales .........      153,259
                                                     ---------
       Total Revenues ...........................    $ 383,961
                                                     ---------
                                                     ---------
     Revenues:
     United States ..............................    $ 381,959
     International ..............................        2,002
                                                     ---------
       Total Revenues ...........................    $ 383,961
                                                     ---------
                                                     ---------
     Long-lived Assets:
     United States ..............................    $ 821,929
     International ..............................          485
                                                     ---------
       Total Long-lived Assets ..................    $ 822,414
                                                     ---------
                                                     ---------

     Information is not provided for 1996 and 1997 because the IT Staffing business was not acquired until 1998 and the Company had no international operations in those years.

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

11. Commitments and Contingencies

     a. Leases

     Iron Mountain leases most of its facilities under various operating leases. A majority of these leases have renewal options of five to ten years and have either fixed or Consumer Price Index escalation clauses. The Company also leases equipment under operating leases, primarily computers which have an average lease life of three years. Trucks and office equipment are also leased and have remaining lease lives ranging from one to seven years. Rent expense was $21,114, $29,332 and $47,049 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Minimum future lease payments are as follows:

Year                                            Operating
--------------------------------------------   ----------
     1999 ..................................   $ 41,700
     2000 ..................................     39,999
     2001 ..................................     36,928
     2002 ..................................     33,545
     2003 ..................................     29,442
     Thereafter ............................    141,339
                                               --------
     Total minimum lease payments ..........   $322,953
                                               --------
                                               --------

     Included in the lease commitments disclosed in the preceding paragraph are certain five-year operating lease agreements signed in 1998 for specified records storage warehouses. At the end of the lease term, the Company, at its option, may: (i) negotiate a renewal of the lease; (ii) purchase the properties at a price equal to the lessor's original cost (approximately $47.5 million); or
(iii) allow the lease to expire and cause the properties to be sold. The Company's ability to cause the properties to be sold depends upon its compliance with certain terms of the lease. Under certain conditions, the Company would receive any excess of the net sales proceeds over the properties' original cost. In the event that the net sales proceeds are less than 85% of the properties' original cost, the Company would make contingent rental payments to the lessor equal to that difference.

     b. Facility Fire

     In March 1997, the Company experienced three fires, all of which authorities have determined were caused by arson. These fires resulted in damage to one and destruction of the Company's other RIMS facility in South Brunswick Township, New Jersey.

     Some of Iron Mountain's customers or their insurance carriers have asserted claims as a consequence of the destruction of or damage to their records as a result of the fires, some of which allege negligence or other culpability on the part of Iron Mountain. The Company has received notices of claims and lawsuits filed by customers and abutters seeking damages against the Company and to rescind their written contracts with Iron Mountain. Iron Mountain denies any liability as a result of the destruction of or damage to customer records as a result of the fires, which were beyond its control, and intends to vigorously defend itself against these and any other lawsuits that may arise. The Company is also pursuing coverage of these claims and lawsuits with its various insurers. The claims process is lengthy and its outcome cannot be predicted with certainty.

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

11. Commitments and Contingencies (continued)

     Based on its present assessment of the situation, management, after consultation with legal counsel, does not believe that the fires will have a material adverse effect on Iron Mountain's financial condition or results of operations, although there can be no assurance in this regard.

     In June 1998, the Company settled several insurance claims, including a significant claim under its business interruption policy, related to the fires. Other income, net, for the year ended December 31, 1998 includes a $1.7 million gain related to the settlement.

     c. Other Litigation

     Iron Mountain is presently involved as a defendant in various litigation which has occurred in the normal course of business. Management believes it has meritorious defenses in all such actions, and in any event, the amount of damages, if such matters were decided adversely, would not have a material adverse effect on Iron Mountain's financial condition or results of operations.



12. Related Party Transactions

     Iron Mountain leases space to an affiliated company, Schooner Capital LLC ("Schooner") for its corporate headquarters located in Boston, Massachusetts. For the years ended December 31, 1996, 1997 and 1998, Schooner paid Iron Mountain rent totaling $68, $85 and $90, respectively. Iron Mountain leased one facility from a landlord which was a related party. Total rental payments for the years ended December 31, 1996, 1997 and 1998, for this facility totaled $94, $99 and $99, respectively. In the opinion of management, both of these leases were entered into at market prices and terms.


13. Employee Benefit Plans

     a. Profit Sharing Retirement Plan

     The Company has a defined contribution plan which covers all non-union employees meeting certain service requirements. Eligible employees may elect to defer from 1% to 15% of compensation per pay period up to the amount allowed by the Internal Revenue Code. The Company makes matching contributions based on the amount of the employee contribution and years of credited service, according to a schedule as described in the plan documents. The Company has expensed $419, $642 and $910 for the years ended December 31, 1996, 1997 and 1998, respectively.

     b. Employee Stock Purchase Plan

     During 1998, the Company introduced an employee stock purchase plan (the "ESPP") which is available for participation by substantially all employees who have met certain service requirements. Eligible employees may elect to contribute from 1% to 15% of their gross compensation per pay period to the ESPP. Such contributions are accumulated throughout the year until September 30, the end of the fiscal year of the ESPP, and are then invested in the Company's Common Stock. Such shares are purchased at 85% of the lower of the fair value at the beginning or end of the fiscal year of the ESPP. Once purchased, such shares are subject to a one year resale restriction. There were no shares granted under the ESPP during 1998.

                          IRON MOUNTAIN INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

14. Noncash Transactions

     The Company used the following as part of the consideration paid for certain acquisitions:

                                                                              1996        1997          1998
                                                                             ------   -----------   -----------
Fair Value of Common Stock Issued ........................................    --       $ 85,863      $ 51,448
Fair Value of Options Issued .............................................    --          3,071        15,655
Fair Value of Certain Net Assets of a Business Acquired in 1997 ..........    --             --         3,000

     In December 1998, the Company entered into a foreign currency exchange agreement and has recorded an asset and a liability based upon the exchange rates as of December 31, 1998. A cash settlement of the agreement occurred in January 1999.

     During 1997, $3,086 of property and equipment, destroyed in a fire, was transferred to receivable from insurance company.

     See Note 5 for liabilities assumed in acquisitions.

15. Subsequent Events

     a. Completed Acquisitions

     In January 1999, the Company completed the acquisition of a majority interest in Britannia Data Management Limited ("BDM"), a provider of records management services in the United Kingdom. Total consideration for the 50.1 percent interest in BDM consisted of $49.8 million, including $47.3 million in cash and the balance in the capital stock of the Company's pre-existing United Kingdom subsidiary. The acquisition will be accounted for as a purchase.

     On April 1, 1999, the Company acquired all of the outstanding capital stock of First American Records Management, Inc. for total consideration of $41.5 million.

     Effective April 1, 1999, the Company acquired all of the outstanding capital stock of Data Base, Inc. and certain related real estate for approximately $116 million, including estimated transaction costs. The consideration was comprised of 1,476,577 shares of the Company's Common Stock with a fair value of $46.0 million and the balance in cash and assumed debt. As part of the Data Base acquisition, the Company agreed to, and subsequently did, repurchase all 1,477 shares of its Common Stock issued to the sellers with a portion of the net proceeds from its May 1999 equity offering.

     On June 2, 1999, BDM acquired MAP, S.A. and related companies for aggregate consideration of approximately $17 million, based on an exchange rate of 6.2699 French Francs per $1 on June 2, 1999. Memogarde, headquartered and operating in Paris, France, is a leading provider of data security services in France.

     b. Line of Credit Agreement

     In January 1999, the Company entered into a $10 million credit facility with a bank that matures on September 30, 1999. Interest on borrowings under this facility will be paid monthly at the lender's index rate plus one-half of one percent. Restrictive covenants under this agreement are similar to those on the Company's $250 million revolving credit facility discussed in Note 4.

     c. Financing Activities

     On April 26, 1999, the Company completed the sale, in a private placement to qualified institutional buyers, of $150 million in aggregate principal amount of its 8 1/4% Senior Subordinated Notes due 2011 (the "1999 Notes"). The 1999 Notes were issued at a price to investors of 99.64% of par. The net proceeds from the sale of the 1999 Notes were used to repay outstanding indebtedness under the Company's revolving credit facility.

     On May 17, 1999, the Company issued and sold an aggregate of 5.8 million shares (including approximately 0.8 million shares to cover over-allotments) of its Common Stock in an underwritten public offering at a price to the public of $28.00 per share. Net proceeds to the Company after deducting underwriting discounts and commissions were $153.8 million and were used: (i) to repurchase all of the 1,476,577 shares of the Company's Common Stock issued in connection with the acquisition of Data Base at a purchase price of $26.74 per share; (ii) to repay outstanding indebtedness under the revolving credit facility; and (iii) for general corporate purposes, including the funding of possible future acquisitions.

     d. Discontinued Operations

     In June 1999, the Company made a decision to sell its Information Technology staffing business, Arcus Staffing Resources, Inc. ("Arcus Staffing" or "IT Staffing"). Iron Mountain acquired Arcus Staffing in January 1998 as part of its acquisition of Arcus Group, Inc. The Company intends to complete the sale in 1999. In 1998, Arcus Staffing reported revenues of $39.6 million and EBITDA of $1.5 million.

     Iron Mountain has accounted for the sale of Arcus Staffing as discontinued operations in accordance with APB No. 30. Accordingly, the fiscal 1998 results of operations of Arcus Staffing have been segregated from continuing operations and reported as a separate line item on the accompanying consolidated statement of operations as discontinued operations. The Company expects to report a loss on the sale of the Arcus Staffing business in its 1999 second quarter results, although the amount is not determinable at this time. The loss will be reported separately from results of continuing operations.

                           IRON MOUNTAIN INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)
                                   (Unaudited)


                                                           MARCH 31,       DECEMBER 31,
                                                             1999              1998
                                                         -----------       -----------
ASSETS

CURRENT ASSETS:
   Cash and Cash Equivalents                             $     4,899       $     1,715
   Accounts Receivable (less allowances of $3,759
     and $3,316 respectively)                                 84,378            75,565
   Foreign Currency Transaction Receivable                      --              45,885
   Deferred Income Taxes                                      10,477            10,474
   Prepaid Expenses and Other                                 10,300            10,298
                                                         -----------       -----------
         Total Current Assets                                110,054           143,937

PROPERTY, PLANT AND EQUIPMENT:
   Property, Plant and Equipment                             421,594           354,101
   Less: Accumulated Depreciation                           (109,773)          (87,358)
                                                         -----------       -----------
         Property, Plant and Equipment, net                  311,821           266,743

OTHER ASSETS:
   Goodwill, net                                             600,715           527,235
   Customer Acquisition Costs, net                            11,008             9,574
   Deferred Financing Costs, net                              13,176            13,392
   Other                                                       5,970             6,504
                                                         -----------       -----------
         Total Other Assets                                  630,869           556,705
                                                         -----------       -----------
         Total Assets                                    $ 1,052,744       $   967,385
                                                         -----------       -----------
                                                         -----------       -----------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current Portion of Long-term Debt                     $     4,219       $     1,731
   Accounts Payable                                           13,656            20,620
   Accrued Expenses                                           55,612            48,539
   Foreign Currency Transaction Payable                         --              46,200
   Deferred Income                                            30,142            26,043
   Other                                                         339               339
                                                         -----------       -----------
         Total Current Liabilities                           103,968           143,472

LONG-TERM DEBT, NET OF CURRENT PORTION                       537,096           454,447
OTHER LONG-TERM LIABILITIES                                    8,955             8,925
DEFERRED RENT                                                  9,956             9,616
DEFERRED INCOME TAXES                                         14,442            12,043

MINORITY INTEREST                                             39,470              --

STOCKHOLDERS' EQUITY:
   Common Stock                                                  295               294
   Additional Paid-in Capital                                356,626           355,927
   Accumulated Deficit                                       (17,488)          (17,339)
   Accumulated Other Comprehensive Income                       (576)             --
                                                         -----------       -----------
         Total Stockholders' Equity                          338,857           338,882
                                                         -----------       -----------
         Total Liabilities and Stockholders' Equity      $ 1,052,744       $   967,385
                                                         -----------       -----------
                                                         -----------       -----------


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           IRON MOUNTAIN INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, except Per Share Data)
                                   (Unaudited)


                                                                      THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                   -------------------------
                                                                     1999           1998
                                                                   ---------       ---------
REVENUES:
  Storage                                                          $  67,722       $  52,948
  Service and Storage Material Sales                                  41,649          36,108
                                                                   ---------       ---------
    Total Revenues                                                   109,371          89,056

OPERATING EXPENSES:
  Cost of Sales (Excluding Depreciation)                              54,435          44,917
  Selling, General and Administrative                                 27,875          22,360
  Depreciation and Amortization                                       13,595          11,058
                                                                   ---------       ---------
    Total Operating Expenses                                          95,905          78,335
                                                                   ---------       ---------
OPERATING INCOME                                                      13,466          10,721

INTEREST EXPENSE                                                      11,944          12,314
                                                                   ---------       ---------

    Income (Loss) from Continuing Operations Before Provision
    (Benefit) for Income Taxes and Minority Interest in Net
    Income of Consolidated Subsidiaries                                1,522          (1,593)

PROVISION (BENEFIT) FOR INCOME TAXES                                   1,623          (1,045)

MINORITY INTEREST IN NET INCOME OF CONSOLIDATED SUBSIDIARIES             147            --
                                                                   ---------       ---------
  Loss from Continuing Operations                                       (248)           (548)
  Income from Discontinued Operations (net of tax provision
   of $139 and $219, respectively)                                        99             234
                                                                   ---------       ---------
    Net Loss                                                       $    (149)      $    (314)
                                                                   ---------       ---------
                                                                   ---------       ---------
  Loss Per Common Share from Continuing Operations -
   Basic and Diluted                                               $   (0.01)      $   (0.02)
  Income per Common Share from Discontinued
   Operations - Basic and Diluted                                        --             0.01
                                                                   ---------       ---------

NET LOSS PER COMMON SHARE - BASIC AND DILUTED                      $   (0.01)      $   (0.01)
                                                                   ---------       ---------
                                                                   ---------       ---------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                            29,500          22,269
                                                                   ---------       ---------
                                                                   ---------       ---------


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           IRON MOUNTAIN INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)
                                   (Unaudited)


                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                      ------------------------
                                                                        1999            1998
                                                                      ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                                            $    (149)      $    (314)
  Adjustments to Reconcile Net Loss to Loss
   from Continuing Operations:
   Income from Discontinued Operations (Note 8)                              99             234
                                                                      ---------       ---------
  Loss from Continuing Operations                                          (248)           (548)
  Adjustments to Reconcile Loss from Continuing Operations to
   Net Cash Provided by Operating Activities of Continuing
   Operations:
    Minority Interest                                                       147            --
    Depreciation and Amortization                                        13,595          11,058
    Amortization of Deferred Financing Costs                                454             450
    Provision for Doubtful Accounts                                         350             443
    Loss on Foreign Currency Transaction                                     55            --
    Deferred Income Taxes                                                 1,566          (1,005)
  Changes in Assets and Liabilities (Exclusive of Acquisitions):
    Accounts Receivable                                                  (2,204)         (5,552)
    Prepaid Expenses and Other Current Assets                             1,522              99
    Other Assets                                                            (72)          1,340
    Accounts Payable                                                     (8,545)         (2,990)
    Accrued Expenses                                                      2,611           1,940
    Deferred Income                                                         614           3,016
    Other Current Liabilities                                              --              (251)
    Deferred Rent                                                           340             369
    Other Long-term Liabilities                                             (49)            (33)
                                                                      ---------       ---------
      Cash Flows Provided by Continuing Operations                       10,136           8,326
      Cash Flows Provided by (Used in) Discontinued Operations             (752)            526
                                                                      ---------       ---------
      Cash Flows Provided by Operating Activities                         9,384           8,852

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash Paid for Acquisitions                                            (54,489)       (112,522)
  Capital Expenditures                                                  (18,293)        (10,121)
  Additions to Customer Acquisition Costs                                (1,643)           (778)
                                                                      ---------       ---------
      Cash Flows Used in Continuing Operations                          (74,425)       (123,421)
      Cash Flows Used in Discontinued Operations                            (61)            (96)
                                                                      ---------       ---------
      Cash Flows Used in Investing Activities                           (74,486)       (123,517)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of Debt                                                      (8,171)         (9,465)
  Net Proceeds from Borrowings                                           76,100         101,700
  Debt Financing Costs                                                     (238)           (336)
  Proceeds from Exercise of Stock Options                                   620             876
  Stock Issuance Costs                                                       (4)           (308)
                                                                      ---------       ---------
      Cash Flows Provided by Continuing Operations                       68,307          92,467
      Cash Flows Provided by Discontinued Operations                        --             --
                                                                      ---------       ---------
      Cash Flows Provided by Financing Activities                        68,307          92,467

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS                       (21)           --

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          3,184         (22,198)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            1,715          24,510
                                                                      ---------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                              $   4,899       $   2,312
                                                                      ---------       ---------
                                                                      ---------       ---------


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           IRON MOUNTAIN INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In Thousands, except Per Share Data)
                                   (Unaudited)

(1)  GENERAL

The interim condensed consolidated financial statements presented herein have been prepared by Iron Mountain Incorporated ("Iron Mountain" or the "Company") without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation. Interim results are not necessarily indicative of results for a full year.

The condensed consolidated balance sheet presented as of December 31, 1998, has been derived from the consolidated financial statements that have been audited by the Company's independent public accountants. The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations, but the Company believes that the disclosures are adequate to make the information presented not misleading. The condensed consolidated financial statements and notes included herein should be read in conjunction with the consolidated financial statements and notes included elsewhere in this Current Report on Form 8-K for the year ended December 31, 1998.

(2)  COMPREHENSIVE INCOME (LOSS)

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires presentation of the components of comprehensive income (loss), including the changes in equity from non-owner sources such as unrealized gains (losses) on securities and foreign currency translation adjustments. The Company's total comprehensive income (loss) is as follows:

                                                   THREE MONTHS ENDED MARCH 31,
                                                   ----------------------------
                                                        1999       1998
                                                       -----      -----
     Comprehensive Loss:
       Net Loss                                        $(149)     $(314)
       Other Comprehensive Loss:
         Foreign Currency Translation Adjustment        (981)      --
         Income Tax Benefit Related to Items
           of Other Comprehensive Loss                   405       --
                                                       -----      -----
       Other Comprehensive Loss, Net of Tax             (576)      --
                                                       -----      -----
       Comprehensive Loss                              $(725)     $(314)
                                                       -----      -----
                                                       -----      -----


                           IRON MOUNTAIN INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In Thousands, except Per Share Data)
                                   (Unaudited)

                                   (Continued)

(3)  ACQUISITIONS

During the three months ended March 31, 1999, the Company purchased substantially all of the assets, and assumed certain liabilities, of three records and information management businesses and purchased a controlling 50.1% interest in Britannia Data Management Limited ("BDM"), a provider of records and information management services in the United Kingdom (collectively, the "1999 Acquisitions"). Each of the 1999 Acquisitions and all 15 of the records and information management businesses acquired during 1998 (the "1998 Acquisitions"), were accounted for using the purchase method of accounting and, accordingly, the results of operations for each acquisition have been included in the consolidated results of the Company from their respective acquisition dates. In connection with certain 1999 and 1998 acquisitions, related real estate was also purchased. The aggregate purchase price for the 1999 Acquisitions was comprised of cash and the capital stock of Arcus Data Security Limited ("ADS"), the Company's existing data security business in London, and exceeded the underlying fair value of the net assets acquired by $15,864 which has been assigned to goodwill and is being amortized over 25 to 30 years. The $63,586 of goodwill recorded by BDM relates to the 1996 acquisition of BDM by Mentmore Abbey plc. The purchase price allocations are preliminary and subject to adjustment.

A summary of the total consideration and the preliminary allocation of the aggregate purchase price of the 1999 Acquisitions, as of the acquisition dates, is as follows:


     Purchase Price:
         Cash Paid                                   $ 54,489
          Fair Value of ADS Capital Stock               2,489
                                                     --------
              Total Purchase Price                   $ 56,978
                                                     --------
                                                     --------
      Allocation of Purchase Price:
         Current Assets                              $  7,297
         Property, Plant & Equipment                   34,703
         Other Assets                                   6,902
         Fair Value of ADS Net Assets                   2,489
         Goodwill Recorded by BDM                      63,586
         Goodwill Recorded by Iron Mountain            15,864
         Liabilities Assumed                          (34,540)
         Minority Interest                            (39,323)
                                                     --------
              Total Allocation of Purchase Price     $ 56,978
                                                     --------
                                                     --------


                           IRON MOUNTAIN INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In Thousands, except Per Share Data)
                                   (Unaudited)

                                   (Continued)

(3)  ACQUISITIONS (CONTINUED)

The following unaudited pro forma information shows the results of the Company's operations for the three months ended March 31, 1999 and the year ended December 31, 1998 as though each of the 1999 Acquisitions and 1998 Acquisitions had occurred as of January 1, 1998:


                                           THREE MONTHS ENDED     YEAR ENDED
                                             MARCH 31, 1999    DECEMBER 31, 1998
                                           ------------------  -----------------
     Revenues                                  $ 109,718         $ 434,585
     Loss from Continuing Operations                (450)          (12,592)
     Net Loss                                       (351)          (12,391)
     Loss Per Share from Continuing
       Operations - Basic and Diluted              (0.02)            (0.44)
     Net Loss Per Share - Basic and Diluted        (0.01)            (0.43)


The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of January 1, 1998 or the results that may occur in the future. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs which may occur as a result of the integration and consolidation of the businesses.

(4)  LONG-TERM DEBT

Long-term debt consists of the following:


                                               MARCH 31, 1999            DECEMBER 31, 1998
                                           -----------------------    -----------------------
                                           CARRYING        FAIR       CARRYING        FAIR
                                            AMOUNT         VALUE       AMOUNT         VALUE
                                           ---------     ---------    ---------     ---------
     8-3/4% Senior Subordinated Notes
      (the "1997 Notes")                 $ 249,576     $ 257,813     $ 249,566    $ 257,500
     10-1/8% Senior Subordinated
     Notes (the "1996 Notes")              165,000       178,819       165,000      178,200
     Revolving Credit Facility             103,500       103,500        35,300       35,300
     Real Estate Mortgages                   2,274         2,274         2,349        2,349
     Other                                  20,965        20,965         3,963        3,963
                                         ---------                   ---------
       Total Long-term Debt                541,315                     456,178

     Less: Current Portion                  (4,219)                     (1,731)
                                         ---------                   ---------
     Long-term Debt, Net of
       Current Portion                   $ 537,096                   $ 454,447
                                         ---------                   ---------
                                         ---------                   ---------


The estimated fair values for the long-term debt are based on the borrowing rates available to the Company at March 31, 1999 and December 31, 1998 for loans with similar terms and average maturities.

                           IRON MOUNTAIN INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In Thousands, except Per Share Data)
                                   (Unaudited)

                                   (Continued)

(5) SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF PARENT, GUARANTORS AND NON-GUARANTORS

The 1996 Notes and the 1997 Notes are fully and unconditionally guaranteed, on a joint and several senior subordinated basis, by most, but not all, of the Company's direct and indirect subsidiaries (the "Guarantors"). Currently, BDM and its subsidiaries, along with certain parent holding companies, (the "Non-Guarantors") are the only subsidiaries that do not guarantee the 1996 Notes or the 1997 Notes.

Prior to the acquisition of BDM in January 1999, substantially all of the Company's operations were conducted by its direct and indirect wholly owned subsidiaries, all of which, other than Arcus Data Security Limited, were guarantors of the 1996 Notes and 1997 Notes. Arcus Data Security Limited represented less than 1% of the Company's consolidated revenues and was not material to its results of operations. The Company's management does not believe that separate financial statements of, and other disclosures with respect to, the Guarantors for periods prior to 1999 are meaningful or material to investors. Accordingly, no such financial statements were provided.

The following financial data summarizes the consolidating Company on the equity method of accounting as of and for the first quarter of 1999:


                                                                           MARCH 31, 1999
                                                  --------------------------------------------------------------------
                                                                                NON-
                                                    PARENT      GUARANTORS    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                  ----------    ----------    ----------   ------------   ------------
ASSETS
CURRENT ASSETS:
   Cash and Cash Equivalents                      $        2    $    1,810    $    3,087    $     --       $    4,899
   Accounts Receivable                                  --          77,596         6,782          --           84,378
   Other Current Assets                                 --          20,041         1,400          (664)        20,777
                                                  ----------    ----------    ----------    ----------     ----------
    Total Current Assets                                   2        99,447        11,269          (664)       110,054
PROPERTY, PLANT AND EQUIPMENT, NET                      --         279,755        32,066          --          311,821
OTHER ASSETS:
   Due From Affiliates                               198,604          --            --        (198,604)          --
   Long-term Notes Receivable from Affiliates        418,638          --            --        (418,638)          --
   Investment in Subsidiaries                        236,435        48,576          --        (285,011)          --
   Goodwill, net                                        --         528,186        72,529          --          600,715
   Other                                              12,507        17,647          --            --           30,154
                                                  ----------    ----------    ----------    ----------     ----------
    Total Other Assets                               866,184       594,409        72,529      (902,253)       630,869
                                                  ----------    ----------    ----------    ----------     ----------
    Total Assets                                  $  866,186    $  973,611    $  115,864    $ (902,917)    $1,052,744
                                                  ----------    ----------    ----------    ----------     ----------
                                                  ----------    ----------    ----------    ----------     ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
TOTAL CURRENT LIABILITIES                         $    9,253    $   83,145    $   12,234    $     (664)    $  103,968
LONG-TERM DEBT, NET OF CURRENT PORTION               518,076         4,385        14,635          --          537,096
DUE TO AFFILIATES                                       --         198,604          --        (198,604)          --
LONG-TERM NOTES PAYABLE TO AFFILIATES                   --         418,638          --        (418,638)          --
OTHER LONG-TERM LIABILITIES                             --          32,404           949          --           33,353
MINORITY INTEREST                                       --            --          39,470          --           39,470
STOCKHOLDERS' EQUITY                                 338,857       236,435        48,576      (285,011)       338,857
                                                  ----------    ----------    ----------    ----------     ----------
    Total Liabilities and Stockholders' Equity    $  866,186    $  973,611    $  115,864    $ (902,917)    $1,052,744
                                                  ----------    ----------    ----------    ----------     ----------
                                                  ----------    ----------    ----------    ----------     ----------


                           IRON MOUNTAIN INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In Thousands, except Per Share Data)
                                   (Unaudited)

                                   (Continued)

(5) SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF PARENT, GUARANTORS AND NON-GUARANTORS (CONTINUED)


                                                              THREE MONTHS ENDED MARCH 31, 1999
                                               ------------------------------------------------------------------
                                                                            NON-
                                                PARENT      GUARANTORS    GUARANTORS  ELIMINATIONS   CONSOLIDATED
                                               ---------    ----------    ----------  ------------   ------------
REVENUES:
  Storage                                      $    --       $  66,113     $   1,609    $    --       $  67,722
  Service and Storage Material Sales                --          40,352         1,297         --          41,649
                                               ---------     ---------     ---------    ---------     ---------
   Total Revenues                                   --         106,465         2,906         --         109,371

OPERATING EXPENSES:
  Cost of Sales (Excluding Depreciation)            --          52,778         1,657         --          54,435
  Selling, General and Administrative                124        27,313           438         --          27,875
  Depreciation and Amortization                     --          13,242           353         --          13,595
                                               ---------     ---------     ---------    ---------     ---------
    Total Operating Expenses                         124        93,333         2,448         --          95,905
                                               ---------     ---------     ---------    ---------     ---------
OPERATING INCOME (LOSS)                             (124)       13,132           458         --          13,466

INTEREST INCOME                                  (10,360)         --            --         10,360          --
INTEREST EXPENSE                                  11,719        10,501            84      (10,360)       11,944
EQUITY IN THE EARNINGS OF SUBSIDIARIES            (1,334)          (20)         --          1,354          --
                                               ---------     ---------     ---------    ---------     ---------

    Income (loss) from Continuing Operations
     Before Provision for Income Taxes and
     Minority Interest in Net Income of
     Consolidated Subsidiaries                      (149)        2,651           374       (1,354)        1,522

PROVISION FOR INCOME TAXES                          --           1,416           207         --           1,623
MINORITY INTEREST IN NET INCOME OF
CONSOLIDATED SUBSIDIARIES                           --            --             147         --             147
                                               ---------     ---------     ---------    ---------     ---------
    Income (Loss) from Continuing
     Operations                                     (149)        1,235            20       (1,354)         (248)
    Income from Discontinued Operations
     (net of tax provision of $139)                  --             99          --            --             99
                                               ---------     ---------     ---------    ---------     ---------
      Net Income (Loss)                        $    (149)    $   1,334     $      20    $  (1,354)    $    (149)
                                               ---------     ---------     ---------    ---------     ---------
                                               ---------     ---------     ---------    ---------     ---------


                           IRON MOUNTAIN INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In Thousands, except Per Share Data)
                                   (Unaudited)

                                   (Continued)


(5) SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF PARENT, GUARANTORS AND NON-GUARANTORS (CONTINUED)

                                                                          MARCH 31, 1999
                                                   ----------------------------------------------------------------
                                                                               NON-
                                                    PARENT     GUARANTORS   GUARANTORS  ELIMINATIONS   CONSOLIDATED
                                                   --------    ----------   ----------  ------------   ------------
Cash Flows Provided by (Used in) Continuing
 Operations                                        $(21,975)    $ 31,618     $    493      $  --      $  10,136
Cash Flows Used in Discontinued
 Operations                                            --           (752)        --           --           (752)
                                                   --------     --------     --------     --------     --------
    Cash Flows Provided by (Used in)
      Operating Activities                          (21,975)      30,866          493         --          9,384

CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in Subsidiaries                        (46,613)     (46,643)        --         93,256         --
  Cash Paid for Acquisitions                           --        (10,656)     (43,833)        --        (54,489)
  Capital Expenditures                                 --        (18,166)        (127)        --        (18,293)
  Additions to Customer Acquisition Costs              --         (1,643)        --           --         (1,643)
                                                   --------     --------     --------     --------     --------
    Cash Flows Used in Continuing Operations        (46,613)     (77,108)     (43,960)      93,256      (74,425)
    Cash Flows Used in Discontinued Operations         --            (61)        --           --            (61)
                                                   --------     --------     --------     --------     --------
    Cash Flows Used in Investing Activities         (46,613)     (77,169)     (43,960)      93,256      (74,486)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of Debt                                  (7,900)        (203)         (68)        --         (8,171)
  Net Proceeds from Borrowings                       76,100         --           --           --         76,100
  Equity Contribution from Parent                      --         46,613       46,643      (93,256)        --
  Proceeds from Exercise of Stock Options               620         --           --           --            620
  Debt Financing and Stock Issuance Costs              (242)        --           --           --           (242)
                                                   --------     --------     --------     --------     --------
    Cash Flows Provided by Continuing Operations     68,578       46,410       46,575      (93,256)      68,307
    Cash Flows Provided by Discontinued Operations     --           --           --           --           --
                                                   --------     --------     --------     --------     --------
    Cash Flows Provided by Financing Activities      68,578       46,410       46,575      (93,256)      68,307

EFFECT OF EXCHANGE RATES ON CASH AND CASH
EQUIVALENTS                                            --           --            (21)        --            (21)

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                             (10)         107        3,087         --          3,184

CASH AND CASH EQUIVALENTS, BEGINNING OF
PERIOD                                                   12        1,703         --           --          1,715
                                                   --------     --------     --------     --------     --------
CASH AND CASH EQUIVALENTS, END OF PERIOD           $      2     $  1,810     $  3,087     $   --       $  4,899
                                                   --------     --------     --------     --------     --------
                                                   --------     --------     --------     --------     --------


                           IRON MOUNTAIN INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In Thousands, except Per Share Data)
                                   (Unaudited)

                                   (Continued)

(6)  EARNINGS PER SHARE

In accordance with Statement of Financial Accounting Standards No. 128, basic per share data is calculated by dividing net loss from continuing operations or net loss by the weighted average number of common shares outstanding. The calculation of diluted per share data is consistent with that of basic per share data but gives effect to all dilutive potential common shares (that is, securities such as options, warrants or convertible securities) that were outstanding during the period, unless the effect is antidilutive. For the quarters ended March 31, 1999 and 1998, 875 and 1,587 potential shares, respectively, have been excluded from the calculation of diluted per share data, as their effects are antidilutive.

(7)  SEGMENT REPORTING

Iron Mountain classifies its operations into two fundamental businesses: records and information management services ("RIMS") and information technology staffing ("IT Staffing"). As discussed in Note 8, Iron Mountain decided to sell the IT Staffing operations and has classified operations from this business segment as a discontinued operation on the condensed consolidated statements of operations and cash flows as of March 31, 1999 and 1998, herein. The reportable segments are managed separately since each business has different economic characteristics based on the differing customer requirements and the nature of the services provided. The Company assesses performance based on earnings before interest, taxes, depreciation, amortization, extraordinary items and other income ("EBITDA").


                                                                IT
                                                  RIMS        STAFFING        TOTAL
                                               ----------    ----------    ----------
     THREE MONTHS ENDED MARCH 31, 1999:
     Revenues from External Customers          $  109,371    $   10,732    $  120,103
     Revenues from Other Operating Segments          --             113           113
                                               ----------    ----------    ----------
     Total Reportable Segment Revenues         $  109,371    $   10,845    $  120,216
                                               ----------    ----------    ----------
                                               ----------    ----------    ----------
     EBITDA                                    $   27,061    $      488    $   27,549

     Segment Assets as of March 31, 1999       $1,025,386    $   27,358    $1,052,744

     THREE MONTHS ENDED MARCH 31, 1998:
     Revenues from External Customers          $   89,056    $   10,428    $   99,484
     Revenues from Other Operating Segments          --              54            54
                                               ----------    ----------    ----------
     Total Reportable Segment Revenues         $   89,056    $   10,482    $   99,538
                                               ----------    ----------    ----------
                                               ----------    ----------    ----------
     EBITDA                                    $   21,779    $      677    $   22,456

     Segment Assets as of December 31, 1998    $  940,698    $   26,687    $  967,385


                           IRON MOUNTAIN INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In Thousands, except Per Share Data)
                                   (Unaudited)

                                   (Continued)

(7)  SEGMENT REPORTING (CONTINUED)

A reconciliation of the totals reported for the reportable operating segments to the applicable line items in the condensed consolidated financial statements is as follows:


                                                           THREE MONTHS ENDED MARCH 31,
                                                           ----------------------------
                                                              1999          1998
                                                            ---------     ---------
     TOTAL REVENUES:
     Total Revenues from Reportable Segments                $ 120,216     $  99,538
     Revenues from Discontinued Operation                     (10,732)      (10,428)
     Intercompany Eliminations and Other Revenues                (113)          (54)
                                                            ---------     ---------
         Total Consolidated Revenues from Continued
           Operations                                       $ 109,371     $  89,056
                                                            ---------     ---------
                                                            ---------     ---------
     INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
       PROVISION FOR INCOME TAXES AND MINORITY
       INTEREST IN NET INCOME OF CONSOLIDATED
       SUBSIDIARIES:
     Total EBITDA from Continuing Operations                $  27,061     $  21,779
     Depreciation and Amortization                            (13,595)      (11,058)
     Interest Expense                                         (11,944)      (12,314)
                                                            ----------    ---------
         Income (Loss) from Continuing Operations
           Before Provision for Income Taxes
           and Minority Interest in Net Income of
           Consolidated Subsidiaries                        $   1,522     $  (1,593)
                                                            ----------    ---------
                                                            ----------    ---------


(8)  SUBSEQUENT EVENTS

On April 1, 1999, the Company acquired all of the outstanding capital stock of First American Records Management, Inc. for total consideration of $41.5 million.

Effective April 1, 1999, the Company acquired all the outstanding capital stock of Data Base, Inc. and certain related real estate for approximately $116 million, including estimated transaction costs. The consideration was comprised of 1,477 shares of the Company's Common Stock with a fair value of $46.0 million and the balance in cash and assumed debt. As part of the Data Base acquisition, the Company agreed to, and subsequently did, repurchase all 1,477 shares of its Common Stock issued to the sellers with a portion of the net proceeds from its May 1999 equity offering.

On April 26, 1999, the Company completed the sale, in a private placement to qualified institutional buyers, of $150 million in aggregate principal amount of its 8 1/4% Senior Subordinated Notes due 2011 (the "1999 Notes"). The 1999 Notes were issued at a price to investors of 99.64% of par. The net proceeds from the sale of the 1999 Notes were used to repay outstanding indebtedness under the Company's revolving credit facility.

                           IRON MOUNTAIN INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In Thousands, except Per Share Data)
                                   (Unaudited)

                                   (Continued)

(8)  SUBSEQUENT EVENTS (CONTINUED)

On May 17, 1999, the Company issued and sold an aggregate of 5.8 million shares (including approximately 0.8 million shares to cover over-allotments) of its Common Stock in an underwritten public offering at a price to the public of $28.00 per share. Net proceeds to the Company after deducting underwriting discounts and commissions were $153.8 million and were used: (i) to repurchase all of the 1,477 shares of the Company's Common Stock issued in connection with the acquisition of Data Base at a purchase price of $26.74 per share; (ii) to repay outstanding indebtedness under the revolving credit facility; and (iii) for general corporate purposes, including the funding of possible future acquisitions.

On June 2, 1999, BDM acquired MAP, S.A. and related companies for aggregate consideration of approximately $17 million, based on an exchange rate of
6.2699 French Francs per $1 on June 2, 1999. Memogarde, headquartered and operating in Paris, France, is a leading provider of data security services in France.

In June 1999, the Company made a decision to sell its Information Technology staffing business, Arcus Staffing Resources, Inc. ("Arcus Staffing" or "IT Staffing"). Iron Mountain acquired Arcus Staffing in January 1998 as part of its acquisition of Arcus Group, Inc. The Company intends to complete the sale in 1999. For the first three months of 1999 and 1998, Arcus Staffing reported revenues of $10.7 million and $10.4 million, respectively, and EBITDA of $0.1 million and $0.2 million, respectively.

Iron Mountain has accounted for the sale of Arcus Staffing as discontinued operations in accordance with APB No.30. Accordingly, the fiscal 1999 and 1998 results of operations of Arcus Staffing have been segregated from continuing operations and reported as a separate line item on the accompanying consolidated statement of operations as discontinued operations. The Company expects to report a loss on the sale of the Arcus Staffing business in its 1999 second quarter results, although the amount is not determinable at this time. The loss will be reported separately from results of continuing operations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with the Selected Consolidated Financial and Operating Information and Iron Mountain's Consolidated Financial Statements and the Notes thereto and the other financial and operating information included elsewhere in this filing.


Overview

     Our primary financial objective is to increase our consolidated EBITDA, which is a source of funds for investment in continued internal growth and growth through acquisitions and to service indebtedness. We have benefited from growth in consolidated EBITDA from continuing operations, which has increased from $33.6 million for 1996 to $96.0 million for 1998 (a compound annual growth rate of 68.9%). However, this objective has negatively affected other measures of our financial performance, such as consolidated net income and consolidated net income applicable to common stockholders.

     For each of the three years in the period ended December 31, 1998 and the three months ended March 31, 1999, we experienced consolidated net losses applicable to common stockholders. We attribute such losses in part to significant charges associated with our pursuit of our growth strategy, namely:

     o increases in depreciation and amortization expenses associated with expansion of our storage capacity,

     o increases in goodwill amortization associated with acquisitions accounted for under the purchase method and

     o increases in interest expense associated with the borrowings used to fund our acquisitions.

     In addition, consolidated net income applicable to common stockholders was negatively affected in 1996 by an extraordinary charge related to the early retirement of debt.

      In June 1999, in order to focus on our records and information management services business we decided to sell Arcus Staffing. We acquired Arcus Staffing in January 1998 as part of our acquisition of Arcus Group.
We intend to complete this transaction in the second half of 1999, though we can give no assurance in this regard. In 1998, Arcus Staffing contributed $1.5 million of EBITDA on revenues of $39.6 million.

      We will account for the sale of Arcus Staffing as a discontinued operation. Accordingly, the results of operations of Arcus Staffing have been segregated from continuing operations and reported as a separate line item on our consolidated statements of operations. We expect to report a loss on the sale of the Arcus Staffing business in our 1999 second quarter results, though we can give no assurance in this regard. The amount of that loss is not determinable at this time. The loss will be reported separately from the results of our continuing operations.

     Our revenues consist of storage revenues as well as service and storage material sales revenues. Storage revenues consist of periodic charges related to the storage of materials (either on a per unit or per cubic foot of records basis) and have accounted for approximately 60% of total records and information management services revenues in each of the last five years. In certain circumstances, based upon customer requirements, storage revenues include periodic charges associated with normal, recurring service activities. Service and storage material sales revenues are comprised of charges for related service activities and the sale of storage materials and are derived primarily from our courier operations, consisting primarily of the pickup and delivery of records upon customer request, additions of new records, temporary removal of records from storage, refiling of removed records, destructions of records, permanent withdrawals from storage and sales of specially designed storage containers, magnetic media, including computer tapes, and related supplies. Customers are generally billed on a monthly basis on contractually agreed-upon terms.

      Cost of sales (excluding depreciation) consists primarily of wages and benefits, facility occupancy costs, vehicle and other equipment costs and supplies. Of these, wages and benefits and facility occupancy costs are the most significant. Over the past several years, we have been able to reduce per Carton storage costs by:

     o designing racking systems and operating space to maximize facility storage efficiency,

     o negotiating favorable facility leases and having facilities built to our custom specifications and

     o occupying larger facilities, which, when filled, are less expensive per Carton to operate.

     Selling, general and administrative expenses consist primarily of management, administrative, sales and marketing wages and benefits, as well as travel, communications, professional fees, bad debts, training, office equipment and supplies expenses.


     Our depreciation and amortization charges result primarily from the capital-intensive nature of the records and information management services business and the acquisitions we have completed. The principal components of depreciation relate to racking systems and related equipment, new buildings and leasehold improvements, equipment for new facilities and computer system hardware and software. Amortization primarily relates to goodwill and noncompetition agreements arising from acquisitions and customer acquisition costs. We have accounted for all of our acquisitions under the purchase method. Since the purchase price for records and information management services companies is usually substantially in excess of the fair value of their net assets, these purchases have given rise to significant goodwill and, accordingly, significant levels of amortization. Although amortization is a non-cash charge, it does decrease reported consolidated net income.


     EBITDA is an important financial performance measure in the records and information management services industry, both for determining the value of companies within the industry and for defining standards for borrowing from institutional lenders. Our EBITDA margins from continuing operations were 24.2% for 1996, 24.1% for 1997, 25.0% for 1998 and 24.7% for the three months ended March 31, 1999. We acquired 16 records and information management services businesses in 1996, 18 in 1997, 15 in 1998 and four in the first quarter of 1999, most of which had lower EBITDA margins than the rest of our records and information management services business. We generally did not recognize anticipated synergies relating to such acquisitions immediately. Nonetheless, we have been able to maintain our recent records and information management services EBITDA margins through increased overall operating efficiencies and economies of scale and the realization of synergies in connection with earlier acquisitions.

     In March 1997, we experienced three fires that resulted in damage to one and destruction of our other records and information management services facility in South Brunswick Township, New Jersey. The affected facilities represented less than three percent of revenues and less than two percent of consolidated EBITDA for 1996. The results for the year ended December 31, 1997 do not include any gain or loss resulting from the fires. In June 1998, we settled several insurance claims, including a significant claim under our business interruption insurance policy, related to the fires. Other income, net, for the year ended December 31, 1998 includes a $1.7 million gain related to this settlement. The calculation of EBITDA does not include this gain. See "Business--Legal Proceedings" and Note 11 of Notes to Iron Mountain's Consolidated Financial Statements for a description of certain claims and proceedings against Iron Mountain relating to these fires.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until specified capitalization criteria are met. SOP 98-1 also defines which types of costs should be capitalized and which should be expensed. We have adopted SOP 98-1 prospectively as of January 1, 1999. Based on our current budget, we expect our 1999 net income to be negatively impacted by approximately $2 million and our 1999 EBITDA to be negatively impacted by approximately $4 million.

Results of Operations

     The following table sets forth, for the periods indicated, information derived from Iron Mountain's consolidated statements of operations, expressed as a percentage of total consolidated revenues.



                                                                                                               Three Months
                                                                                                                  Ended
                                                                     Year Ended December 31,                    March 31,
                                                            ------------------------------------------   ---------------------------
                                                                1996           1997           1998           1998           1999
                                                            ------------   ------------   ------------   ------------   ------------
Revenues:
 Storage ................................................        61.9%          60.3%          60.1%          59.5%          61.9%
 Service and Storage Material Sales .....................        38.1           39.7           39.9           40.5           38.1
                                                                -----          -----          -----          -----          -----
  Total Revenues ........................................       100.0          100.0          100.0          100.0          100.0
                                                                -----          -----          -----          -----          -----
Operating Expenses:
 Cost of Sales (Excluding Depreciation) .................        51.0           51.2           50.0           50.5           49.8
 Selling, General and Administrative ....................        24.8           24.7           25.0           25.1           25.5
 Depreciation and Amortization ..........................        12.2           13.0           12.6           12.4           12.4
                                                                -----          -----          -----          -----          -----
  Total Operating Expenses ..............................        88.0           88.9           87.6           88.0           87.7
                                                                -----          -----          -----          -----          -----
Operating Income ........................................        12.0           11.1           12.4           12.0           12.3
Interest Expense ........................................        10.7           13.3           11.9           13.8           10.9
Other Income, Net .......................................          --             --            0.4             --             --
                                                                -----          -----          -----          -----          -----
Income (Loss) from Continuing Operations before
  Provision (Benefit) for Income Taxes and Minority
  Interest ..............................................         1.3           (2.2)           0.9           (1.8)           1.4
Provision (Benefit) for Income Taxes ....................         1.0             --            1.7           (1.2)           1.5
Minority Interest in Net Income of Consolidated
  Subsidairies ..........................................          --             --             --             --            0.1
                                                                -----          -----          -----          -----          -----
Income (Loss) from Continuing Operations ................         0.3           (2.2)          (0.8)          (0.6)          (0.2)
Income from Discontinued Operations,
  Net of Tax Provision ..................................          --             --            0.1            0.3            0.1
                                                                -----          -----          -----          -----          -----
Income (Loss) Before Extraordinary Charge ...............         0.3           (2.2)          (0.7)          (0.3)          (0.1)
Extraordinary Charge, Net of Tax Benefit ................         1.6             --             --             --             --
                                                                -----          -----          -----          -----          -----
Net Loss ................................................        (1.3)          (2.2)          (0.7)          (0.3)          (0.1)
Accretion of Redeemable Put Warrant .....................         0.2             --             --             --             --
                                                                -----          -----          -----          -----          -----
Net Loss Applicable to Common Stockholders ..............        (1.5)%         (2.2)%         (0.7)%         (0.3)%         (0.1)%
                                                                -----          -----          -----          -----          -----
                                                                -----          -----          -----          -----          -----
EBITDA from Continuing Operations .......................        24.2%          24.1%          25.0%          24.4%          24.7%
                                                                -----          -----          -----          -----          -----
                                                                -----          -----          -----          -----          -----

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO
THREE MONTHS ENDED MARCH 31, 1998

Consolidated storage revenues increased $14.8 million, or 27.9%, to $67.7 million for the first quarter of 1999, from $52.9 million for the first quarter of 1998. Internal storage revenue growth was 9.8%. The internal storage revenue growth resulted primarily from net increases in records and other media stored by existing customers and from sales to new customers.

Consolidated service and storage material sales revenues increased $5.5 million, or 15.3%, to $41.6 million for the first quarter of 1999 from $36.1 million for the first quarter of 1998. Internal service and storage material sales revenue growth was 10.0%. The internal revenue growth resulted from increases in service and storage material sales to existing customers and the addition of new customer accounts.

For the reasons discussed above, total consolidated revenues increased $20.3 million, or 22.8%, to $109.4 million for the first quarter of 1999 from $89.1 million for the first quarter of 1998. Internal revenue growth was 9.9%.

Consolidated cost of sales (excluding depreciation) increased $9.5 million, or 21.2%, to $54.4 million (49.8% of consolidated revenues) for the first quarter of 1999 from $44.9 million (50.5% of consolidated revenues) for the first quarter of 1998. The dollar increase was primarily attributable to the increase in records and other media stored and expenses related to certain facility moves.

Consolidated selling, general and administrative expenses increased $5.5 million, or 24.7%, to $27.9 million (25.5% of consolidated revenues) for the first quarter of 1999 from $22.4 million (25.1% of consolidated revenues) for the first quarter of 1998. The dollar increase was primarily attributable to:
(i) the Company's national sales and marketing meeting occurring in January 1999; (ii) the adoption, effective January 1, 1999, of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" which requires certain computer software costs associated with internal use software to be expensed as incurred; and (iii) increased personnel, office and overhead costs to support the Company's growth.

Consolidated depreciation and amortization expense increased $2.5 million, or 22.9%, to $13.6 million (12.4% of consolidated revenues) for the first quarter of 1999 from $11.1 million (12.4% of consolidated revenues) for the first quarter of 1998. The dollar increase was primarily attributable to the additional depreciation and amortization expense related to the 1998 and 1999 acquisitions, and capital expenditures including racking systems, information systems and expansion of storage capacity in existing facilities.

As a result of the foregoing factors, consolidated operating income increased $2.8 million, or 25.6%, to $13.5 million (12.3% of consolidated revenues) for the first quarter of 1999 from $10.7 million (12.0% of consolidated revenues) for the first quarter of 1998.

Consolidated interest expense decreased $0.4 million, or 3.0%, to $11.9 million for the first quarter of 1999 from $12.3 million for the first quarter of 1998. The decrease was primarily attributable to lower effective interest rates for the first quarter of 1999 compared to the same period in 1998.

As a result of the foregoing factors, consolidated income (loss) from continuing operations before provision (benefit) for income taxes and minority interest in net income of consolidated subsidiaries increased $3.1 million to income of $1.5 million (1.4% of consolidated revenues) for the first quarter of 1999 from a loss of $1.6 million (1.8% of consolidated revenues) for the first quarter of 1998. The provision for income taxes was $1.6 million for the first quarter of 1999 compared to a credit of $1.0 million for the first quarter of 1998. The Company's effective tax rate is higher than statutory rates primarily due to the amortization of the nondeductible portion of goodwill associated with certain acquisitions (the tax laws generally permit deduction of such expenses for asset purchases, but not for acquisitions of stock). In connection with our 1999 acquisitions, the Company recorded approximately $72.0 million in nondeductible goodwill.

Consolidated net loss decreased $0.2 million to a net loss of $0.1 million (0.1% of consolidated revenues) for the first quarter of 1999 from a consolidated net loss of $0.3 million (0.3% of consolidate revenues) for the first quarter of 1998.

As a result of the foregoing factors, consolidated EBITDA from continuing operations increased $5.3 million, or 24.3%, to $27.1 million (24.7% of consolidated revenues) for the first quarter of 1999 from $21.8 million (24.4% of consolidated revenues) for the first quarter of 1998.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Consolidated storage revenues increased $104.7 million, or 83.1%, to $230.7 million for the year ended December 31, 1998 from $126.0 million for the year ended December 31, 1997, primarily due to the completion of 33 acquisitions during 1998 and 1997. Consolidated storage revenue internal revenue growth was 10.2% and resulted primarily from net increases in records and other media stored by existing customers and from sales to new customers. The records and information management services business accounted for all of the storage revenues for the years ended December 31, 1998 and 1997.

     Consolidated service and storage material sales revenues increased $70.5 million, or 85.1%, to $153.3 million for the year ended December 31, 1998 from $82.8 million for the year ended December 31, 1997, primarily due to acquisitions. Service and storage material sales internal revenue growth was 14.6% and resulted from increases in service and storage material sales to existing customers and the addition of new customer accounts.

     For the reasons discussed above, total consolidated revenues increased $175.2 million, or 83.9%, to $384.0 million for the year ended December 31, 1998 from $208.8 million for the year ended December 31, 1997. Total internal revenue growth was 11.9%.

     Consolidated cost of sales (excluding depreciation) increased $85.2 million, or 79.7%, to $192.1 million (50.0% of consolidated revenues) for the year ended December 31, 1998 from $106.9 million (51.2% of consolidated revenues) for the year ended December 31, 1997. We attribute the dollar increase primarily to the increase in records and other media stored and expenses related to facility relocations. We attribute the decrease as a percentage of revenues primarily to:

     o particular data security acquisitions, including the Arcus Group acquisition, and the acquisition of a software escrow business, acquired in the third quarter of 1997, having a higher gross margin than the rest of Iron Mountain and

     o the closing of redundant facilities associated with particular acquisitions.

     Consolidated selling, general and administrative expenses increased $44.2 million, or 85.5%, to $95.9 million (25.0% of consolidated revenues) for the year ended December 31, 1998 from $51.7 million (24.7% of consolidated revenues) for the year ended December 31, 1997. We attribute the dollar increase primarily to:

     o the addition of overhead attributable to the Arcus Group acquisition,

     o additional salespeople, primarily related to the acquisitions of Arcus Group and Safesite Records Management Corporation and our decision to significantly increase our selling resources,

     o increased personnel, office and overhead costs to support our growth and

     o recruiting, relocation and training expenses associated with acquisition integration.

     Consolidated depreciation and amortization expense increased $21.2 million, or 78.2%, to $48.3 million (12.6% of consolidated revenues) for the year ended December 31, 1998 from $27.1 million (13.0% of consolidated revenues) for the year ended December 31, 1997. We attribute the dollar increase primarily to the additional depreciation and amortization expense related to our acquisitions and capital expenditures for our records and information management services businesses, including racking systems, information systems and expansion of storage capacity in existing facilities.

     As a result of the foregoing factors, consolidated operating income increased $24.6 million, or 106.3%, to $47.7 million (12.4% of consolidated revenues) for the year ended December 31, 1998 from $23.1 million (11.1% of consolidated revenues) for the year ended December 31, 1997.

     Consolidated interest expense increased $18.0 million, or 64.8%, to $45.7 million for the year ended December 31, 1998 from $27.7 million for the year ended December 31, 1997. We attribute the increase primarily to increased indebtedness related to the financing of acquisitions and capital expenditures. Such increase was partially offset by lower effective interest rates for the year ended December 31, 1998 compared to the same period in 1997.

     Consolidated other income for the year ended December 31, 1998 is comprised of a $1.7 million gain resulting from the settlement of several insurance claims, including a significant claim under our business interruption insurance policy, related to the March 1997 fires at our South Brunswick Township, New Jersey facilities. A $0.3 million loss on a foreign currency transaction in connection with our acquisition of Britannia Data Management partially offset such gain.

     As a result of the foregoing factors, consolidated income (loss) from continuing operations before the provision (benefit) for income taxes increased $8.0 million to income of $3.4 million (0.9% of consolidated revenues) for the year ended December 31, 1998 from a loss of $4.6 million (2.2% of consolidated revenues) for the year ended December 31, 1997. The provision for income taxes was $6.6 million for the year ended December 31, 1998 compared to a credit of $0.1 million for the year ended December 31, 1997. Our effective tax rate is higher than statutory rates primarily due to the amortization of the nondeductible portion of goodwill associated with particular acquisitions (the tax laws generally permit deduction of such expenses for asset purchases, but not for acquisitions of stock). In connection with our 1998 acquisitions, we recorded approximately $128.1 million in nondeductible goodwill.

     Consolidated net loss decreased $1.5 million to a net loss of $3.0 million (0.7% of consolidated revenues) for the year ended December 31, 1998 from a consolidated net loss of $4.5 million (2.2% of consolidated revenues) for the year ended December 31, 1997.

     As a result of the foregoing factors, consolidated EBITDA from continuing operations increased $45.8 million, or 91.1%, to $96.0 million (25.0% of consolidated revenues) for the year ended December 31, 1998 from $50.2 million (24.1% of consolidated revenues) for the year ended December 31, 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Consolidated storage revenues increased $40.2 million, or 46.8%, to $126.0 million for the year ended December 31, 1997 from $85.8 million for the year ended December 31, 1996. Thirty-four acquisitions completed by Iron Mountain in 1996 and 1997 accounted for $34.0 million, or 84.7%, of such increase. The balance of such increase resulted from net Carton growth from existing customers and from sales to new customers.

     Consolidated service and storage material sales revenues increased $29.9 million, or 56.5% to $82.8 million for the year ended December 31, 1997 from $52.9 million for the year ended December 31, 1996. Acquisitions completed by Iron Mountain in 1996 and 1997 accounted for $25.9 million, or 86.8%, of such increase. The balance of such increase resulted from increases in service and storage material sales to existing customers and the addition of new customer accounts. We attribute the greater percentage increase in service and storage material sales revenues, as compared to storage revenues, for the year ended December 31, 1997 primarily to some businesses acquired in 1997 that have a higher component of service and storage material sales revenues, compared to storage revenues, than the rest of our records and information management services business.

     For the reasons discussed above, total consolidated revenues increased $70.1 million, or 50.5%, to $208.8 million for the year ended December 31, 1997 from $138.7 million for the year ended December 31, 1996. We attribute an increase of $59.9 million, or 42.3 percentage points, to our acquisitions completed in 1996 and 1997, and an increase of $10.2 million, or 8.2 percentage points, to internal growth. The internal growth percentage includes the loss of revenues resulting from the fires in South Brunswick Township, New Jersey in March 1997. Excluding our South Brunswick operations for both years, internal growth for the year was 10.1%.

     Consolidated cost of sales (excluding depreciation) increased $36.2 million, or 51.1%, to $106.9 million (51.2% of revenues) for the year ended December 31, 1997 from $70.7 million (51.0% of revenues) for the year ended December 31, 1996. We attribute the dollar increase primarily to the increase in Cartons stored and expenses related to facility relocations. We attribute the increase as a percentage of revenues primarily to recent acquisitions, which initially have lower gross margins than the rest of Iron Mountain.

     Consolidated selling, general and administrative expenses increased $17.4 million, or 50.5%, to $51.7 million (24.7% of revenues) for the year ended December 31, 1997 from $34.3 million (24.8% of revenues) for the year ended December 31, 1996. We attribute the dollar increase primarily to:

     o increased personnel, office and overhead costs needed to support our growth,

     o the addition of overhead, primarily salespeople, related to the acquisition of Safesite Records Management and

     o the integration, training and redeployment of personnel principally related to the Safesite Records Management acquisition.

     Consolidated depreciation and amortization increased $10.2 million, or 60.1%, to $27.1 million (13.0% of revenues) for the year ended December 31, 1997 from $16.9 million (12.2% of revenues) for the year ended December 31, 1996. We attribute the dollar increase primarily to the additional depreciation and amortization related to our acquisitions and capital expenditures including racking systems, information systems and expansion of storage capacity in existing facilities.

     As a result of the foregoing factors, consolidated operating income increased $6.4 million, or 38.4%, to $23.1 million (11.1% of revenues) for the year ended December 31, 1997 from $16.7 million (12.0% of revenues) for the year ended December 31, 1996.

     Consolidated interest expense increased $12.8 million, or 86.0%, to $27.7 million for the year ended December 31, 1997 from $14.9 million for the year ended December 31, 1996. We attribute the increase primarily to increased indebtedness related to the financing of acquisitions. Lower effective interest rates for the year ended December 31, 1997 as compared to the same period for 1996 partially offset such increase.

     As a result of the foregoing factors, consolidated income (loss) before provision (benefit) for income taxes decreased $6.4 million to a loss of $4.6 million (2.2% of revenues) for the year ended December 31, 1997 from income of $1.8 million (1.3% of revenues) for the year ended December 31, 1996. Provision (benefit) for income taxes was a credit of $0.1 million for the year ended December 31, 1997 compared with a provision of $1.4 million for the year ended December 31, 1996. Our effective tax rate is less favorable than statutory rates primarily due to the amortization of the nondeductible portion of goodwill associated with particular acquisitions (the tax laws generally permit deduction of such expenses for asset purchases, but not for acquisitions of stock). In connection with our 1997 acquisitions, we recorded approximately $145 million in nondeductible goodwill.


     Consolidated net loss increased $2.7 million to a net loss of $4.5 million (2.2% of revenues) for the year ended December 31, 1997 from a net loss of $1.8 million (1.3% of revenues) for the year ended December 31, 1996. Net loss applicable to common stockholders increased $2.5 million to a net loss of $4.5 million (2.2% of revenues) for the year ended December 31, 1997 from a net loss of $2.0 million (1.5% of revenues) after accretion of $0.3 million related to a redeemable put warrant to acquire 666,578 shares of our common stock for the year ended December 31, 1996. The warrant was redeemed in full in February 1996 with a portion of the proceeds from our initial public offering. As a result of such redemption, we will not have any future charges for such accretion.


     As a result of the foregoing factors, consolidated EBITDA increased $16.6 million, or 49.3%, to $50.2 million (24.1% of revenues) for the year ended December 31, 1997 from $33.6 million (24.2% of revenues) for the year ended December 31, 1996.


Recent Consolidated Quarterly Financial Data

     The following table sets forth, for the quarterly periods indicated, information derived from Iron Mountain's consolidated statements of operations. The unaudited quarterly information has been prepared on the same basis as the annual financial information and, in management's opinion, includes all adjustments (consisting of normal recurring accruals) necessary to present fairly the information for the quarters presented. The operating results for any quarter do not necessarily indicate results for the year or for any future period.



                                                       Three Months Ended
                                         ----------------------------------------------
                                                              1997
                                         ----------------------------------------------
                                           Mar. 31     June 30    Sept. 30    Dec. 31
                                         ----------- ----------- ---------- -----------
                                                         (In thousands)
Revenues:
 Storage ...............................  $ 25,823    $ 27,987   $ 32,390    $ 39,768
 Service and, Storage Material
  Sales ................................    16,331      18,598     22,265      25,603
                                          --------    --------   --------    --------
   Total Revenues ......................    42,154      46,585     54,655      65,371
Operating Expenses:
 Cost of Sales (Excluding
  Depreciation) ........................    21,764      24,108     27,870      33,137
 Selling, General and
  Administrative .......................    10,207      11,296     14,180      15,985
 Depreciation and Amortization .........     5,722       6,243      6,530       8,612
                                          --------    --------   --------    --------
   Total Operating Expenses ............    37,693      41,647     48,580      57,734
                                          --------    --------   --------    --------
Operating Income .......................  $  4,461    $  4,938   $  6,075    $  7,637
                                          --------    --------   --------    --------
                                          --------    --------   --------    --------
EBITDA .................................  $ 10,183    $ 11,181   $ 12,605    $ 16,249
                                          --------    --------   --------    --------
                                          --------    --------   --------    --------


                                                      Three Months Ended
                                         ---------------------------------------------
                                                             1998
                                         ---------------------------------------------
                                           Mar. 31     June 30   Sept. 30    Dec. 31
                                         ----------- ---------- ---------- -----------
                                                        (In thousands)
Revenues:
 Storage ...............................  $ 52,948   $55,592    $59,506    $ 62,656
 Service and, Storage Material
  Sales ................................    36,108    37,872     39,038      40,241
                                          --------   -------    -------    --------
   Total Revenues ......................    89,056    93,464     98,544     102,897
Operating Expenses:
 Cost of Sales (Excluding
  Depreciation) ........................    44,917    46,756     49,506      50,934
 Selling, General and
  Administrative .......................    22,360    23,638     24,069      25,800
 Depreciation and Amortization .........    11,058    11,903     12,630      12,710
                                          --------   -------    -------    --------
   Total Operating Expenses ............    78,335    82,297     86,205      89,444
                                          --------   -------    -------    --------
Operating Income .......................  $ 10,721   $11,167    $12,339     $13,453
                                          --------   -------    -------    --------
                                          --------   -------    -------    --------
EBITDA from Continuing Operations ......  $ 21,779   $23,070    $24,969     $26,163
                                          --------   -------    -------    --------
                                          --------   -------    -------    --------

Liquidity and Capital Resources

Recent Financings and Sources of Funds

     In May 1999, we issued and sold an aggregate of 5,750,000 shares (including 750,000 to cover over-allotments) of our common stock in an underwritten public offering. We had net proceeds after deducting underwriters' discounts of $153.8 million, which we used to repay outstanding bank debt, to repurchase 1,476,577 shares of our common stock issued in connection with our Data Base acquisition, to fund the cash portion of the purchase price of some of our 1999 acquisitions and for general corporate purposes.

     In April 1999, we completed a private placement of $150 million in aggregate principal amount of 8-1/4% Senior Subordinated Notes due 2011. We received net proceeds of approximately $145.0 million from the offering after deducting discounts, commissions and expenses. We used the net proceeds from the notes offering to repay indebtedness under our credit agreement.

     In connection with certain of our 1998 acquisitions, we issued 2,645,913 shares of our common stock with a fair value of $51.4 million and options to acquire approximately 885,000 shares of common stock with a fair value of $15.7 million. In 1999, in connection with our Data Base acquisition, we issued 1,476,577 shares of our common stock with a fair value of $46.0 million. We subsequently repurchased such shares for $39.5 million.

     In April 1998, we issued and sold an aggregate of 6,037,500 shares (including 787,500 to cover over-allotments) of our common stock in an underwritten public offering. We had net proceeds after deducting underwriters' discounts of $132.9 million, which we used to repay outstanding bank debt, to fund the cash portion of the purchase price of some of our 1998 acquisitions and for general corporate purposes.

     Our net cash provided by financing activities consisted of:

     o $80.6 million for the year ended December 31, 1996, consisting primarily of the net proceeds of $160.1 million from the sale of our 10-1/8% Senior Subordinated Notes due 2006 and $33.3 million from our initial public offering, offset by $102.2 million of repayment of indebtedness and $6.6 million used to retire a redeemable warrant,

     o $231.2 million for the year ended December 31, 1997, consisting primarily of the net proceeds of $242.6 million from the sale of our 8-3/4% Senior Subordinated Notes due 2009 offset by $10.3 million of repayment of indebtedness,

     o $159.3 million for the year ended December 31, 1998, consisting primarily of the net proceeds of $132.9 million from our 1998 public equity offering and additional borrowings under our revolving credit facility of $23.7 million, and

     o $68.3 million for the three months ended March 31, 1999, consisting primarily of the proceeds from borrowings under our revolving credit facility of $76.1 million, which were partially offset by repayments of debt of $8.1 million.


As of March 31, 1999, outstanding borrowings under our credit agreement amounted to $103.5 million.

     As of June 30, 1999, we had indebtedness maturing for the year ending December 31, 1999 of $4.8 million, for the year ending December 31, 2000 of $0.8 million, for the year ending December 31, 2001 of $1.7 million, for the year ending December 31, 2002 of $0.6 million and for the year ending December 31, 2003 of $0.4 million.

     With our acquisition of Britannia Data Management, we assumed a bank loan with an outstanding balance as of October 31, 1998 of $15.9 million. See Notes 2 and 4 of the Notes to Britannia Data Management Limited's Combined Financial Statements.

     As of June 30, 1999, Britannia Data Management had total bank debt of $27.6 million based on applicable exchange rates on that date. $13.4 million of the borrowings were used to fund the cash portion of the purchase price of the Memogarde Acquisition.

     As of June 30, 1999, excluding the debt of Britannia Data Management and Memogarde, we had $569.9 million of total debt, all of which had fixed interest rates. See Note 4 of Notes to Iron Mountain's Consolidated Financial Statements.

     Our net cash provided by continuing operations was $67.1 million for the year ended December 31, 1998 compared to $22.4 million for the same period in 1997. We attribute the increase primarily to the increase in EBITDA, accounts payable, other long-term liabilities and deferred income and the decrease in inventory, prepaid expenses and other current assets.

     Our net cash provided by continuing operations was $10.1 million for the three months ended March 31, 1999 compared to $8.3 million for the same period in 1998. We attribute the increase primarily to the increase in EBITDA, which was partially offset by a decrease in trade accounts payable and other changes in asset and liability accounts.

     At December 31, 1998, we had estimated net operating loss carryforwards of approximately $46.2 million for federal income tax purposes. As a result of such loss carryforwards, cash paid for income taxes has historically been substantially lower than the provision for income taxes. The preceding net operating loss carryforwards do not include preacquisition net operating loss carryforwards of Arcus Group. As a result of the litigation relating to Arcus Group's net operating loss carryforwards, we have not recognized the deferred tax asset generated by such loss carryforwards. If we receive a favorable outcome in the litigation, any tax benefit realized will be recorded as a reduction of goodwill.


Capital Investments

     As we have sought to increase our EBITDA, we have made significant capital investments, consisting primarily of:

     o  acquisitions,

     o capital expenditures, primarily related to growth, including investments in real estate, racking systems, management information systems and expansion of storage capacity in existing facilities and

     o  customer acquisition costs.

We paid cash for these investments during 1998 amounting to $189.7 million, $56.5 million and $3.0 million, respectively. We have funded these investments primarily through cash flows from operations, borrowings under our revolving credit facility, a portion of the net proceeds from the sale of our 8-3/4% Senior Subordinated Notes due 2009 and the net proceeds from our 1998 public equity offering.

     As a result of implementing our acquisition strategy, we paid cash for acquisitions of $68.5 million in 1996, $192.2 million in 1997 and $189.7 million in 1998. In addition, in connection with certain of our acquisitions, we issued common stock and options to purchase common stock with an aggregate fair value of $88.9 million in 1997 and $67.1 million in 1998. From January 1, 1999 through April 30, 1999, we acquired six additional records and information management services businesses for total consideration of approximately $215 million, including $46.0 million in fair value of our common stock.

     Our growth-related capital expenditures were $23.3 million for 1996, $37.1 million for 1997 and $54.0 million for 1998. Growth-related capital expenditures consist primarily of investments in racking systems, management information systems, new buildings and expansion of storage capacity in existing facilities. Our capital expenditures made in order to maintain our current revenues were $1.1 million for 1996, $1.2 million for 1997 and $1.9 million for 1998.


     We currently estimate that our capital expenditures (other than capital expenditures related to future acquisitions, which we cannot presently estimate) for 1999 will be approximately $65 to $70 million. We expect to fund these expenditures with cash flows from operations.


     In addition, we incur costs (net of revenues received for the initial transfer of records) related to the acquisition of large volume accounts. Our additions to customer acquisition costs were $1.6 million for 1996, $1.6 million for 1997 and $3.0 million for 1998.


Acquisitions

     Our acquisitions within the records and information management services industry have significantly impacted our liquidity and capital resources and, given our acquisition strategy, may continue to do so for the foreseeable future.

     We have historically financed the cash portion of our acquisitions with borrowings under our credit agreements in conjunction with cash flows provided by operations and with the net proceeds of issuances of debt securities and common stock. Our future interest expense may increase significantly as a result of the additional indebtedness we may incur to finance possible future acquisitions. To the extent that we finance future acquisitions with additional borrowings under our revolving credit facility or other credit facilities, or the future issuance of debt securities, the resulting increase in debt and interest expense could negatively effect such measures of liquidity as debt to equity, EBITDA to debt and EBITDA to interest expense.

     In connection with our acquisition program, we undertake certain restructurings of the acquired businesses. We complete formalized restructuring plans for acquisitions within one year of the date of acquisition. The restructuring activities include reductions in staffing levels, elimination of duplicate facilities and other costs associated with exiting activities of the acquired businesses. In connection with these restructuring activities, we established reserves of $6.6 million in 1997 and $11.4 million in 1998 as part of the purchase accounting for the acquisitions. We expended $2.2 million during 1997 and $4.7 million during 1998 for restructuring costs. In addition, we made $0.3 million of adjustments in 1997 and $1.6 million of adjustments in 1998, which reduced goodwill, as a result of management finalizing restructuring plans within one year of acquisition. These expenditures consisted primarily of severance costs and costs relating to exiting facilities. At December 31, 1998, we had a total of $10.5 million accrued for restructuring costs for all of our then completed acquisitions. We expect to record reserves for the acquisitions completed between January 1, 1999 and April 30, 1999 and are currently evaluating our restructuring plans. We will continue to evaluate our restructuring plans regarding these acquisitions during the year following their completion.


Future Capital Needs

     Our ability to generate sufficient cash to fund our needs depends generally on the results of our operations and the availability of financing. Management believes that cash flows from operations in conjunction with borrowings from existing and possible future debt financings will be sufficient for the foreseeable future to meet debt service requirements and to make possible future acquisitions and capital expenditures. However, we cannot make any assurance in this regard or that the terms available for any future financing, if required, would be favorable to us.


Seasonality

     Historically, seasonality has not affected our businesses in any material respect.


Inflation

     Some of our expenses, such as wages and benefits, occupancy costs and equipment repair and replacement, are subject to normal inflationary pressures. Although to date we have been able to offset inflationary cost increases through increased operating efficiencies, we cannot assure that we will be able to offset any future inflationary cost increases through similar efficiencies or increased storage or service charges.


Year 2000 Readiness


General

     The Year 2000, or Y2K, problem refers to the inability of systems, primarily software systems, to properly recognize and process date sensitive information relating to the year 2000 and beyond. In order to respond to this problem, we have established a Y2K Project Plan. The plan is comprised of five major phases: awareness, assessment, renovation, validation and implementation. These phases are applied to three general categories: operational systems (consisting primarily of inventory and billing systems), financial accounting systems and other products and services obtained from third parties.


Operational Systems

     Our primary operational systems for our records and information management services segment are Safekeeper-TM-, an internally developed software application used mainly in our business records operations, and MediaLink-TM-, a software application obtained from a third party used mainly in our data security operations. Additionally, as an active acquirer of businesses, we currently use, and will continue to use, several different legacy operational systems that have been, and will be, inherited through our ongoing acquisition program. Both Safekeeper and MediaLink are Y2K compliant. Based on our assessment, we believe that approximately 85% of our business units are currently operating with an operational system that is Y2K compliant or upgradable to a currently available Y2K compliant version of the existing software. We are currently converting the remaining business units to a Y2K compliant operational system.

     Our information technology staffing business uses commercially available, off-the-shelf software packages from nationally recognized vendors for its primary software applications, which include its financial accounting, time and billing and resume retrieval database systems. Based on publicly available certifications from the vendors, we believe that these software packages are Y2K compliant. The information technology staffing business upgraded its accounting software to the Y2K compliant release in December 1998, and expects to complete the upgrade of its time and billing software to the Y2K compliant releases by the end of the second quarter of 1999.


Financial Accounting Systems

     As part of our normal course of business, we have several system improvement initiatives underway. One such initiative involves the installation of new financial accounting software from Oracle Corporation. Oracle has certified that its accounting software is Y2K compliant. The installation of the Oracle software is substantially complete and is expected to be concluded by the end of the third quarter of 1999.

     We currently use, and will continue to use, several different legacy accounting systems that have been, and will be, inherited through our ongoing acquisition program. Accordingly, we continue to assess these newly acquired legacy systems and, based on vendor certifications, we believe that substantially all of these systems are Y2K compliant. We are in the process of remediating the remaining systems and expect to complete such remediation before the end of the third quarter of 1999.


Products and Services Obtained from Third Parties

     The products and services we obtain from third parties consist mainly of
(1) facility systems, including telecommunications, climate control systems, security systems, fire and safety systems, and (2) products and services purchased from vendors, including third party payroll processing and products for resale such as cartons and operating supplies. We have substantially completed assessment of our telecommunications systems and are in the process of implementing our remediation plan for such systems that are not Y2K compliant. With respect to our other facility systems and products and services purchased from vendors, we have substantially completed the assessment phase and expect to complete the implementation phase by the end of the third quarter of 1999.


Customers

     Our customer base is diversified in terms of revenue and industry concentration. Only two customers account for more than 1% of total revenues and no customer accounts for more than 2% of total revenues. Given the nature of the services we provide to our customers, as well as the diversification of our customer base, we do not believe that Y2K issues associated with our customers will have a material adverse effect on our financial condition or results of operations.


Costs

     Based on our current assessment of our Y2K issues, we do not expect the total cost associated with required modifications to become Y2K compliant to be material to our financial position. Some costs associated with our pre-existing system improvement initiatives and the purchase of equipment (including the financial accounting software developed by Oracle, Safekeeper and MediaLink) will be capitalized and amortized over their useful lives. Some payroll and related costs represent the redeployment of existing staff resources rather than incremental costs to Iron Mountain. All other costs associated with our Y2K plan will be expensed as incurred. We estimate that our costs associated with the plan to be incurred in 1999 will be under $3 million. These costs are included in our operating and capital budgets for 1999.


Contingency Plans

     As part of our Y2K project, we have analyzed our points of major risk and are developing contingency plans as a backup to our remediation effort.

Year 2000 Risks

     The failure on our part or one of our suppliers to correct a material Y2K problem could result in an interruption in, or a failure of, normal business activities or operations, although we do not know the extent of such a possible business disruption at this time. We expect the implementation of our Y2K plan to significantly reduce our level of uncertainty about the Y2K problem. We believe that, with the completion of our existing system improvement initiatives and the successful execution of the plan, we will substantially reduce the likelihood of significant interruptions of normal operations. However, we cannot assure that we will be able to address the Y2K issues for all of our software applications and major operating systems in a timely manner or that we will not encounter unexpected difficulties or significant expenses. If we or our major third party suppliers of products and services fail to adequately address our or their Y2K issues, or we fail to successfully integrate or convert our computer systems generally, our business, financial condition or results of operations could be materially adversely affected.

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated statements of operations and balance sheet data of Iron Mountain as of and for each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998 is derived from Iron Mountain's audited consolidated financial statements. The selected consolidated statements of operations and balance sheet data of Iron Mountain for the three months ended March 31, 1998 and 1999 have been derived from our unaudited condensed consolidated financial statements. You should read this information in conjunction with Iron Mountain's Consolidated Financial Statements and the footnotes thereto incorporated by reference in this prospectus. See "Incorporation of Certain Information by Reference."

                                                                                                                 THREE MONTHS
                                                                     YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                      -----------------------------------------------------  --------------------
                                                        1994       1995       1996       1997       1998       1998       1999
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Storage...........................................  $  54,098  $  64,165  $  85,826  $ 125,968  $ 230,702  $  52,948  $  67,722
  Service and Storage Material Sales................     33,520     40,271     52,892     82,797    153,259     36,108     41,649
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Revenues..................................     87,618    104,436    138,718    208,765    383,961     89,056    109,371
Operating Expenses:
  Cost of Sales (Excluding Depreciation)............     45,880     52,277     70,747    106,879    192,113     44,917     54,435
  Selling, General and Administrative...............     20,853     26,035     34,342     51,668     95,867     22,360     27,875
  Depreciation and Amortization.....................      8,690     12,341     16,936     27,107     48,301     11,058     13,595
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Operating Expenses........................     75,423     90,653    122,025    185,654    336,281     78,335     95,905
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating Income....................................     12,195     13,783     16,693     23,111     47,680     10,721     13,466
Interest Expense, Net...............................      8,954     11,838     14,901     27,712     45,673     12,314     11,944
Other Income, Net(1)................................         --         --         --         --      1,384         --         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) from Continuing Operations
  Before Provision (Benefit) for Income Taxes
  and Minority Interest.............................      3,241      1,945      1,792     (4,601)     3,391     (1,593)     1,522
Provision (Benefit) for Income Taxes................      1,957      1,697      1,435        (80)     6,558     (1,045)     1,623
Minority Interest in Net Income of Consolidated
  Subsidiaries......................................         --         --         --         --         --         --        147
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) from Continuing Operations............      1,284        248        357     (4,521)    (3,167)      (548)      (248)
Income from Discontinued Operations (net of tax
  provision)........................................         --         --         --         --        201        234         99
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) Before Extraordinary Charge...........      1,284        248        357     (4,521)    (2,966)      (314)      (149)
Extraordinary Charge, Net of Tax Benefit(2).........         --         --      2,126         --         --         --         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Income (Loss)...................................      1,284        248     (1,769)    (4,521)    (2,966)      (314)      (149)
Accretion of Redeemable Put Warrant.................      1,412      2,107        280         --         --         --         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Loss Applicable to Common Stockholders..........  $    (128) $  (1,859) $  (2,049) $  (4,521) $  (2,966) $    (314) $    (149)
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) Per Common Share--Basic and Diluted:
  Income (Loss) from Continuing Operations..........  $   (0.40) $  (32.61) $    0.00  $   (0.26) $   (0.12) $   (0.02)  $  (0.01)
  Income from Discontinued Operations...............         --         --         --         --       0.01       0.01         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (Loss) Before Extraordinary Charge.........      (0.40)    (32.61)      0.00      (0.26)     (0.11)     (0.01)     (0.01)
  Extraordinary Charge, Net of Tax Benefit(2).......         --         --      (0.15)        --         --         --         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net Loss Applicable to Common Stockholders........  $   (0.40) $  (32.61) $   (0.15) $   (0.26) $   (0.11) $   (0.01) $   (0.01)
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted Average Common Shares Outstanding........        321         57     13,911     17,172     27,470     22,269     29,500
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Pro Forma(3):
    Net Loss Per Share Applicable to Common
      Stockholders..................................  $   (0.01) $   (0.16) $   (0.13) $   (0.26) $   (0.11) $   (0.01) $   (0.01)
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Weighted Average Common Shares Outstanding......     11,976     11,676     15,206     17,172     27,470     22,269     29,500
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
EBITDA from Continuing Operations (4)...............  $  20,885  $  26,124  $  33,629  $  50,218  $  95,981  $  21,779  $  27,061
EBITDA from Continuing Operations as a
  Percentage of Total Revenues......................       23.8%      25.0%      24.2%      24.1%      25.0%      24.5%      24.7%
Capital Expenditures:
  Growth(5)(6)......................................  $  15,829  $  14,395  $  23,334  $  37,082  $  54,039  $   9,545  $  17,642
  Maintenance(7)....................................      1,151        858      1,112      1,238      1,888        576        651
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Capital Expenditures(6)...................  $  16,980  $  15,253  $  24,446  $  38,320  $  55,927  $  10,121  $  18,293
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 THREE MONTHS
                                                                       AS OF DECEMBER 31,                      ENDED MARCH 31,
                                                      -----------------------------------------------------  --------------------
                                                        1994       1995       1996       1997       1998       1998       1999
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents...........................  $   1,303  $   1,585  $   3,453  $  24,510  $   1,715  $   2,312  $   4,899
Total Assets........................................    136,859    186,881    281,799    636,786    967,385    806,018  1,052,744
Total Debt..........................................     86,258    121,874    184,733    428,018    456,178    523,154    541,315
Stockholders' Equity................................     22,869     21,011     52,384    137,733    338,882    193,549    338,857

------------------------

(1) Other income, net includes a $1.7 million gain resulting from the settlement of several insurance claims related to the March 1997 fires at our South Brunswick Township, New Jersey facilities.

(2) The extraordinary charge consists of a prepayment penalty, the write-off of deferred financing costs, original issue discount and loss on termination of interest rate protection agreements.

(3) Represents pro forma earnings per share as if the preferred stock that was converted into common stock in connection with our initial public offering completed in 1996 had been converted for all periods presented.

(4) Based on our experience in the records and information management services industry, we believe that EBITDA is an important tool for measuring the performance of records and information management services companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA in evaluating records and information management services companies, and substantially all of our financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, you should not consider EBITDA to be a substitute to operating or net income (as determined in accordance with GAAP) as an indicator of our performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity.

(5) Growth capital expenditures consist primarily of investments in racking systems, management information systems, new buildings and expansion of storage capacity in existing facilities.

(6) Includes $2,901 in 1994 related to the cost of constructing a records and information management services facility which was sold in a sale and leaseback transaction in 1994.

(7) Consists of capital expenditures we made in order to maintain our current revenues.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
First American Records Management, Inc.:

    We have audited the accompanying balance sheets of First American Records Management, Inc., as of December 31, 1997 and 1998, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of First American Records Management, Inc., as of December 31, 1997 and 1998, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          BRACH, NEAL, DANEY & SPENCE, LLP

San Jose, California
April 1, 1999

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

                                 BALANCE SHEETS

                                                                                  DECEMBER 31,        MARCH 31,
                                                                              ---------------------  -----------
                                                                                1997        1998        1999
                                                                              ---------  ----------  -----------
                                                                                                     (UNAUDITED)
                                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................................. $1,014,539  $  160,689   $  48,853
  Accounts receivable-
    Trade--Less allowance for doubtful accounts of $12,000 in 1997 and
      $35,000 in 1998.......................................................  1,556,216   1,498,699   1,542,283
    Other assets--current...................................................     51,191      49,453     114,904
    Deferred income taxes...................................................     36,000          --          --
                                                                              ---------  ----------  -----------
        Total current assets................................................  2,657,946   1,708,841   1,706,040
                                                                              ---------  ----------  -----------
PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, AT COST.....................  4,736,650   5,723,368   5,794,046
  Less--Accumulated depreciation and amortization........................... (1,787,467) (2,228,531) (2,335,631)
                                                                              ---------  ----------  -----------
                                                                              2,949,183   3,494,837   3,458,415
OTHER ASSETS:
  Notes receivable, related party...........................................    171,320     119,056          --
  Intangible assets.........................................................    526,705   1,032,145   1,048,423
  Customer acquisition costs, net...........................................    215,295     294,494     283,048
  Other assets..............................................................    129,254     195,011     176,896
                                                                              ---------  ----------  -----------
                                                                              1,042,574   1,640,706   1,508,367
                                                                              ---------  ----------  -----------
        Total assets........................................................ $6,649,703  $6,844,384  $6,672,822
                                                                              ---------  ----------  -----------
                                                                              ---------  ----------  -----------
               LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Bank line of credit.......................................................  $ 130,000  $       --   $      --
  Current portion of long-term debt.........................................    823,266     826,559     832,221
  Accounts payable..........................................................    185,899     173,858     208,661
  Accrued expenses..........................................................    210,154     940,855   2,288,339
  Income taxes payable......................................................     31,400     170,776     170,776
  Deferred revenue..........................................................    229,684     267,113     267,113
  Accrued stock appreciation rights.........................................         --   2,755,000   2,437,807
                                                                              ---------  ----------  -----------
        Total current liabilities...........................................  1,610,403   5,134,161   6,204,917
LONG-TERM DEBT, NET OF CURRENT PORTION......................................  2,682,940   6,667,839   6,399,508
ACCRUED STOCK APPRECIATION RIGHTS...........................................  1,785,000          --          --
ACCRUED MANAGEMENT INCENTIVES...............................................    380,000          --          --
OTHER LIABILITIES...........................................................      7,331      18,445      18,445
DEFERRED RENT...............................................................    216,596     447,795     468,288
DEFERRED INCOME TAXES.......................................................         --         598         598
COMMITMENTS AND CONTINGENCIES (SEE NOTE 14)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $0.001 par value;
    Authorized--1,000,000 shares
    Issued and outstanding--332,284 and 254,742 shares at December 31, 1997
      and 1998, respectively................................................        332         254         254
  Paid-in capital...........................................................  2,826,894   3,338,870   3,338,870
  Notes receivable, stockholders............................................   (271,454) (1,540,926)         --
  Treasury stock, at cost, no shares in 1997 and 90,378 shares in 1998......         --  (3,633,196) (3,633,196)
  Accumulated deficit....................................................... (2,588,339) (3,589,456) (6,124,862)
                                                                              ---------  ----------  -----------
        Total stockholders' equity (deficit)................................    (32,567) (5,424,454) (6,418,934)
                                                                              ---------  ----------  -----------
        Total liabilities and stockholders' equity.......................... $6,649,703  $6,844,384  $6,672,822
                                                                              ---------  ----------  -----------
                                                                              ---------  ----------  -----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS

                                                                                           THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,             MARCH 31,
                                                          ---------------------------  ---------------------------
                                                              1997          1998           1998          1999
                                                          ------------  -------------  ------------  -------------

                                                                                       (UNAUDITED)    (UNAUDITED)
REVENUES:
  Storage...............................................  $  5,089,662  $   6,139,261  $  1,435,634  $   1,686,901
  Service and storage materials.........................     2,966,766      3,760,649       810,731      1,165,124
                                                          ------------  -------------  ------------  -------------
      Total revenues....................................     8,056,428      9,899,910     2,246,365      2,852,025
OPERATING EXPENSES:
  Cost of sales.........................................     5,951,917      7,338,287     1,500,712      1,816,014
  Selling, general and administrative...................     1,649,885      2,212,003       474,764      3,257,684
  Depreciation and amortization.........................       542,650        572,044       181,932        153,004
                                                          ------------  -------------  ------------  -------------
      Total operating expenses..........................     8,144,452     10,122,334     2,157,408      5,226,702
                                                          ------------  -------------  ------------  -------------
OPERATING INCOME (LOSS).................................       (88,024)      (222,424)       88,957     (2,374,677)
INTEREST EXPENSE, NET...................................       256,262        540,693       143,015        160,729
                                                          ------------  -------------  ------------  -------------
LOSS BEFORE PROVISION FOR INCOME TAXES..................      (344,286)      (763,117)      (54,058)    (2,535,406)
PROVISION FOR INCOME TAXES..............................       398,200        238,000        17,000             --
                                                          ------------  -------------  ------------  -------------
      Net loss..........................................  $   (742,486) $  (1,001,117) $    (71,058) $  (2,535,406)
                                                          ------------  -------------  ------------  -------------
                                                          ------------  -------------  ------------  -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                          NOTES
                                       NUMBER OF     COMMON      PAID-IN    TREASURY   RECEIVABLE,   ACCUMULATED
                                        SHARES        STOCK      CAPITAL     STOCK     STOCKHOLDERS    DEFICIT       TOTAL
                                      -----------  -----------  ---------  ----------  ------------  ------------  ----------

BALANCE, DECEMBER 31, 1996..........     309,484    $     309   $1,906,337 $       --   $       --    $(1,845,853) $   60,793

  Net loss..........................          --           --          --          --           --      (742,486)    (742,486)

  Sale of common stock..............      22,900           23     920,557          --           --            --      920,580

  Note receivable, issuance.........          --           --          --          --     (271,454)           --     (271,454)
                                      -----------       -----   ---------  ----------  ------------  ------------  ----------

BALANCE, DECEMBER 31, 1997..........     332,384          332   2,826,894          --     (271,454)   (2,588,339)     (32,567)

  Net loss..........................          --           --          --          --           --    (1,001,117)  (1,001,117)

  Repurchase of common stock........     (90,378)         (90)         --  (3,633,196)          --            --   (3,633,286)

  Sale of common stock..............      12,736           12     511,976          --     (409,590)           --      102,398

  Note receivable, issuance.........          --           --          --          --     (859,882)           --     (859,882)
                                      -----------       -----   ---------  ----------  ------------  ------------  ----------

BALANCE, DECEMBER 31, 1998..........     254,742          254   3,338,870  (3,633,196)  (1,540,926)   (3,589,456)  (5,424,454)

  Net loss..........................          --           --          --          --           --    (2,535,406)  (2,535,406)

  Note receivable, repayment........          --           --          --          --    1,540,926            --    1,540,926
                                      -----------       -----   ---------  ----------  ------------  ------------  ----------

BALANCE, MARCH 31, 1999
  (UNAUDITED).......................     254,742    $     254   $3,338,870 $(3,633,196)  $       --   $(6,124,862) $(6,418,934)
                                      -----------       -----   ---------  ----------  ------------  ------------  ----------
                                      -----------       -----   ---------  ----------  ------------  ------------  ----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER   THREE MONTHS ENDED MARCH
                                                                       31,                     31,
                                                              ---------------------  ------------------------
                                                                1997        1998        1998         1999
                                                              ---------  ----------  -----------  -----------

                                                                                     (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(742,486) $(1,001,117)  $ (54,058) ($2,535,406)
  Adjustments to reconcile net loss to net cash
    provided by operating activities-
  Amortization..............................................    412,262     441,063      37,161       45,168
  Depreciation..............................................    112,347     130,981     144,770      107,099
  Loss on disposition of assets.............................     18,041          --          --           --
  Forgiveness of debt.......................................         --     120,000     120,000    1,659,982
  Deferred taxes............................................    366,000      36,598          --           --
  Accrued stock appreciation rights.........................    701,000     970,000          --           --
  (Increase) decrease in operating activities-
  Accounts receivable, trade................................   (122,546)     57,517    (250,702)     (43,584)
  Other assets..............................................    (25,520)      1,718     (49,107)     (65,451)
  Accounts payable..........................................     54,070     (12,039)    170,450       34,803
  Accrued expenses..........................................    491,814     350,701     (66,849)   1,030,291
  Storage deposits..........................................         --      11,114      11,114           --
  Accrued interest..........................................         --     (36,662)         --           --
  Deferred revenue..........................................     29,684      37,429     (14,151)          --
  Income taxes payable......................................     31,400     139,376     (31,400)          --
  Deferred rent.............................................      6,271     231,199      30,460       20,493
                                                              ---------  ----------  -----------  -----------
    Total adjustments.......................................  2,074,823   2,478,995     101,746    2,788,801
                                                              ---------  ----------  -----------  -----------
    Net cash provided by operating activities...............  1,332,337   1,477,878      47,688      253,395
CASH FLOWS FROM INVESTING ACTIVITIES:
  Deposits..................................................    (52,640)    (29,095)    (22,671)      18,115
  Purchases of property and equipment.......................    (81,443)         --          --      (70,677)
  Notes receivable, related parties.........................   (279,174)   (927,618)    (12,546)          --
  Purchases of intangibles..................................         --    (500,000)    (62,348)     (50,000)
  Customer acquisitions.....................................   (222,174)   (118,935)    (66,323)          --
  Proceeds from sale of property and equipment..............        179          --          --           --
  Payments on note receivable, FATIC........................    150,000          --          --           --
                                                              ---------  ----------  -----------  -----------
    Net cash used in investing activities...................   (485,252) (1,575,648)   (163,888)    (102,562)
                                                              ---------  ----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of Treasury Stock................................         --  (3,633,286) (3,633,286)          --
  Financing of Treasury Stock...............................         --   3,633,286   3,633,286           --
  Borrowings on long-term debt..............................         --     567,475          --      425,000
  Repayments on long-term debt..............................   (791,264) (1,329,288)   (778,406)    (687,669)
  Deferred financing costs..................................    (23,024)    (96,665)         --           --
  Sale of new common stock..................................    920,580     102,398     102,398           --
  Dividends paid............................................   (125,000)         --          --           --
                                                              ---------  ----------  -----------  -----------
    Net cash used in financing activities...................    (18,708)   (756,080)   (676,008)    (262,669)
                                                              ---------  ----------  -----------  -----------
    Net increase (decrease) in cash and cash equivalents....    828,377    (853,850)   (792,208)    (111,836)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............    186,162   1,014,539   1,014,539      160,689
                                                              ---------  ----------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $1,014,539 $  160,689   $ 222,331    $  48,853
                                                              ---------  ----------  -----------  -----------
                                                              ---------  ----------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest..................................................  $ 265,201  $  652,596   $ 143,015    $ 160,729
                                                              ---------  ----------  -----------  -----------
                                                              ---------  ----------  -----------  -----------
  Income taxes..............................................  $     800  $   62,026   $      --    $      --
                                                              ---------  ----------  -----------  -----------
                                                              ---------  ----------  -----------  -----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

(1) BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS DESCRIPTION

    First American Records Management, Inc. (the Company) is a Delaware corporation which provides hard copy and media records information management services primarily to customers throughout the West Coast.

    The accrual basis accounting policies adopted by the Company are consistent with generally accepted accounting principles. The significant policies are as follows:

    CONCENTRATION OF CREDIT RISK

    The Company maintains its cash and cash equivalents in commercial checking and money market accounts. Periodically throughout the year, cash is maintained at the various banks in excess of insured (Federal Deposit Insurance Corporation) amounts of $100,000.

    INVENTORY

    Inventory consists primarily of storage boxes and is stated at the lower of cost or market using the first in, first out method of accounting.

    PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Property, equipment and leasehold improvements are reflected at cost and are depreciated and amortized using accelerated and straight-line methods over estimated useful lives as follows:

Computer Software.............................................  3 years
Furniture and Fixtures........................................  7 years
Automobiles and Vehicles......................................  5 years
Storage Racks and Equipment...................................  5-20 years
Equipment under Capital Leases................................  5-7 years
Leasehold Improvements........................................  31.5-39 years

    No depreciation is taken on equipment until placed in service. All repair and maintenance costs are expensed as incurred.

    INTANGIBLE ASSETS

Goodwill, noncompete covenants and deferred financing fees are stated at cost less accumulated amortization. Amortization is provided by using the straight-line method over estimated useful lives as follows:

Goodwill..........................................................  25 years
Noncompete contracts..............................................  4-5 years
Deferred financing fees...........................................  8 years

    The Company assesses the recoverability of intangible and other long-lived assets whenever events or changes in circumstances indicate that the current useful life has diminished. The Company

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

(1) BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) considers the future undiscounted cash flows in assessing the recoverability of these assets. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

    CUSTOMER ACQUISITION COSTS

    Costs, net of revenues received for the initial transfer of the records, related to the acquisition of large volume accounts (accounts consisting of at least $10,000 of acquisition costs) are capitalized and amortized for an appropriate period not exceeding 12 years, unless the customer terminates its relationship with the Company, at which time the unamortized cost is charged to expense. However, in the event of such termination, the Company collects and records as income permanent removal fees that generally equal or exceed the amount of unamortized customer acquisition costs. As of December 31, 1997 and 1998, those costs were $222,173 and $341,108, respectively, and accumulated amortization of those costs were $6,878 and $46,614, respectively.

    REVENUE RECOGNITION

    Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. The Company invoices storage charges to its customers in advance and these advanced billings are recorded as accounts receivable and the related revenues are included as deferred revenue in the accompanying financial statements.

    INCOME TAXES

    In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES, the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using rates in effect for the year in which the differences are expected to be reflected in the tax return. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes), accrued stock appreciation rights and management incentives (deductible for financial statement purposes but not for income tax purposes), the conversion from the cash method to accrual method for tax reporting purposes, and certain nondeductible expense reserves and accruals.

    The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for tax credits that are available to offset future taxes payable. Deferred tax assets that are not expected to be realized are reduced by a valuation allowance.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

(1) BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the 1997 financial statement presentation to conform to the 1998 presentation.

    UNAUDITED FINANCIAL INFORMATION

    The unaudited financial information included herein have been prepared in accordance with generally accepted accounting principles. In the opinion of management, the unaudited financial statements include all adjustments of a normal and recurring nature which are necessary for a fair presentation. The results of operations for the three months ended March 31, are not necessarily indicative of the results expected for the full year.

(2) NOTES RECEIVABLE WITH RELATED PARTIES

    The notes receivable with related parties consisted of the following:

                                                                                                1997         1998
                                                                                             -----------  -----------
Shareholders (two separate notes), payable with interest only at 9% per annum, unsecured, due December 31, 2002. During 1998, the notes were reissued with terms of interest only at 6%, accrued through December 31, 2004, with monthly principal and interest due commencing on January 1, 2005, due December 31, 2006, secured by 156,672 shares of First
  American Records Management, Inc.'s common stock.........................................  $   171,320  $   119,056
                                                                                             -----------  -----------
                                                                                             -----------  -----------

Related Party Corporation (four separate notes), payable with interest only at 9% per annum, unsecured, due December 31, 2002. During 1998, the above notes were consolidated into one note with Chrysalis Capital, LLC, related party corporation, interest only at 6%
  accrued through December 31, 2004, with monthly principal and interest due commencing on
  January 1, 2005, due December 31, 2006, secured by 156,672 shares of First American
  Records Management, Inc.'s common stock. The above notes call for $120,000 debt forgiveness per year as long as the two shareholders are employed by the Company. In
  1998, the Company recorded compensation expense in the amount of $120,000, representing debt forgiveness for a portion of these loans. The aforementioned notes are part of a line of credit agreement between the Company and shareholders, whereby the Company has agreed to lend the shareholders up to $1,200,000 secured by the shareholders' common
  stock investment in First American Records Management, Inc...............................      271,454    1,131,336

Shareholders (two separate notes), payable with interest only at 9% per annum, accrued through December 31, 1999, with monthly principal and interest due commencing on January
  31, 2000 to November 30, 2002, secured by 12,736 shares of First American Records
  Management, Inc.'s common stock..........................................................           --      409,590
                                                                                             -----------  -----------

Notes receivable, stockholders.............................................................  $   271,454  $ 1,540,926
                                                                                             -----------  -----------
                                                                                             -----------  -----------

    The above notes receivable, stockholders are classified as a reduction of stockholders' equity because they were issued to finance the purchase of common stock and/or will be repaid through future charges to operations.

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

(3) PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1997 and 1998 consisted of the following:

                                                                      1997           1998
                                                                  -------------  -------------
Storage racks...................................................  $   2,753,446  $   3,288,213
Autos and trucks................................................        501,429        560,495
Computer equipment and software.................................        681,317        852,678
Furniture and fixtures..........................................        202,550        228,901
Machinery and equipment.........................................        277,894        361,769
Leasehold improvements..........................................        320,014        431,312
                                                                  -------------  -------------
                                                                      4,736,650      5,723,368
Less--Accumulated depreciation and amortization.................     (1,787,467)    (2,228,531)
                                                                  -------------  -------------
                                                                  $   2,949,183  $   3,494,837
                                                                  -------------  -------------
                                                                  -------------  -------------

(4) INTANGIBLE ASSETS

    Intangible assets consisted of the following:

                                                                        1997         1998
                                                                     ----------  ------------
Covenant not to compete............................................  $  684,401  $    734,401
Goodwill...........................................................     307,489       757,489
Deferred financing costs...........................................      23,022       119,687
Organization costs.................................................      19,095        19,095
                                                                     ----------  ------------
                                                                      1,034,007     1,630,672
Less--Accumulated amortization.....................................    (507,302)     (598,527)
                                                                     ----------  ------------
                                                                     $  526,705  $  1,032,145
                                                                     ----------  ------------
                                                                     ----------  ------------

(5) LONG-TERM DEBT AND CREDIT FACILITY

                                                                        1997          1998
                                                                    ------------  ------------
Comerica Bank-California line of credit...........................  $    130,000  $         --
                                                                    ------------  ------------
                                                                    ------------  ------------

Comerica Bank-California debt credit facility.....................  $  2,657,435  $         --
State Street Bank credit facility term loan.......................            --     3,791,617
State Street Bank term loan.......................................            --     3,144,731
State Street Bank term loan.......................................            --       236,728
Related party.....................................................       610,312       258,644
Notes payable.....................................................        85,635        62,678
Capital leases....................................................        37,924            --
Other.............................................................       114,900            --
                                                                    ------------  ------------
                                                                       3,506,206     7,494,398
Less--Current portion.............................................       823,266       826,559
                                                                    ------------  ------------
                                                                    $  2,682,940  $  6,667,839
                                                                    ------------  ------------
                                                                    ------------  ------------

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

(5) LONG-TERM DEBT AND CREDIT FACILITY (CONTINUED)
    At December 31, 1997, the Company had a credit facility with Comerica Bank-California. Borrowings under the Comerica Bank-California credit facility were secured by all assets of the Company. The total credit facility available to the Company at December 31, 1997 was comprised of a $500,000 line of credit at the bank's prime lending rate plus .5% (9.00% at December 31, 1997), a $2,000,000 equipment line of credit at a bank's money market funds rate plus
 .75% (9.25% at December 31, 1997), and a $1,734,858 term loan at the bank's money market funds rate plus 1.25% (9.75% at December 31, 1997). As of December 31, 1997, amounts outstanding under the line of credit were $130,000, and amounts outstanding under the equipment line of credit and the term loan were $1,400,000 and $1,257,435, respectively.

    In January 1998, the Company terminated its credit facility agreement with Comerica Bank-California and concurrently entered into an eight year credit facility agreement with State Street Bank and Trust. All Comerica Bank-California balances were paid in full at January 1998. The total credit facility available to the Company at December 31, 1998 under the State Street Bank and Trust agreement is comprised of the following:

        $4,500,000 credit facility at LIBOR plus 6% up to $1,500,000 (9% at December 31, 1998) and the balance above $1,500,000) at the bank's prime lending rate plus .25% to minus .25% based on certain financial covenant compliance (8% at December 31, 1998). The line matures December 31, 2002, at which time it will be convertible to a term loan payable at 2.25% per month of the outstanding principal balance plus interest to December 31, 2003, 2.75% per month of the outstanding principal balance plus interest to December 31, 2005.

        $3,720,000 term loan at LIBOR plus 5.78% to 6% up to $2,000,000 (9% at
    December 31, 1998) and the balance above $2,000,000 at 8% at December 31, 1998, payable in monthly principal payments of 1.54% to 1.91% of the outstanding principal balance plus interest to December 31, 2002.

        $280,000 term loan at 7.5% payable in monthly principal payments of 1.54% to 1.91% of the outstanding principal balance plus interest to December 31, 2002.

    The State Street Bank and Trust credit facility requires that the Company meet several financial covenants throughout the facility's amortization period. The credit facility calls for a blanket security agreement on all assets of the Corporation throughout the term of the agreement and a pledge of 92% of the Company's common stock.

    RELATED PARTY LOANS

    At December 31, 1997, related party loans were comprised of three loans with a former shareholder, all unsecured with interest at 7.5%. Two of these loans were paid in full in 1998. At December 31, 1998, amount represents a term loan to a former shareholder at 7.5% per annum, four annual principal and interest installments of $83,500 starting in February 1999, due February 2002.

    NOTES PAYABLE

    Three term loans secured by equipment with interest at 8.75% to 9.25% payable in monthly payments through October 2003.

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

(5) LONG-TERM DEBT AND CREDIT FACILITY (CONTINUED)
    CAPITAL LEASES

    Comprised of various capital leases, secured, payable in monthly payments of $86 to $1,274 with interest from 10.51% to 18.50%. These leases were paid in full in 1998.

    OTHER

    At December 31, 1997, other debt was comprised of a term loan at 7.5%. This note was paid in full in 1998.

    The aggregate maturities of long-term debt (at current interest rates) for the next five years is as follows:

YEAR ENDING DECEMBER 31,                                                             AMOUNT
--------------------------------------------------------------------------------  ------------
1999............................................................................  $  1,091,858
2000............................................................................     1,091,835
2001............................................................................     1,092,684
2002............................................................................     1,136,807
2003 and thereafter.............................................................         8,614
                                                                                  ------------
                                                                                     4,421,798
Less--Amounts representing interest.............................................      (719,017)
                                                                                  ------------
                                                                                  $  3,702,781
                                                                                  ------------
                                                                                  ------------

(6) ACCRUED EXPENSES

    Accrued expenses at December 31, 1997 and 1998 are summarized as follows:

                                                                           1997        1998
                                                                        ----------  ----------
Incentive Compensation................................................  $   75,467  $  749,864
Interest..............................................................      63,654      92,994
Other accrued expenses................................................      50,431      77,436
Deferred rent--Current................................................      20,602      20,561
                                                                        ----------  ----------
                                                                        $  210,154  $  940,855
                                                                        ----------  ----------
                                                                        ----------  ----------

(7) ACCRUED STOCK APPRECIATION RIGHTS

    The Company has Stock Appreciation Rights agreements with two of its key employees which have been accounted for under Accounting Principles Board Opinion 25. These agreements state that each employee will receive in cash the appreciation of share value of 15,474 shares. The agreements vest over a five-year period with payment due for any increase in share value, over a three-year period beginning in the year 2000. The agreements are in effect for the years 1995 to 2000. Compensation expense incurred under the Stock Appreciation Rights agreements totaled $701,000 and $970,000 for the years ended December 31, 1997 and 1998, respectively. The valuation of the share increases for the compensation element was provided by the Board of Directors of First American Records Management, Inc. and has been based upon the anticipated sale price of the Company (see Note 15). The valuation formula has been agreed to by all parties and has been consistently applied over the agreement period.

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

    Prior to 1998, the Company has stock appreciation rights agreements and incentive compensation agreements where the valuation of the Company's stock is a significant factor in determining the amount of compensation to the employees under this agreement. The Board of Directors has estimated the valuation of the Company stock in the absence of readily ascertainable market values. However, because of the inherent uncertainty and valuation, this estimated value may differ significantly from the value that would have been used had these market values existed.

(8) INCENTIVE COMPENSATION AGREEMENTS

    During 1997 and 1998, the Company entered into incentive compensation agreements with 16 key management employees. The agreements call for additional compensation payments in cash to these employees based on the fair market value of the Company at December 31, 1999. The agreements stipulate that the employee must be continuously employed by the Company from the effective date of the agreement through December 31, 1999, in order to qualify for the incentive payment. Incentive compensation expense, related to these agreements, was $380,000 and $270,000 for the periods ended December 31, 1997 and 1998, respectively.

(9) DEFERRED RENT

    The Company leases office facilities throughout California and in Washington. These lease agreements provide for annual rent escalations, which are being accrued by the Company to provide that rent expense is recognized over the lease term on a straight-line basis.

    Net rent under these leases for the years ended December 31, 1997 and 1998 amounted to $1,231,186 and $1,791,941, respectively. The minimum rental commitment (excluding variable common area expenses) and net rent expense under these leases are as follows:

                                                      MINIMUM     AMORTIZATION
                                                       LEASE      OF DEFERRED     NET RENT
YEAR ENDING DECEMBER 31,                              PAYMENT         RENT         EXPENSE
-------------------------------------------------  -------------  ------------  -------------
1999.............................................  $   1,873,329   $  114,448   $   1,987,777
2000.............................................      1,956,339      (26,458)      1,929,881
2001.............................................      1,937,900      (67,101)      1,870,799
2002.............................................      1,976,418     (105,619)      1,870,799
2003.............................................      1,467,324     (126,611)      1,340,713
Thereafter.......................................      2,527,472     (257,015)      2,270,457
                                                   -------------  ------------  -------------
                                                   $  11,738,782   $ (468,356)  $  11,270,426
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------

(10) EMPLOYMENT AGREEMENT

    A former minority interest shareholder of the Company entered into an employment agreement on February 1, 1993. The agreement expired February 1, 1998, and required that the Company pay an annual salary of $60,000.

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

(10) EMPLOYMENT AGREEMENT (CONTINUED)
    In addition, the Company has employment agreements with two shareholders. The agreements call for initial base salaries of $180,000 each per year, with annual cost of living increases. The agreements also provide for $60,000 of debt forgiveness each per year in connection with the related party notes receivable. They provide for normal employee benefits and are effective through December 2001, with an unlimited number of one year renewal options. The agreements can also be terminated by either party at any time for any reason, or no reason.

(11) INCOME TAXES

    The Company utilizes Statement of Financial Accounting Standard (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES, which requires the use of the liability method of accounting for deferred income taxes.

    The Company's total deferred tax liabilities, deferred tax assets and deferred tax asset valuation allowances at December 31, 1997 and 1998 are as follows:

                                                                       1997          1998
                                                                   ------------  -------------
Total deferred tax assets........................................  $  1,381,000  $   1,996,402
Less--Valuation allowance........................................      (710,000)    (1,302,000)
                                                                   ------------  -------------
                                                                        671,000        694,402
Total deferred tax liabilities...................................      (635,000)      (695,000)
                                                                   ------------  -------------
Net deferred tax assets (liabilities)............................  $     36,000  $        (598)
                                                                   ------------  -------------
                                                                   ------------  -------------

    These amounts have been presented in the Company's financial statements as follows:

                                                                          1997        1998
                                                                       ----------  -----------
Current deferred income tax assets...................................  $   36,000  $       --
                                                                       ----------  -----------
                                                                       ----------  -----------
Noncurrent deferred income tax liabilities...........................  $      --   $      (598)
                                                                       ----------  -----------
                                                                       ----------  -----------

    A summary of the components of income tax expense is as follows:

                                                                         1997         1998
                                                                      -----------  -----------
Federal:
  Currently payable.................................................  $    12,000  $   142,000
  Prepaid...........................................................     (132,800)    (458,000)
                                                                      -----------  -----------
                                                                         (120,800)    (316,000)
                                                                      -----------  -----------

State:
  Currently payable.................................................       20,200       60,000
  Prepaid...........................................................      (35,200)     (98,000)
                                                                      -----------  -----------
                                                                          (15,000)     (38,000)
                                                                      -----------  -----------
                                                                         (135,800)    (354,000)

Increase in valuation allowance.....................................      534,000      592,000
                                                                      -----------  -----------
Provision for income taxes..........................................  $   398,200  $   238,000
                                                                      -----------  -----------
                                                                      -----------  -----------

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

(11) INCOME TAXES (CONTINUED)
    The income tax provision differs from the expense or benefit that would result from applying federal and state statutory rates to income or loss before income taxes. This is primarily due to a valuation allowance that has been provided to reduce the deferred tax assets to the amount that is more likely than not to be realized. The reduction in the deferred tax assets is reflected by the valuation allowance balance of $710,000 and $1,302,000 as of December 31, 1997 and 1998, respectively.

                                                                         1997         1998
                                                                      -----------  -----------
Computed income taxes at statutory rate.............................  $  (137,000) $  (310,000)
Limitation on the utilization of the tax benefits,
  increase in deferred tax..........................................      534,000      592,000
Other items, net....................................................        1,200      (44,000)
                                                                      -----------  -----------
Provision for income taxes..........................................  $   398,200  $   238,000
                                                                      -----------  -----------
                                                                      -----------  -----------

    As of December 31, 1998, the Company has a federal net operating loss carryforward available for future years of $55,377 expiring in the year 2011.

(12) 401(K) PLAN

    The Company maintains a 401(k) Plan for all eligible employees. Employees are eligible to participate if they have been employed for 12 months and work at least 1,000 hours. The Company matches 25% of the employee's aggregate salary reduction contribution, up to a maximum of $100 per employee per year. The matching contributions for December 31, 1997 and 1998 were $3,075 and $3,135, respectively.

(13) COMMITMENTS AND CONTINGENCIES

    Operating leases consisted of the following at December 31, 1997 and 1998:

    The Company leases office and warehouse facilities throughout California and in Oregon and Washington and leases trucks under operating leases with terms ranging from 25 months to 10 years. Rental expense for operating leases amounted to approximately $1,590,000 and $1,985,000 for the years ended December 31, 1997 and 1998, respectively.

    The Company entered into an agreement in January 1998 to sublease approximately 50% at the warehouse facility in Vernon, California to a third party for a term of 18 months.

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum rental commitments payable under operating leases are approximately as follows:

YEAR ENDING DECEMBER 31,                                                            AMOUNT
-------------------------------------------------------------------------------  -------------
1999...........................................................................  $   2,254,445
2000...........................................................................      2,294,625
2001...........................................................................      2,265,889
2002...........................................................................      2,270,123
2003 and thereafter............................................................      4,834,118
                                                                                 -------------
                                                                                    13,919,200
Lease sublease.................................................................        (72,248)
                                                                                 -------------
                                                                                 $  13,846,952
                                                                                 -------------
                                                                                 -------------

(14) NONCASH ACTIVITY

    The following are noncash investing and financing transactions:

                                                                YEARS ENDED                THREE MONTHS ENDED
                                                                DECEMBER 31,                   MARCH 31,
                                                        ----------------------------  ----------------------------
                                                            1997           1998           1998           1999
                                                        -------------  -------------  -------------  -------------
Noncash financial transactions-
  Repayment of long-term debt.........................  $    (791,264) $  (4,493,427) $  (3,401,836) $    (687,669)
  Refinance of long-term debt with
    State Street Bank.................................             --      3,164,139      3,164,139             --
                                                        -------------  -------------  -------------  -------------
                                                        $    (791,264) $  (1,329,288) $    (237,697) $    (687,669)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Common stock--
Sale of common stock..................................  $     920,580  $     511,988  $     511,988  $          --
Amount financed.......................................             --       (409,590)      (409,590)            --
                                                        -------------  -------------  -------------  -------------
                                                        $     920,580  $     102,398  $     102,398  $          --
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Acquisition of equipment--
  Cost of equipment...................................  $   1,401,443  $     986,717  $     255,909  $          --
  Amount financed.....................................     (1,320,000)      (986,717)      (255,909)            --
                                                        -------------  -------------  -------------  -------------
                                                        $     (81,443) $          --  $          --  $          --
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Principal payments on notes receivable,
  related party.......................................  $          --  $     120,000  $     120,000  $   1,659,982
Debt forgiveness......................................             --       (120,000)      (120,000)    (1,659,982)
                                                        -------------  -------------  -------------  -------------
                                                        $          --  $          --  $          --  $          --
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

(15) SUBSEQUENT EVENTS

    On April 1, 1999, Iron Mountain Incorporated acquired all outstanding stock of the Company.

                    FIRST AMERICAN RECORDS MANAGEMENT, INC.

(15) SUBSEQUENT EVENTS (CONTINUED)
    In addition, the notes receivable, related party and notes receivable, stockholders were paid in full as compensation expense in the amount of $1,659,982 in April 1999. Such costs have been reflected in the March 31, 1999 unaudited financial information as presented.

    In April 1999, the Company paid all outstanding stock appreciation rights and incentive compensation expense in the amount of $3,187,671. Such compensation expenses have been reflected in the March 31, 1999 unaudited financial information as presented.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
MAP, S.A.:

    In compliance with the assignment entrusted to us by your President, we hereby report to you, for the year ended February 28, 1999, on the audit of the accompanying consolidated financial statements of MAP, S.A. reported in French Francs.

    These consolidated financial statements have been prepared solely for the purpose of the contemplated transaction with Britannia Data Management. The consolidated financial statements have been prepared by the President. Our role is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with the professional standards applied in France. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements give a true and fair view of the group's financial position and of its assets and liabilities as of February 28, 1999, and of the results of its operations for the year then ended.

    Accounting practices used by MAP, S.A. in preparing the accompanying consolidated financial statements conform with generally accepted accounting principles in France but do not conform with accounting principles generally accepted in the United States (US GAAP). A description of these differences and a complete reconciliation of consolidated net income and shareholders' equity to US GAAP, along with consolidated financial information according to US GAAP, are set forth in Notes 9 and 10.

                                          Neuilly-sur-Seine, May 7, 1999

                                          The Independent Auditors

                                          /s/ Jean-Francois Ginies
                                          Barbier Frinault & Associes
                                          ARTHUR ANDERSEN

                                   MAP, S.A.

                           CONSOLIDATED BALANCE SHEET
                            AS OF FEBRUARY 28, 1999

                   (IN FRENCH FRANCS (FRF) AND IN THOUSANDS)

                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................................      3,263
  Accounts receivable, net..........................................................      5,145
  Notes receivable from related parties.............................................      2,391
  Other receivables.................................................................        710
  Deferred income taxes.............................................................        139
  Prepaid expenses..................................................................        307
                                                                                      ---------
    Total current assets............................................................     11,955
PROPERTY, PLANT AND EQUIPMENT:
  Property, plant and equipment.....................................................     15,318
  Less--Accumulated depreciation....................................................     (8,467)
                                                                                      ---------
    Net property, plant and equipment...............................................      6,851
OTHER ASSETS:
  Intangible assets, net............................................................        144
  Goodwill, net.....................................................................     29,148
                                                                                      ---------
    Total other assets..............................................................     29,292
                                                                                      ---------
    Total assets....................................................................     48,098
                                                                                      ---------
                                                                                      ---------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.................................................     12,207
  Notes payable to related parties..................................................        243
  Payable to SCI du Cornillon.......................................................         47
  Trade accounts payable............................................................      9,561
  Accrued expenses..................................................................      1,994
  Income tax payable................................................................      1,454
  Other current liabilities.........................................................        455
                                                                                      ---------
    Total current liabilities.......................................................     25,961
LONG-TERM DEBT, NET OF CURRENT PORTION..............................................      4,595
OTHER LONG-TERM LIABILITIES.........................................................      1,612
                                                                                      ---------
    Total liabilities...............................................................     32,168
COMMITMENTS AND CONTINGENCIES (SEE NOTE 5)
STOCKHOLDERS' EQUITY:
  Common stock......................................................................        250
  Accumulated benefit...............................................................     15,680
                                                                                      ---------
    Total stockholders' equity......................................................     15,930
                                                                                      ---------
    Total liabilities and stockholders equity.......................................     48,098
                                                                                      ---------
                                                                                      ---------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                   MAP, S.A.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED FEBRUARY 28, 1999

                   (IN FRENCH FRANCS (FRF) AND IN THOUSANDS)

REVENUES:
  Storage...........................................................................     25,139
  Service and storage material sales................................................        103
  Other revenues....................................................................        127
                                                                                      ---------
    Total revenues..................................................................     25,369
                                                                                      ---------
OPERATING EXPENSES:
  Cost of sales (excluding depreciation)............................................      6,808
  Selling, general and administrative...............................................      6,281
  Depreciation and amortization.....................................................      2,752
                                                                                      ---------
    Total operating expenses........................................................     15,841
                                                                                      ---------
OPERATING INCOME....................................................................      9,528
INTEREST EXPENSE....................................................................        470
OTHER INCOME, NET...................................................................         23
                                                                                      ---------
    Income before provision for income taxes........................................      9,081
PROVISION FOR INCOME TAXES..........................................................      3,692
                                                                                      ---------
NET INCOME..........................................................................      5,389
                                                                                      ---------
                                                                                      ---------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                   MAP, S.A.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED FEBRUARY 28, 1999

                   (IN FRENCH FRANCS (FRF) AND IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................................      5,389
  Adjustments to reconcile net income to cash flows provided by operating activities--
    Depreciation and amortization...................................................      3,050
    Deferred tax benefit............................................................        (35)
    Change in working capital requirements..........................................     (1,186)
                                                                                      ---------
      Cash flows provided by operating activities...................................      7,218
                                                                                      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for acquisitions........................................................     (1,178)
  Capital expenditures..............................................................     (1,652)
  Proceeds from sale of fixed assets................................................        268
  Reduction in employee receivable..................................................        874
                                                                                      ---------
      Cash flows used in investing activities.......................................     (1,688)
                                                                                      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from borrowings......................................................     (3,177)
  Change in capital.................................................................        240
  Dividends paid....................................................................     (4,453)
                                                                                      ---------
      Cash flows used in financing activities.......................................     (7,390)
                                                                                      ---------
EFFECTS ON CASH OF CHANGES IN SCOPE OF CONSOLIDATION................................         21
                                                                                      ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................................     (1,839)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR........................................      4,215
                                                                                      ---------
CASH AND CASH EQUIVALENTS, END OF YEAR..............................................      2,376
                                                                                      ---------
                                                                                      ---------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                   MAP, S.A.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED FEBRUARY 28, 1999

                   (IN FRENCH FRANCS (FRF) AND IN THOUSANDS)

                                                                   COMMON   ACCUMULATED   MINORITY
                                                                   STOCK      BENEFIT     INTEREST    TOTAL
                                                                   ------   -----------   ---------   ------
STOCKHOLDERS' EQUITY AS OF FEBRUARY 28, 1998.....................    10       14,693          30      14,733
  Capital contribution...........................................   240           --          --         240
  Change in the scope of consolidation...........................    --           51         (30)         21
  Dividends paid.................................................    --       (4,453)         --      (4,453)
  Net income.....................................................    --        5,389          --       5,389
                                                                                              --
                                                                   ------   -----------               ------
STOCKHOLDERS' EQUITY AS OF FEBRUARY 28, 1999.....................   250       15,680          --      15,930
                                                                   ------   -----------       --      ------
                                                                   ------   -----------       --      ------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                   MAP, S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               FEBRUARY 28, 1999

       (IN FRENCH FRANCS (FRF) AND IN THOUSANDS, UNLESS OTHERWISE NOTED)

(1) NATURE OF BUSINESS

    The accompanying financial statements represent the consolidated accounts of MAP, S.A. and its subsidiaries (collectively, the Company). MAP, S.A. is the holding company of Memogarde, the leader in the French market for the storage and servicing of magnetic media products.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements reflect the financial position and results of operations of the Company on a consolidated basis. The subsidiaries, in which MAP, S.A. holds directly or indirectly the majority of the voting shares, have been fully consolidated. All significant intercompany account balances have been eliminated.

NAME                                             COMPANY ID    % OF CONTROL   % HELD         METHOD
---------------------------------------------  --------------  ------------   ------   ------------------

MAP, S.A.                                                         Parent Company
CARRICK......................................  38952026300010      100         100     Fully Consolidated
FIME.........................................  38952021400013      100         100     Fully Consolidated
MEMOGARDE....................................  34299394600025      100         100     Fully Consolidated
FTS..........................................  39508177100010      100         100     Fully Consolidated
SCI du Cornillon.............................  34122955700010      100         100     Fully Consolidated

    The consolidated accounts of MAP, S.A. have been prepared in accordance with accounting principles generally accepted in France (French GAAP), as set forth in the French law on consolidation. The financial statements have been prepared using a fiscal year end for MAP, S.A. and its subsidiaries of February 28, 1999 with the exception of SCI du Cornillon which has been consolidated based on its fiscal year end of December 31, 1998.

    (B) GOODWILL

    If the purchase price of an acquired company differs from the corresponding percentage of stockholders' equity acquired, such difference is analyzed and allocated to the appropriate assets in the balance sheet.

    Differences in valuation between the cost of assets and their fair value are amortized over the same period as the related asset to which the difference has been allocated. The period of amortization is the longer of the remaining amortization period or the estimated useful life, if significantly different.

    Any positive difference after allocation of a portion of purchase price to the assets is recorded as goodwill and negative differences are recorded as reserves for risks and charges. Goodwill is amortized over a period of 25 years.

                                   MAP, S.A.

                               FEBRUARY 28, 1999

       (IN FRENCH FRANCS (FRF) AND IN THOUSANDS, UNLESS OTHERWISE NOTED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (C) ACCOUNTING PRINCIPLES AND VALUATION METHODS

    The accounts of the Company have been prepared using the following accounting principles:

    - Conservatism,

    - Historic cost basis,

    - Going-concern,

    - Proper cut-off,

    - Consistency in accounting principles used.

    The Company has applied valuation methods as set forth under French law for commercial enterprises.

    (D) FIXED ASSETS

    Fixed assets are accounted for at cost. They are depreciated on a straight-line basis or on an accelerated method, depending on their characteristics. Useful lives of assets generally used are:

Software.....................................................     1 year
Buildings and improvements...................................  10 to 20 years
Shelvings....................................................  3 to 7 years
Office equipment.............................................     3 years
Furnitures...................................................     5 years

    (E) FINANCIAL INVESTMENTS

    Financial investments, other noncurrent assets and investment securities are recorded at cost. When the fair or market value of such assets is impaired, provisions are booked as an expense in the period.

    (F) RECEIVABLES

    Receivables are accounted for at nominal value. The Company records a provision for bad debts when an account is deemed uncollectable.

    (G) DEFERRED TAXES

    Deferred taxes are accounted for according to the liability method at the year-end tax rate. Temporary differences arise from differences between taxable income and book income. Deferred taxes arising from net operating loss carryforwards are accounted for with an appropriate valuation allowance.

                                   MAP, S.A.

                               FEBRUARY 28, 1999

       (IN FRENCH FRANCS (FRF) AND IN THOUSANDS, UNLESS OTHERWISE NOTED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (H) MARKETABLE SECURITIES

    Marketable securities have a maturity of less than three months and amount to 3,487 as of February 28, 1999.

(3) PURCHASE ACCOUNTING AND RELATED GOODWILL

    The following table presents the breakout of goodwill and related accumulated amortization (based on a 25-year amortization period):

                                                                 AMORTIZATION
                                                     -------------------------------------
                                                       OPENING                   CLOSING
COMPANY                                 GROSS VALUE    BALANCE     PROVISION     BALANCE     NET VALUE
--------------------------------------  -----------  -----------  -----------  -----------  -----------
Memogarde.............................      29,259        5,684        1,170        6,854       22,405
Fime..................................       7,199          168          288          456        6,743
                                        -----------       -----        -----        -----   -----------
    Total.............................      36,458        5,852        1,458        7,310       29,148
                                        -----------       -----        -----        -----   -----------
                                        -----------       -----        -----        -----   -----------

    The following table presents the breakout of the difference in valuation that was allocated to the fixed assets at the time of acquisition of SCI du
Cornillon:

                                                           AMORTIZATION
                                                   -----------------------------
                                                   OPENING               CLOSING
COMPANY                              GROSS VALUE   BALANCE   PROVISION   BALANCE   NET VALUE
-----------------------------------  -----------   -------   ---------   -------   ---------
SCI du Cornillon...................     1,531        383        77         460       1,071
                                                                --
                                        -----      -------               -------   ---------
    Total..........................     1,531        383        77         460       1,071
                                        -----      -------      --       -------   ---------
                                        -----      -------      --       -------   ---------

                                   MAP, S.A.

                               FEBRUARY 28, 1999

       (IN FRENCH FRANCS (FRF) AND IN THOUSANDS, UNLESS OTHERWISE NOTED)

(4) FIXED ASSETS AND RELATED AMORTIZATION/DEPRECIATION

    GROSS VALUES

                                     OPENING                           CLOSING
INTANGIBLE ASSETS                    BALANCE   ADDITIONS   DISPOSALS   BALANCE
-----------------------------------  -------   ---------   ---------   -------
Organization costs.................     36         --         --          36
Other..............................     69        177         --         246
                                                              --
                                     -------      ---                  -------
    Total..........................    105        177         --         282
                                     -------      ---         --       -------
                                     -------      ---         --       -------

                                                        OPENING                                 CLOSING
TANGIBLE ASSETS                                         BALANCE     ADDITIONS     DISPOSALS     BALANCE
----------------------------------------------------  -----------  -----------  -------------  ---------
Land................................................       1,270           --            --        1,270
Buildings...........................................       7,378           --           266        7,112
Shelvings...........................................       3,673          292            --        3,965
Other...............................................       1,790        1,183             2        2,971
                                                      -----------       -----           ---    ---------
    Total...........................................      14,111        1,475           268       15,318
                                                      -----------       -----           ---    ---------
                                                      -----------       -----           ---    ---------

    ACCUMULATED AMORTIZATION AND DEPRECIATION

                           BEGINNING                           CLOSING
INTANGIBLE ASSETS           BALANCE    ADDITIONS   DISPOSALS   BALANCE
-------------------------  ---------   ---------   ---------   -------
Organization costs.......     27           7          --          34
Other....................     53          50          --         103
                              --          --          --       -------
    Total................     80          57          --         137
                              --          --          --       -------
                              --          --          --       -------

                           BEGINNING                           CLOSING
TANGIBLE FIXED ASSETS       BALANCE    ADDITIONS   DISPOSALS   BALANCE
-------------------------  ---------   ---------   ---------   -------
Land.....................       --          --        --           --
Buildings................    3,349         356        --        3,705
Shelvings................    2,773         485        --        3,258
Other....................    1,183         321        --        1,504
                                                      --
                           ---------   ---------               -------
    Total................    7,305       1,162        --        8,467
                           ---------   ---------      --       -------
                           ---------   ---------      --       -------

                                   MAP, S.A.

                               FEBRUARY 28, 1999

       (IN FRENCH FRANCS (FRF) AND IN THOUSANDS, UNLESS OTHERWISE NOTED)

(5) MATURITIES OF LIABILITIES

                                                                  LESS THAN    FROM 1 TO      OVER
DEBT                                                    TOTAL      1 YEAR       5 YEARS      5 YEARS
----------------------------------------------------  ---------  -----------  -----------  -----------
Bank debt...........................................     15,915      11,320        4,595           --
Payable SCI du Cornillon............................         47          47           --           --
Lines of credit, Overdrafts.........................        887         887           --           --
Trade payables......................................      9,561       9,561           --           --
Accrued expenses....................................      3,691       3,691           --           --
                                                      ---------  -----------       -----          ---
    Total...........................................     30,101      25,506        4,595           --
                                                      ---------  -----------       -----          ---
                                                      ---------  -----------       -----          ---

(6) RISK RESERVES

                                                                   ALLOWANCES
                                                       OPENING      ADDITIONS      REVERSALS      CLOSING
                                                     -----------  -------------  -------------  -----------
Self-insurance reserve.............................       1,129           133             --         1,262
Litigation reserve.................................          --           350             --           350
Other..............................................         110            --            110            --
                                                          -----           ---            ---         -----
    Total..........................................       1,239           483            110         1,612
                                                          -----           ---            ---         -----
                                                          -----           ---            ---         -----

(7) DETAIL OF OPERATING REVENUES

                                                                                      REVENUES
                                                                                     -----------
MAP, S.A...........................................................................          --
CARRICK............................................................................          70
FIME...............................................................................          --
Memogarde..........................................................................      25,171
FTS................................................................................           1
SCI du Cornillon...................................................................          --
                                                                                     -----------
    Total..........................................................................      25,242
                                                                                     -----------
                                                                                     -----------

                                   MAP, S.A.

                               FEBRUARY 28, 1999

       (IN FRENCH FRANCS (FRF) AND IN THOUSANDS, UNLESS OTHERWISE NOTED)

(8) DEFERRED INCOME TAXES

                                                                                     FY99         FY98
                                                                                     -----        -----
Liabilities.....................................................................          --           --
                                                                                         ---          ---
    Total.......................................................................          --           --
                                                                                         ---          ---
                                                                                         ---          ---
Assets-
Temporary differences (Vacation pay, Organic)...................................         139          104
                                                                                         ---          ---
    Total.......................................................................         139          104
                                                                                         ---          ---
                                                                                         ---          ---

(9) SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND
   UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The Company's accounting policies comply with French GAAP. Elements of the Company's accounting policies which differ significantly from generally accepted accounting principles in the United States (U.S. GAAP) are described below:

    (A) ITEMS AFFECTING NET PROFIT AND SHAREHOLDERS' EQUITY

    (1) PENSION AND POST-RETIREMENT BENEFITS

    In accordance with French GAAP, the Company does not provide for retirement indemnities. Under U.S. GAAP, such benefit expense is to be determined using a specified actuarial method. Under U.S. GAAP, the Company would record an expense in the current year of 23 and record a reserve of 293.

    (2) RESERVES FOR RISKS AND CHARGES

    As permitted under French GAAP, the Company has provided for a reserve to cover future unidentified risks. Such a reserve would not be recorded under U.S. GAAP. Presentation under U.S. GAAP would have the effect of reducing reserves for risks and charges by 1,262 for the year ended February 28, 1999 and of reducing selling, general and administrative expense during the period by 23.

    (3) REPURCHASE OF MINORITY INTERESTS

    As permitted under French GAAP, the Company recorded goodwill of 836 in connection with the repurchase by the parent company of shares of one of its subsidiaries for the difference between the price paid to reacquire the shares of 1,178 and the value of the shares of 342 as determined by the associated proportion of shareholders' equity. Under U.S. GAAP, the repurchased shares would be considered as treasury stock and presented as a reduction of stockholders' equity in the balance sheet. The Company also recorded amortization of the goodwill during the fiscal year. Thus, under U.S. GAAP, amortization expense would be reduced by 33 and the price paid to require the shares of 1,178 would be presented as a treasury stock reduction in stockholders' equity.

                                   MAP, S.A.

                               FEBRUARY 28, 1999

       (IN FRENCH FRANCS (FRF) AND IN THOUSANDS, UNLESS OTHERWISE NOTED)

(9) SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND
   UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    (B) PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

    (1) OTHER REVENUES

    Other revenues as presented under French GAAP include the recovery of provisions made for risks and charges previously charged to expense. Under U.S. GAAP, such recoveries would be recorded as a reduction in expense during the period. Presentation under U.S. GAAP would result in a reduction of other revenues and selling, general and administrative expense, respectively, of 127.

    (C) RECONCILIATION OF NET INCOME AND SHAREHOLDERS' EQUITY TO U.S. GAAP

    (1) NET INCOME

                                                                                  YEAR ENDED
                                                                               FEBRUARY 28, 1999
                                                                              -------------------
Net income as reported in the Consolidated Income Statement.................           5,389
(a) Pension and post-retirement benefits....................................             (23)
(b) Reversal of general reserve.............................................              23
(c) Reversal of amortization of goodwill recorded on stock repurchase.......              33
                                                                                       -----
    Net income according to U.S. GAAP.......................................           5,422
                                                                                       -----
                                                                                       -----

    (2) SHAREHOLDERS' EQUITY

                                                                                    AS OF
                                                                              FEBRUARY 28, 1999
                                                                              -----------------
Shareholders' equity as reported in the Consolidated Balance Sheet..........         15,930
(a) Pension and postretirement benefits.....................................           (293)
(b) Reversal of general reserve.............................................          1,262
(c) Reversal of amortization of goodwill recorded on stock repurchase.......             33
(c) Reclassification of goodwill as treasury stock..........................           (836)
                                                                                     ------
Shareholders' equity according to U.S. GAAP.................................         16,096
                                                                                     ------
                                                                                     ------

(10) CONSOLIDATED FINANCIAL INFORMATION ACCORDING TO U.S. GAAP

    The Company maintains its accounts in accordance with accounting principles and practices employed by enterprises in France, whereas the following financial statements reflect certain adjustments not recorded in the Company's books, to present these statements in accordance with generally accepted accounting principles in the United States. These financial statements have been translated to U.S. dollars.

                                   MAP, S.A.

                               FEBRUARY 28, 1999

       (IN FRENCH FRANCS (FRF) AND IN THOUSANDS, UNLESS OTHERWISE NOTED)

(10) CONSOLIDATED FINANCIAL INFORMATION ACCORDING TO U.S. GAAP (CONTINUED) FOREIGN CURRENCY TRANSLATION

    The financial information expressed in U.S. dollars is presented solely for the convenience of the reader. Assets and liabilities have been translated from French Francs for each U.S. dollar using the closing exchange rate as of the balance sheet date. Revenues and expenses have been translated at the average exchange rate for each U.S. dollars. The rates are as follows:

                      12 MONTHS ENDED FEBRUARY 28, 1999
-----------------------------------------------------------------------------
Average...........................................................      5.844
Closing...........................................................      5.954

                                   MAP, S.A.

                               FEBRUARY 28, 1999

       (IN FRENCH FRANCS (FRF) AND IN THOUSANDS, UNLESS OTHERWISE NOTED)

(10) CONSOLIDATED FINANCIAL INFORMATION ACCORDING TO U.S. GAAP (CONTINUED)
    (A) CONSOLIDATED BALANCE SHEET ACCORDING TO U.S. GAAP (IN U.S. DOLLARS AND IN THOUSANDS):

                                                                                                       AS OF
                                                                                                    FEBRUARY 28,
                                                                                                        1999
                                                                                                  ----------------
                                                      ASSETS
Cash and cash equivalents.......................................................................     $      548
Accounts receivable, net........................................................................            864
Notes receivable from related parties...........................................................            402
Other receivables...............................................................................            119
Deferred income taxes...........................................................................             23
Prepaid expenses................................................................................             52
                                                                                                        -------
    Total current assets........................................................................          2,008
                                                                                                        -------
Property, plant and equipment...................................................................          2,573
Less--Accumulated depreciation..................................................................         (1,422)
                                                                                                        -------
    Net property plant and equipment............................................................          1,151
                                                                                                        -------
Intangible assets, net..........................................................................             24
Goodwill, net...................................................................................          4,761
                                                                                                        -------
    Total other noncurrent assets...............................................................          4,785
                                                                                                        -------
    Total assets................................................................................     $    7,944
                                                                                                        -------
                                                                                                        -------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long term debt...............................................................     $    2,050
Notes payable to related parties................................................................             41
Payable to SCI du Cornillon.....................................................................              8
Accounts payable................................................................................          1,606
Accrued expenses................................................................................            335
Income tax payable..............................................................................            244
Other current liabilities.......................................................................             76
                                                                                                        -------
    Total current liabilities...................................................................          4,360
Long-term debt, net of current portion..........................................................            772
Reserves for risks and charges..................................................................             59
Other long-term liabilities.....................................................................             49
                                                                                                        -------
    Total liabilities...........................................................................          5,240
                                                                                                        -------
Common stock....................................................................................             42
Retained Earnings...............................................................................          2,877
Treasury stock..................................................................................           (198)
Currency translation adjustment.................................................................            (17)
                                                                                                        -------
    Total stockholders' equity..................................................................          2,704
                                                                                                        -------
    Total liabilities and stockholders' equity..................................................     $    7,944
                                                                                                        -------
                                                                                                        -------

                                   MAP, S.A.

                               FEBRUARY 28, 1999

       (IN FRENCH FRANCS (FRF) AND IN THOUSANDS, UNLESS OTHERWISE NOTED)

(10) CONSOLIDATED FINANCIAL INFORMATION ACCORDING TO U.S. GAAP (CONTINUED)
    (B) CONSOLIDATED STATEMENT OF OPERATIONS ACCORDING TO U.S. GAAP (IN U.S. DOLLARS AND IN THOUSANDS):

                                                                                 YEAR ENDED
                                                                              FEBRUARY 28, 1999
                                                                              -----------------
Storage.....................................................................      $   4,301
Service and storage material sales..........................................             18
                                                                                     ------
    Total revenues..........................................................          4,319
                                                                                     ------

Cost of sales...............................................................          1,165
Selling, general and administrative expense.................................          1,053
Depreciation and amortization expense.......................................            465
                                                                                     ------
    Total operating expenses................................................          2,683
                                                                                     ------
    Operating income........................................................          1,636
Interest expense............................................................             80
Other income, net...........................................................              4
                                                                                     ------
    Income before provision for income taxes................................          1,560
Provision for income taxes..................................................            632
                                                                                     ------
    Net income..............................................................      $     928
                                                                                     ------
                                                                                     ------

                           IRON MOUNTAIN INCORPORATED
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


         The following Unaudited Pro Forma Condensed Consolidated Balance Sheet (the "Pro Forma Balance Sheet") has been prepared based on the historical condensed consolidated balance sheets of Iron Mountain, First American Records Management, Inc., and Data Base, Inc. and Affiliate ("Data Base") as of March 31, 1999 and Memogarde as of May 31, 1999. The Pro Forma Balance Sheet gives effect to: (a) our First American Records Management and Data Base acquisitions; (b) the acquisition of Memogarde (the "Memogarde Acquisition") by Britannia Data Management Limited (our 50.1% subsidiary);
(c) the issuance of our 8 1/4% Senior Subordinated Notes Due 2011, completed in April 1999 (the "1999 Debt Offering"); and (d) the sale of 5.8 million shares of our Common Stock, par value $.01 per share (the "Common Stock"), completed in May 1999 (the "1999 Equity Offering") as if each had occurred as of March 31, 1999.

         The following Unaudited Pro Forma Condensed Consolidated Statements of Operations (the "Pro Forma Statements of Operations" and together with the Pro Forma Balance Sheet, the "Pro Forma Financial Statements") for the three months ended March 31, 1999 and for the year ended December 31, 1998 give effect to: (a) our 1998 and 1999 acquisitions we completed through April 30, 1999; (b) the Memogarde Acquisition; (c) the sale of 6.0 million shares of our Common Stock completed in April 1998 (the "1998 Equity Offering"); (d) our 1999 Debt Offering; and (e) our 1999 Equity Offering as if each had occurred as of January 1, 1998. However, the Pro Forma Statements of Operations do not include results of operations prior to the date of acquisition, or pro forma adjustments for (a) five acquisitions completed after April 30, 1999, and (b) an acquisition completed by Data Base on December 31, 1998. The impact of these acquisitions is immaterial to the Unaudited Pro Forma Condensed Consolidated Financial Statements. Pro Forma adjustments are described in the accompanying notes. See "Overview" in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

         In June 1999, we decided to sell Arcus Staffing. We acquired Arcus Staffing in January 1998 as part of our acquisition of Arcus Group. We intend to complete this transaction in the second half of 1999, though there can be no assurance in this regard. We will account for the sale of Arcus Staffing as a discontinued operation. Accordingly, the results of operations of Arcus Staffing have been excluded from continuing operations in the accompanying Pro Forma Statements of Operations. We expect to report a loss on the sale of the Arcus Staffing business in our 1999 second quarter results. The amount of that loss is not determinable at this time.

         The Pro Forma Statements of Operations do not necessarily indicate the actual results of operations that we would have reported if the events described above had occurred as of January 1, 1998, nor do they necessarily indicate the results of our future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of our 1998 acquisitions, our 1999 acquisitions we completed through April 30, 1999 and the Memogarde Acquisition (the "1999 Pro Forma Acquisitions"). In the opinion of management, all adjustments necessary to fairly present these pro forma financial statements have been made.

         We have accounted for all of our acquisitions using the purchase method of accounting.

                           IRON MOUNTAIN INCORPORATED
               UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999

                                 (IN THOUSANDS)


                                                          First
                                            Historical   American                                                      Pro Forma
                                               Iron       Records         Data                        Pro Forma          Iron
                                             Mountain    Management       Base       Memogarde(1)     Adjustments      Mountain(2)
                                            ----------   ----------       ----       ---------        -----------      -----------
ASSETS

Current Assets                             $  110,054    $    1,706     $    4,981    $    1,954       $ 44,994 (A)    $  163,689
Property, Plant and Equipment, net            311,821         3,458         22,217         1,075          2,981 (A)       341,552
Goodwill, net                                 600,715           730          4,304         4,479        131,093 (A)       741,321
Other Long-term Assets                         30,154           779            561            65          3,885 (A)        35,444
                                           ----------    ----------     ----------    ----------    ---------------    ----------

    Total Assets                           $1,052,744    $    6,673     $   32,063    $    7,573        182,953        $1,282,006
                                           ----------    ----------     ----------    ----------    ---------------    ----------
                                           ----------    ----------     ----------    ----------    ---------------    ----------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities                        $  103,968    $    6,205     $   12,592    $    4,039     $ (14,951) (B)    $  111,853
Long-term Debt, net of Current Portion        537,096         6,400         19,057           733         34,361 (B)       597,647
Other Long-term Liabilities                     8,955            18             --           103             --             9,076
Deferred Rent                                   9,956           468             --            --          (468) (B)         9,956
Deferred Income Taxes                          14,442             1             --            --            788 (B)        15,231
Minority Interest                              39,470            --             --            --             --            39,470
Stockholders' Equity (Deficit)                338,857        (6,419)           414         2,698        163,223 (B)       498,773
                                           ----------    ----------     ----------    ----------    ---------------    ----------

    Total Liabilities and Stockholders'
       Equity                              $1,052,744    $    6,673     $   32,063    $    7,573    $   182,953        $1,282,006
                                           ----------    ----------     ----------    ----------    ---------------    ----------
                                           ----------    ----------     ----------    ----------    ---------------    ----------

     (1) Represents the historical condensed combined balance sheet of Memogarde as of May 31, 1999, after conversion to U.S. generally accepted accounting principles. See "Overview--Foreign Acquisitions" in the accompanying Notes.
     (2) Does not include pro forma adjustments for the planned sale of Arcus Staffing.














The accompanying Notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1999

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        1999 Pro Forma Acquisitions (2)
                                             -----------------------------------------------------
                                                              First
                                Historical    Britannia      American                                                  Pro Forma
                                   Iron         Data         Records                                     Pro Forma       Iron
                                Mountain(1)  Management(3)  Management  Data Base  Memogarde(4)  Other  Adjustments    Mountain(5)
                                -----------  -------------  ----------  ---------  ------------  -----  -----------    ----------
Revenues:
  Storage                         $  67,722     $ 3,178     $  1,687     $  6,781     $1,125    $ 308   $         --    $  80,801
  Service and Storage Material
     Sales                           41,649       2,032        1,165          415         --       40             --       45,301
                                  ---------     -------     --------     --------     ------    -----   ------------    ---------
       Total Revenues               109,371       5,210        2,852        7,196      1,125      348             --      126,102
Operating Expenses:
  Cost of Sales (Excluding
     Depreciation)                   54,435       2,624        1,816        3,254        282      226            (38)(C)   62,599
  Selling, General and
     Administrative                  27,875       1,313        3,258        8,695        319      375         (9,456)(D)   32,379
  Depreciation and Amortization      13,595         608          153          873        107       11            977 (E)   16,324
                                  ---------     -------     --------     --------     ------    -----   ------------    ---------
       Total Operating Expenses      95,905       4,545        5,227       12,822        708      612         (8,517)     111,302
                                  ---------     -------     --------     --------     ------    -----   ------------    ---------
Operating Income (Loss)              13,466         665       (2,375)      (5,626)       417     (264)         8,517       14,800
Interest Expense, net                11,944         200          161          491         43        4            541 (F)   13,384
                                  ---------     -------     --------     --------     ------    -----   ------------    ---------
Income (Loss) Before Provision
   (Benefit) for Income Taxes
   and Minority Interest              1,522         465       (2,536)      (6,117)       374     (268)         7,976        1,416
Provision (Benefit) for Income
   Taxes                              1,623         215           --           --        240       --           (209)(G)    1,869
Minority Interest                       147          --           --           --         --       --            143 (H)      290
                                  ---------     -------     --------     --------     ------    -----   ------------    ---------
Income (Loss) from Continuing
  Operations                      $    (248)    $   250     $ (2,536)    $ (6,117)    $  134    $(268)  $      8,042    $    (743)
                                  ---------     -------     --------     --------     ------    -----   ------------    ---------
                                  ---------     -------     --------     --------     ------    -----   ------------    ---------
Loss from Continuing Operations
   per Common Share - Basic and
   Diluted                        $   (0.01)                                                                            $   (0.02)
                                  ---------                                                                             ---------
                                  ---------                                                                             ---------

Weighted Average Common Shares
   Outstanding                       29,500                                                                    5,750 (I)   35,250
                                  ---------                                                             ------------    ---------
                                  ---------                                                             ------------    ---------
EBITDA from Continuing
   Operations                     $  27,061     $ 1,273     $ (2,222)    $ (4,753)    $  524    $(253)  $      9,494    $  31,124

-----------------
     (1) Represents historical results of operations for Iron Mountain for the three months ended March 31, 1999, after reclassifications to report the results of operations of Arcus Staffing as a discontinued operation.

     (2) Represents historical results of operations for each 1999 Pro Forma Acquisition for the period in 1999 prior to the time it was acquired. See "Overview--Recent Acquisitions" in the accompanying Notes.

     (3) Represents the historical condensed combined statement of operations for Britannia Data Management for the two months ended December 31, 1998, after conversion to U.S. generally accepted accounting principles. See "Overview--Foreign Acquisitions" in the accompanying Notes.

     (4) Represents the historical condensed consolidated statement of operations for Memogarde for the three months ended May 31, 1999, after conversion to U.S. generally accepted accounting principles. See "Overview--Foreign Acquisitions" in the accompanying Notes.

     (5) Does not give pro forma effect to certain identified cost savings of $1.2 million that we believed would have been realized had the 1999 Pro Forma Acquisitions been fully integrated as of January 1, 1998. These cost savings relate to: (a) termination of specific employees and related net reductions in labor expenses, (b) closure of identified redundant facilities and related net reductions in occupancy costs and (c) elimination of related party expenses, management fees and compensation expenses in excess of amounts that we would have incurred.




The accompanying Notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       1998 Acquisitions and 1999 Pro Forma Acquisitions (2)
                                              ---------------------------------------------------------------------
                                                                            First
                                 Historical    National     Britannia      American
                                    Iron      Underground     Data         Records
                                 Mountain(1)    Storage    Management(3)  Management  Data Base  Memogarde(4) Other(5)
                                 -----------  -----------  -------------  ----------  ---------  ------------ --------
Revenues:
  Storage                          $ 230,702     $ 4,657     $16,258    $  6,139     $24,907    $4,301      $ 12,880
  Service and Storage Material
    Sales                            153,259         885      14,062       3,761       1,682        18         1,881
                                   ---------     -------     -------    --------     -------    ------      --------
     Total Revenues                  383,961       5,542      30,320       9,900      26,589     4,319        14,761
Operating Expenses:
  Cost of Sales (Excluding
    Depreciation)                    192,113       2,116      16,511       7,338      11,337     1,165        6,183

  Selling, General and
    Administrative                    95,867       1,121       5,580       2,212       6,555     1,049        6,910
  Depreciation and Amortization       48,301         713       3,863         572       3,706       465          886
                                   ---------     -------     -------    --------     -------    ------     --------
      Total Operating Expenses       336,281       3,950      25,954      10,122      21,598     2,679       13,979
                                   ---------     -------     -------    --------     -------    ------     --------
Operating Income (Loss)               47,680       1,592       4,366        (222)      4,991     1,640          782
Interest Expense, net                 45,673         282       1,533         541       1,776        80          406
Other Income, net (7)                  1,384          --          --          --          --        --           --
                                   ---------     -------     -------    --------     -------    ------     --------
Income (Loss) Before Provision
  (Benefit) for Income Taxes
  and Minority Interest                3,391       1,310       2,833        (763)      3,215     1,560          376
Provision (Benefit) for Income
  Taxes                                6,558         544       1,504         238          --       632         (148)
Minority Interest                         --          --          --          --          --        --           --
                                   ---------     -------     -------    --------     -------    ------     --------
Income (Loss) from Continuing
  Operations                       $  (3,167)    $   766     $ 1,329    $ (1,001)    $ 3,215    $  928     $    524
                                   ---------     -------     -------    --------     -------    ------     --------
                                   ---------     -------     -------    --------     -------    ------     --------
Net Loss from Continuing
  Operations per Common Share -
  Basic and Diluted                  $ (0.12)
                                   ---------
                                   ---------
Weighted Average Common Shares
  Outstanding                         27,470
                                   ---------
                                   ---------

EBITDA from Continuing
  Operations                       $  95,981     $ 2,305     $ 8,229    $    350     $ 8,697    $2,105     $  1,668


                                               Pro Forma
                                 Pro Forma       Iron
                                Adjustments    Mountain(6)
                                -----------    -----------
Revenues:
  Storage                          $    --     $ 299,844
  Service and Storage Material
    Sales                               --       175,548
                                   -------     ---------
     Total Revenues                     --       475,392
Operating Expenses:
  Cost of Sales (Excluding
    Depreciation)                     (285) (C)  236,478


  Selling, General and
    Administrative                      --       119,294
  Depreciation and Amortization      4,741 (E)    63,247
                                   -------     ---------
      Total Operating Expenses       4,456       419,019
                                   -------     ---------
Operating Income (Loss)             (4,456)       56,373
Interest Expense, net                4,653 (F)    54,944
Other Income, net (7)                   --         1,384
                                   -------     ---------
Income (Loss) Before Provision
  (Benefit) for Income Taxes
  and Minority Interest             (9,109)        2,813
Provision (Benefit) for Income
  Taxes                             (1,569)(G)     7,759
Minority Interest                      928 (H)       928
                                   -------     ---------
Income (Loss) from Continuing
  Operations                       $(8,468)    $  (5,874)
                                   -------     ---------
                                   -------     ---------

Net Loss from Continuing
  Operations per Common Share -
  Basic and Diluted                            $   (0.17)
                                               ---------
                                               ---------
Weighted Average Common Shares
  Outstanding                      7,410 (I)      34,880
                                   -------     ---------
                                   -------     ---------

EBITDA from Continuing
   Operations                      $   285     $ 119,620

-----------------
     (1) Represents historical results of operations for Iron Mountain for the year ended December 31, 1998, after reclassifications to report the results of operations of Arcus Staffing as a discontinued operation.

     (2) Represents historical results of operations for: (a) each 1998 acquisition for the period in 1998 prior to the time it was acquired and (b) each 1999 Pro Forma Acquisition, unless otherwise noted, for the year ended December 31, 1998. See "Overview--Recent Acquisitions" in the accompanying Notes.

     (3) Represents the historical condensed combined statement of operations for Britannia Data Management for the year ended October 31, 1998, after conversion to U.S. generally accepted accounting principles. See "Overview--Foreign Acquisitions" in the accompanying Notes.

     (4) Represents the historical condensed consolidated statement of operations for Memogarde for the year ended February 28, 1999, after conversion to U.S. generally accepted accounting principles. See "Overview--Foreign Acquisitions" in the accompanying Notes.

     (5) After a reduction of service and storage material sales revenues of $2.6 million and EBITDA of $0.6 million related to the disposition of the assets of one of our subsidiaries which were exchanged, along with cash, for the assets of Leonard Archives Acquisition Corp. in October 1998. See "Overview--Recent Acquisitions" in the accompanying Notes.

     (6) Does not give pro forma effect to certain identified cost savings of $6.7 million that we believed would have been realized had the 1999 Pro Forma Acquisitions been fully integrated as of January 1, 1998. These cost savings relate to: (a) termination of specific employees and related net reductions in labor expenses, (b) closure of identified redundant facilities and related net reductions in occupancy costs and (c) elimination of related party expenses, management fees and compensation expenses in excess of amounts that we would have incurred.

     (7) Other income, net includes a $1.7 million gain resulting from the settlement of several insurance claims related to the March 1997 fires at our South Brunswick Township, New Jersey facilities.

The accompanying Notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

OVERVIEW

RECENT ACQUISITIONS

         In 1998, the Company acquired 15 records and information management services businesses, including Arcus Group and National Underground Storage, Inc. Total consideration for Arcus Group was $153.7 million, including $55.0 million in aggregate fair value of Common Stock and options to acquire Common Stock and the balance in cash and assumed debt. Total consideration for National Underground Storage was $30.1 million in cash and assumed debt. The aggregate purchase price of the businesses and related real estate acquired in 1998, excluding Arcus Group and National Underground Storage, was $74.8 million, including $12.1 million in fair value of Common Stock. In addition, the Company exchanged certain assets of Copyright, Inc., one of the Company's subsidiaries, with a fair value of $3.0 million, as partial consideration in the acquisition of the assets of Leonard Archives Acquisition Corp. The Pro Forma Statement of Operations for the year ended December 31, 1998 reflects a reduction of service and storage material sales revenues of $2.6 million and a reduction of EBITDA of $0.6 million related to the disposition of these assets.

         From January 1, 1999, through April 30, 1999, the Company acquired six records and information management services businesses, including a controlling
50.1 percent interest in Britannia Data Management. Total consideration for the
50.1 percent interest in Britannia Data Management was $49.3 million, consisting of cash and the capital stock of Arcus Data Security Limited. The Company also acquired Data Base and related real estate for $114.8 million, including $46 million in fair value of Common Stock (which was subsequently repurchased by the Company for $39.5 million) and the balance in assumed debt and cash. On June 2, 1999, Britannia Data Management acquired Memogarde. The aggregate purchase price of the businesses and related real estate acquired in 1999 through April 30, 1999 and Memogarde, excluding Data Base and Britannia Data Management, was $66 million.

         The 1998 and 1999 acquisitions are as follows:

        1998 ACQUISITIONS                                                                                  COMPLETION DATE
        -----------------                                                                                  ---------------
             Bekins Records Management (a division of Bekins Van & Storage, Inc.)                           January 1998
             Midwest Records Management (a division of I-GO Van & Storage Co.)                              January 1998
             Arcus Group, Inc.                                                                              January 1998
             Records Venture One, Inc. (d/b/a Information Management Consultants of Arizona)                January 1998
             Sloan Vaults, Inc. (d/b/a The Vault)                                                           February 1998
             InterMation, Inc.                                                                               April 1998
             RIMS business of Bekins Moving & Storage Co.                                                     June 1998
             National Underground Storage, Inc.                                                               July 1998
             Hart Information Services, Inc                                                                   July 1998
             Rockford Business Interiors, Inc.                                                                July 1998
             Albuquerque Archives, Inc.                                                                      August 1998
             Records and Filing Consultants, Inc.                                                            August 1998
             Commercial Archives, Inc.                                                                      October 1998
             Leonard Archives Acquisition Corp.                                                             October 1998
             Datavault Corporation                                                                          November 1998

                           IRON MOUNTAIN INCORPORATED
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS -- (Continued)


        1999 PRO FORMA ACQUISITIONS
        -----------------------------------------------------------------
             Britannia Data Management Limited (50.1% interest)                                             January 1999
             Secure Accessible Files Environment, Inc.                                                      February 1999
             Confidential Records Center, Inc.                                                               March 1999
             Information Storage Service Center, Inc.                                                        March 1999
             First American Records Management, Inc.                                                         April 1999
             Data Base, Inc.                                                                                 April 1999
             MAP, S.A. (Memogarde)                                                                           June 1999


FOREIGN ACQUISITIONS

         On January 4, 1999, the Company purchased a controlling 50.1 percent interest in Britannia Data Management for total consideration of $49.3 million, consisting of $46.8 million in cash and the balance in the capital stock of Arcus Data Security Limited, the Company's existing data security services business in London. The Company acquired shares of Britannia Data Management from Mentmore Abbey plc and from Abbey Storage Limited, a wholly owned subsidiary of Mentmore Abbey. In addition, the Company acquired newly issued shares from Britannia Data Management in exchange for cash and the capital stock of Arcus Data Security Limited. Upon completion of the transactions, Iron Mountain owned 50.1 percent of the outstanding capital stock of Britannia Data Management and Mentmore Abbey owned the remaining 49.9 percent.

         The acquisition of Britannia Data Management was accounted for as a purchase and, as such, its results of operations have been included in the Company's consolidated financial results since the date of acquisition. Britannia Data Management has an April 30 fiscal year end. For consolidation purposes, the Company has designated October 31 as its fiscal year end. Accordingly, the Pro Forma Statements of Operations for the three months ended March 31, 1999 and for the year ended December 31, 1998 include Britannia Data Management's combined condensed statements of operations for the two months ended December 31, 1998 and for the year ended October 31, 1998, respectively.

         On June 2, 1999, Britannia Data Management acquired Memogarde and related companies for aggregate consideration of $16.9 million, based on an exchange rate of 6.2699 French Francs per $1 on June 2, 1999. The Memogarde Acquisition was accounted for as a purchase and, as such, its operations will be included in the Company's consolidated financial results from the date of acquisition. Memogarde has a February 28 fiscal year end. Accordingly, the Pro Forma Balance Sheet as of March 31, 1999 includes the unaudited condensed combined balance sheet of Memogarde as of May 31, 1999. The Pro Forma Statements of Operations for the three months ended March 31, 1999 and for the year ended December 31, 1998 include Memogarde's unaudited statement of operations for the three months ended May 31, 1999 and the audited statement of operations for the year ended February 28, 1999, respectively.

         The financial statements of Britannia Data Management and Memogarde have been prepared in accordance with U.S. generally accepted accounting principles and have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." The functional currencies of Britannia Data Management and Memogarde are Pounds Sterling and French Francs, respectively. Accordingly, the assets and liabilities have been translated into U.S. dollars at the exchange rate in effect at the end of the period translated. Revenues and expenses have been translated into U.S. dollars at the average exchange rate during the period translated. Gains and losses

                           IRON MOUNTAIN INCORPORATED
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS -- (Continued)


that result from translating assets and liabilities into U.S. dollars are included in stockholders' equity as a cumulative translation adjustment. The amount of the cumulative translation adjustment as of March 31, 1999 included in stockholders' equity on the accompanying Pro Forma Balance Sheet is $0.6 million.

DATA BASE ACQUISITION

         On April 8, 1999, the Company acquired Data Base and related real estate for $114.8 million. As part of the total consideration, the Company issued 1,476,577 shares of Common Stock with a fair value of $46.0 million. On May 18, 1999, the Company repurchased all of the shares issued in connection with the Data Base acquisition from the former shareholders of Data Base for $39.5 million, with a portion of the net proceeds from the 1999 Equity Offering. The amortization of the goodwill created as a result of this transaction is deductible for federal income tax purposes. On December 31, 1998, Data Base completed the acquisition of File Protek, Inc., a data security services business in Portland, Oregon. The results of operations of File Protek are not included in the accompanying Pro Forma Statement of Operations. File Protek had total revenues of $1.0 million for its fiscal year ended September 30, 1998.

BALANCE SHEET

         The aggregate consideration paid for the 1998 acquisitions and 1999 Pro Forma Acquisitions was $489.0 million. The excess of the purchase price over the book value of the net assets acquired for each of the acquisitions was allocated to tangible and intangible assets, based on the Company's estimate of the fair value of the net assets acquired. The following allocation of the aggregate purchase price is preliminary and subject to adjustment, based on the final determination of the fair value of the net assets acquired (in millions):

              1998 ACQUISITIONS:
                    Current Assets                                                   $ 28.9
                    Property, Plant and Equipment                                      54.2
                    Goodwill                                                          202.7
                    Other Long-term Assets                                              1.7
                    Current Liabilities                                               (22.7)
                    Deferred Income Taxes                                              (2.4)
                    Other Long-term Liabilities                                        (3.8)
                                                                                     ------
                      Purchase Price of 1998 Acquisitions                                     $258.6

              1999 PRO FORMA ACQUISITIONS:
                    Current Assets                                                     25.7
                    Property, Plant and Equipment                                      64.8
                    Goodwill                                                          219.4
                    Other Long-term Assets                                              0.8
                    Current Liabilities                                               (24.2)
                    Long-term Debt                                                    (15.0)
                    Deferred Income Taxes                                              (1.7)
                    Other Long-term Liabilities                                        (0.1)

                           IRON MOUNTAIN INCORPORATED
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS -- (Continued)


                    Minority Interest                                                (39.3)
                     Purchase Price of 1999 Pro Forma Acquisitions                             230.4
                                                                                              ------
                      Total Purchase Price of the 1998 Acquisitions
                         and 1999 Pro Forma Acquisitions                                      $489.0
                                                                                              ------
                                                                                              ------

                           IRON MOUNTAIN INCORPORATED
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS -- (Continued)


         Our 1998 acquisitions and our 1999 Pro Forma Acquisitions are assumed to be financed with Common Stock, options to purchase Common Stock, the net proceeds from the sale in 1997 of 8 3/4% senior subordinated notes, the net proceeds from: (a) the 1998 Equity Offering, (b) the 1999 Debt Offering, and (c) the 1999 Equity Offering, certain assets of the Company, including the capital stock of Arcus Data Security Limited and borrowings under Britannia Data Management's line of credit (in millions):

    1998 ACQUISITIONS:
          Fair Value of Common Stock Issued                                          $ 51.4
          Fair Value of Options Granted                                                15.7
          Net Proceeds from the sale of 1997 8 3/4% Senior Subordinated Notes          24.5
          Net Proceeds from the 1998 Equity Offering                                  132.0
          Net Proceeds from the 1999 Debt Offering                                     32.0
          Assets of Copyright, Inc.                                                     3.0
                                                                                     ------
               Purchase Price of 1998 Acquisitions                                            $258.6

    1999 PRO FORMA ACQUISITIONS:
          Fair Value of Common Stock Issued                                          $ 46.0
          Net Proceeds from the 1999 Debt Offering                                    113.0
          Net Proceeds from the 1999 Equity Offering                                   52.0
          Borrowings under Britannia Data Management's Line of Credit                  13.6
          Assumption of Long-term Debt                                                  3.3
          Capital Stock of Arcus Data Security Limited                                  2.5
                                                                                     ------
               Purchase Price of 1999 Pro Forma Acquisitions                                   230.4
                                                                                              ------
                    Total Purchase Price of 1998 and 1999
                      Pro Forma Acquisitions                                                  $489.0
                                                                                              ------
                                                                                              ------

                           IRON MOUNTAIN INCORPORATED
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS -- (Continued)


BALANCE SHEET (CONTINUED)

         The accompanying Pro Forma Balance Sheet has been prepared as if the acquisitions of First American Records Management, Data Base and Memogarde had been completed as of March 31, 1999. The Pro Forma Balance Sheet has also been prepared as if the 1999 Debt Offering and the 1999 Equity Offering had been completed as of March 31, 1999 and reflects the following pro forma adjustments:

(A) Pro forma adjustments to Assets consist of the following (in millions):

                                                                                         PROPERTY,               OTHER
                                                                              CURRENT    PLANT AND             LONG-TERM
                                                                               ASSETS    EQUIPMENT  GOODWILL     ASSETS
                                                                              -------    ---------  --------   ---------
ACQUISITION ADJUSTMENTS:
Reverse assets of acquired companies not purchased                            $ (0.3)     $   --     $   --      $ (0.6)
Record estimated fair value in excess of net book value of assets
    acquired                                                                     0.2         3.0         --          --
Reverse goodwill of acquired companies not purchased                              --          --       (9.5)         --
Record goodwill related to acquired companies                                     --          --      140.6          --
                                                                              ------      ------     ------      ------
        Total Acquisition Adjustments                                           (0.1)        3.0      131.1        (0.6)
                                                                              ------      ------     ------      ------

FINANCING ADJUSTMENTS:
Record net proceeds from the 1999 Debt Offering                                145.0          --         --          --
Record net proceeds from the 1999 Equity Offering                              153.4          --         --          --
Record use of a portion of the net proceeds from the 1999 Equity Offering to repurchase, at $26.74 per share, 1,476,577 shares of our
    Common Stock issued in connection with the Data Base acquisition           (39.5)         --         --          --

Record use of the net proceeds from the 1999 Debt Offering and a portion of the net proceeds from the 1999 Equity Offering to repay borrowings under our revolving credit facility and to
    repay debt used to finance our 1999 Pro Forma Acquisitions                (213.8)         --         --          --

Record deferred financing fees associated with our 1999 Debt
    Offering                                                                      --          --         --         4.5
                                                                              ------      ------     ------      ------
       Total Financing Adjustments                                              45.1          --         --         4.5
                                                                              ------      ------     ------      ------
       Total Pro Forma Adjustments                                            $ 45.0      $  3.0     $131.1      $  3.9
                                                                              ------      ------     ------      ------
                                                                              ------      ------     ------      ------

                           IRON MOUNTAIN INCORPORATED
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS -- (Continued)


(B) Pro Forma adjustments to Liabilities and Stockholders' Equity consist of the following (in millions):

                                                                                               DEFERRED
                                                             CURRENT    LONG-TERM    DEFERRED   INCOME  STOCKHOLDERS'
                                                           LIABILITIES    DEBT        RENT      TAXES      EQUITY
                                                           -----------  ---------    --------  -------  -------------
ACQUISITION ADJUSTMENTS:
Reverse liabilities and equity of acquired companies not
    assumed                                                   $(15.7)    $(25.2)     $ (0.5)   $   --     $  3.3
Record additional debt to finance the 1999 Pro Forma
    Acquisitions                                                  --      123.9          --        --         --
Record purchase reserves and estimated fair value of
    liabilities of acquired companies                            0.7         --          --       0.8         --
Record common stock issued in connection with the Data
    Base acquisition                                              --         --          --        --       46.0
                                                              ------     ------      ------    ------     ------
       Total Acquisition Adjustments                           (15.0)      98.7        (0.5)      0.8       49.3
                                                              ------     ------      ------    ------     ------
FINANCING ADJUSTMENTS:

Record 1999 Debt Offering                                         --      149.5          --        --         --

Record net proceeds from the 1999 Equity Offering
                                                                  --         --          --        --      153.4
Record use of a portion of the net proceeds from
    the 1999 Equity Offering to repurchase, at
    $26.74 per share, 1,476,577 shares of our
    Common Stock issued in connection with the
    Data Base acquisition                                         --         --          --        --      (39.5)

Record use of the net proceeds from the 1999 Debt
    Offering and a portion of the net proceeds from the
    1999 Equity Offering to repay borrowings under our
    revolving credit facility                                     --     (213.8)         --        --         --
                                                              ------     ------      ------    ------     ------
       Total Financing Adjustments                                --      (64.3)         --        --      113.9
                                                              ------     ------      ------    ------     ------
       Total Pro Forma Adjustments                            $(15.0)    $ 34.4      $ (0.5)   $  0.8     $163.2
                                                              ------     ------      ------    ------     ------
                                                              ------     ------      ------    ------     ------

                           IRON MOUNTAIN INCORPORATED
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS -- (Continued)


STATEMENTS OF OPERATIONS

PRO FORMA ADJUSTMENTS

         The accompanying Pro Forma Statements of Operations for the three months ended March 31, 1999 and for the year ended December 31, 1998 has been prepared as if the 1998 acquisitions, the 1999 Pro Forma Acquisitions, the 1998 Equity Offering, the 1999 Debt Offering and the 1999 Equity Offering had occurred on January 1, 1998 and reflect the following pro forma adjustments:

         (C) To reduce cost of sales to eliminate rent expense for facilities we purchased as part of certain acquisitions that would not have been incurred had these acquisitions occurred as of January 1, 1998.

         (D) To reverse one-time bonus payments, other non-recurring compensation expenses and broker's fees directly attributable to the Data Base and First American Records Management acquisitions.

         (E) To reflect additional depreciation expense based on the fair value of the assets acquired and the remaining useful lives and the amortization of goodwill. Property, plant and equipment are depreciated over three to 50 years, goodwill is amortized over 25 to 30 years, software is amortized over three years and covenants not-to-compete are amortized over two to five years on a straight-line basis.

         (F) Pro forma adjustments to Interest Expense consist of the following (in millions):

                                                                          Three Months Ended  Twelve Months Ended
                                                                            March 31, 1999     December 31, 1998
                                                                            --------------     -----------------
 ACQUISITION ADJUSTMENTS:

 Reverse interest expense on debt of the acquired companies retired
    or not assumed                                                                 $(0.7)         $(3.1)

 Record interest expense on the additional debt used to finance our 1999
    Pro Forma Acquisitions assumed to be financed under our revolving
    credit facility                                                                  1.9           13.7

FINANCING ADJUSTMENTS:

Reverse interest expense on our revolving credit facility debt assumed to be retired with the net proceeds from the 1999 Debt
    Offering and a portion of the net proceeds from the 1999 Equity
    Offering                                                                        (3.4)         (16.6)

Record interest expense related to our 1999 Debt Offering,
     including amortization of deferred financing fees                               3.2           12.8

Record interest income on excess cash from the 1999 Equity Offering
     of $45.1 million at an assumed interest rate of 4.75% per annum                (0.5)          (2.1)
                                                                                   -----          -----
Total Acquisition and Financing Adjustments                                        $ 0.5          $ 4.7
                                                                                   -----          -----
                                                                                   -----          -----

                           IRON MOUNTAIN INCORPORATED
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS -- (Continued)


STATEMENTS OF OPERATIONS (continued)

         (G) To adjust the provision for income taxes to a 40% rate on domestic pro forma income before nondeductible goodwill amortization and other nondeductible expenses, and adjust to foreign statutory rates on foreign pro forma income before nondeductible goodwill.

         (H) To record the 49.9 percent minority interest in the net income of Britannia Data Management and Memogarde after giving pro forma effect to the net income of Arcus Data Security Limited for the year ended December 31, 1998.

         (I) To adjust the pro forma weighted average common shares outstanding as if the 1998 acquisitions, the 1999 Pro Forma Acquisitions, the 1998 Equity Offering, the 1999 Debt Offering and the 1999 Equity Offering had occurred on January 1, 1998. The number of shares of common stock issued and repurchased, and the adjustments are as follows (in thousands):

                                                   Total
                                                 Number of        Three Months
                                               Shares Issued          Ended            Year Ended
       Transactions                            or Repurchased      March 31, 1999    December 31, 1998
       ------------                            --------------      --------------    -----------------
       1999 Equity Offering                           5,750            5,750               5,750
       1998 Equity Offering                           6,038               --               1,538
       Data Base                                      1,477            1,477               1,477
       Repurchase of Data Base shares                (1,477)          (1,477)             (1,477)
       Other                                            489               --                 122
                                                     ------            -----               -----
           Net Shares Issued                         12,227            5,750               7,410
                                                     ------            -----               -----
                                                     ------            -----               -----

                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                         IRON MOUNTAIN INCORPORATED
                                         --------------------------
                                         (Registrant)





July 9, 1999                         By: /s/ Jean A. Bua
------------                            ------------------------------
  (date)                                 Jean A. Bua
                                         Vice President and Corporate Controller
                                         (Principal Accounting Officer)